As filed with the Securities and Exchange Commission on December 3, 2010

No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sagent Holding Co.*

(Exact name of registrant as specified in its charter)

Cayman Islands	2834	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o Sagent Pharmaceuticals, Inc.

1901 North Roselle Road, Suite 700

Schaumburg, Illinois 60195

(847) 908-1600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Logerfo

Chief Legal Officer, Corporate Vice President and Secretary

c/o Sagent Pharmaceuticals, Inc.

1901 North Roselle Road, Suite 700

Schaumburg, Illinois 60195

(847) 908-1600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Dennis M. Myers, P.C. Kirkland & Ellis LLP 300 North LaSalle Chicago, Illinois 60654 (312) 862-2000	Richard D. Truesdell, Jr. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, $0.01 par value per share	$100,000,000	$7,130

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)	Includes the offering price of shares of common stock that may be sold if the over-allotment option granted by us to the underwriters is exercised.
(3)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

*	Prior to the completion of the offering contemplated hereby, the registrant will reorganize as a Delaware corporation by deregistering in the Cayman Islands and registering by way of continuation in Delaware and, in connection therewith, will change its corporate name to Sagent Pharmaceuticals, Inc.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

PROSPECTUS (Subject to completion)

Issued December 3, 2010

            Shares

Common Stock

This is the initial public offering of common stock by Sagent Pharmaceuticals, Inc. We are selling              shares of common stock. Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between $             and $             per share.

We intend to apply for listing of our common stock on The NASDAQ Global Market under the symbol “SGNT.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 11.

Price $             Per Share

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Sagent, Before Expenses
Per Share	$	$	$
Total	$	$	$

We have granted the underwriters a 30-day option to purchase up to              additional shares of common stock on the same terms as set forth above. See the section of this prospectus entitled “Underwriting.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about                     , 2011.

Morgan Stanley	BofA Merrill Lynch	Jefferies & Company

Needham & Company, LLC	RBC Capital Markets

                    , 2011

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where such offers and sales are permitted. The information in this prospectus or a free-writing prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Until                     , 2011 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

TRADEMARKS AND TRADE NAMES

This prospectus includes our trademarks and service marks such as “Sagent Pharmaceuticals,” “Sagent,” “Injectables Excellence,” “Discover Injectables Excellence,” and “PreventIV Measures,” which are protected under applicable intellectual property laws and are the property of Sagent Holding Co. or its subsidiaries. This prospectus also contains trademarks, service marks, trade names and copyrights, of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider in making your investment decision. You should read this summary together with the entire prospectus, including the more detailed information regarding our company, the common stock being sold in this offering and our consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus. You should carefully consider, among other things, our consolidated financial statements and the related notes thereto included elsewhere in this prospectus and the matters discussed in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus before deciding to invest in our common stock. Some of the statements in this summary constitute forward-looking statements, with respect to which you should review the section of this prospectus entitled “Forward-Looking Statements.”

Except where the context otherwise requires or where otherwise indicated, the terms “Sagent,” “we,” “us,” “our,” “our company” and “our business” refer to Sagent Holding Co. (both the Cayman Islands company and, following its reincorporation in Delaware, the Delaware corporation that will be known following such reincorporation as Sagent Pharmaceuticals, Inc.), together with its consolidated subsidiaries as a combined entity.

SAGENT PHARMACEUTICALS, INC.

Company Overview

We are an injectable pharmaceutical company that develops and sources products that we sell primarily in the United States (the “U.S.”) through our highly experienced sales and marketing team. With a primary focus on generic injectable pharmaceuticals, we currently offer our customers a broad range of products across anti-infective, oncolytic and critical care indications in a variety of presentations, including single- and multi-dose vials, pre-filled, ready-to-use syringes, medical devices and premix bags, and we generally seek to develop injectable products where the form or packaging of the product can be enhanced to improve delivery, product safety or end-user convenience. Our management team includes industry veterans who have previously served critical functions at other injectable pharmaceutical companies and have long-standing relationships with customers, regulatory agencies and suppliers. We have rapidly established a large and diverse product portfolio and product pipeline as a result of our innovative business model, which combines an extensive network of international development and sourcing collaborations with our proven and experienced U.S.-based regulatory, quality assurance, business development, project management, and sales and marketing teams.

As of October 31, 2010, we marketed 21 products, substantially all of which were generic injectable products, and had a pipeline that included 45 new products represented by 77 Abbreviated New Drug Applications (“ANDAs”), which either are currently under review by the U.S. Food and Drug Administration (“FDA”) or were recently approved and their associated products are pending commercial launch. The ANDAs currently under review by the FDA have been on file for an average of approximately 19 months. The average approval time for our ANDAs approved by the FDA during the ten months ended October 31, 2010 was approximately 22 months. We expect to launch substantially all of these new products by the end of 2012. We anticipate that our portfolio of marketed products will continue to grow as a result of launches of products under ANDAs that have already been approved, approval of our ANDAs currently under review by the FDA, approval of future ANDAs for products we have in earlier stages of development and our active process of identifying and sourcing new product opportunities.

Our first ANDA approval was in December 2007. Since that time, the number of our product approvals has increased every year, with eight products approved during the first ten months of 2010, including our heparin products, which were approved in June 2010. Our new product launches and the marketing success of our existing products have led to significant growth in our revenues. For the quarter ended September 30, 2010, we reported net revenue of approximately $21.3 million, representing an increase of 101% and 193% as compared to the quarters ending June 30, 2010 and September 30, 2009, respectively. We expect our revenue to continue to grow due to both continued commercial success with our existing products and the launch of new products.

Based on market data provided by IMS Health Incorporated (“IMS”), we estimate that the U.S. generic injectable industry reported approximately $3.7 billion in sales in 2009 and grew at a compound annual growth rate (“CAGR”) of 6.6% over the last five years. Sales in our current target market of generic drugs in the U.S. are expected to increase by a CAGR of nearly 10% over the next three years as the U.S. government continues to focus on reducing medical costs due to pressures from large spending deficits, an aging population and the introduction of new products into the U.S. market. We believe our innovative business model will enable us to become a leader in the large and attractive U.S. generic injectable industry.

Our innovative business model includes the following principal elements:

•

an international network of collaborations with active pharmaceutical ingredient (“API”) suppliers and finished product developers and manufacturers across Asia, Europe, the Middle East and the Americas which, as of October 31, 2010, included 50 business partners worldwide, of which 14 were in Europe, 12 in China, ten in the Americas, ten in India and four in the Middle East, and project management teams comprised of our employees located in the U.S., China and India that support our collaborations and monitor our development projects and supply arrangements;

•

a management team including industry veterans who have served in similar functions at other injectable pharmaceutical companies and have developed significant expertise across all facets of pharmaceutical management and have access to key decision-makers at API suppliers and finished product developers and manufacturers, who, together with internal business development professionals, utilize these relationships to establish new collaborations, as well as identify and secure new product opportunities, difficult to source API and product development and manufacturing capabilities, with existing and new business partners;

•

in-house quality assurance and facility compliance teams that manage both our internal quality activities as well as those of our business partners, including qualifying our vendors’ facilities, implementing our quality control systems, working to verify vendor compliance through on-going surveillance, providing FDA current good manufacturing practices (“cGMP”) training and periodic performance evaluations and, in many cases, providing support for regulatory inspections at our vendors’ facilities;

•

a U.S.-based sales and marketing team, including sales representatives who have an average of approximately 25 years of experience in their respective territories and have developed long-standing relationships with group purchasing organizations (“GPOs”), wholesalers, distributors, pharmacy directors and other end-user customers; and

•

a regulatory affairs group that manages our U.S. regulatory interactions as well as those of many of our business partners, including providing product development support, reviewing, compiling and submitting ANDAs to the FDA, coordinating on-going communications with the FDA and overseeing labeling development and maintenance.

There are significant barriers to entry facing generic and specialty injectable companies in the U.S. market. These barriers include: (i) complex manufacturing processes that must comply with high cGMP and FDA regulatory standards, particularly with respect to oncology products; (ii) difficulty in developing and sourcing often complex APIs required for product development; (iii) FDA requirements that certain products be produced in dedicated single-product facilities or manufacturing lines; (iv) long regulatory approval times; (v) complex U.S. wholesale and GPO market channels through which end-user customers are reached; and (vi) various strategies undertaken by branded pharmaceutical companies to extend the exclusivity period of their products. We believe these barriers create attractive industry characteristics for successful participants, including fewer competitors, high loyalty from GPO and end-user customers, favorable pricing environments, stable demand and long product life cycles.

We believe our business model addresses the inherent barriers to entry facing the generic injectable industry, thereby enabling us to use our strengths and extensive experience to build a leading injectable pharmaceutical company. Advantages of our business model include our ability to:

•	rapidly establish a sizable product portfolio and pipeline across multiple product presentations;

•	reduce product development risk by leveraging our various business partners’ product development teams;

•	achieve competitive costs by identifying efficient and high-quality manufacturing sources around the world;

•	reduce the fixed overhead costs and capital requirements associated with building and maintaining owned manufacturing facilities;

•	diversify our manufacturing risk across multiple facilities and geographies; and

•	secure relationships with companies that may otherwise have developed into potential competitors.

Our Competitive Strengths

Broad and diverse product portfolio and pipeline.    As of October 31, 2010, we marketed 21 products across various indications, including our heparin products that we launched in early July 2010. In contrast to many of our competitors, we offer our customers a broad range of injectable drugs in a variety of presentations, including single- and multi-dose vials, pre-filled ready-to-use syringes, medical devices and premix bags, and we generally seek to develop injectable products where the form or packaging of the product can be enhanced to improve delivery, product safety or end-user convenience. We have a sizable product pipeline that, as of October 31, 2010, included 45 new products represented by 77 ANDAs, which either are currently under review by the FDA or were recently approved and their associated products are pending commercial launch.

Experienced management team and personnel with extensive injectable pharmaceutical capabilities.    Our management team has long-standing relationships with our key customers and sourcing, development and manufacturing partners as well as a track record of success in product development, project management, quality assurance and sales and marketing. Our Chief Executive Officer and other members of our executive team have previously held senior management positions at private and public injectables companies or other industry participants, including American Pharmaceutical Partners (“APP”), Gensia Secor Pharmaceuticals, Inc. (“Gensia”), Faulding Pharmaceuticals plc (“Faulding”) and Premier, Inc. (“Premier”).

Extensive sourcing, development and manufacturing collaborations.    We have developed an extensive international network of collaborations involving API sourcing, product development, finished product manufacturing and product licensing. As of October 31, 2010, our network provided us access to over 60 worldwide manufacturing and development facilities, including several dedicated facilities used to manufacture specific complex APIs and finished products. In addition, we have a 50/50 joint venture that has constructed and will operate a sterile manufacturing facility in Chengdu, China that is designed to be FDA and cGMP compliant and will provide us a future sourcing alternative for certain of our finished products. We believe our relationships with these API sourcing, product development and finished product manufacturing facilities, and the breadth, depth and speed of our ability to develop and source products through these facilities and obtain regulatory approvals necessary for commercialization, allow us to offer our customers a broad and diverse product portfolio at competitive prices.

Innovative product labeling and packaging.    We have developed and designed enhanced product labels and packaging that feature easy-to-read product names, dosage strengths and bar codes in an effort to reduce medication errors and improve patient safety. This comprehensive, user-driven and patient-centered approach to product labeling, known as PreventIV Measures, is designed to improve patient safety by helping to prevent errors in the administration and delivery of medication, which we believe favorably differentiates our products from those of our competitors.

Strong customer relationships.    Through our highly experienced dedicated team of sales and marketing employees, we have established strong relationships with all of the major GPOs in the U.S. and many of our significant end-user customers. We have multi-year agreements covering certain of our products with each of these GPOs, which we believe collectively represented the majority of the acute care hospitals in the U.S. We believe we are an important supplier to GPOs due to our reliability, ability to offer a broad and diverse product portfolio and price-competitive products with enhanced delivery and packaging features.

Our Strategy

Continue to expand our product portfolio.    We intend to continue to expand our product portfolio through launches of products under ANDAs that have already been approved, approval of our ANDAs currently under review by the FDA, approval of future ANDAs for products we have in earlier stages of development, and our active process of identifying and sourcing new product opportunities. In the near term, we plan to focus on launching the 45 products that are represented by ANDAs that have been recently approved or are pending approval by the FDA. Over the longer term, we intend to continue to expand our product portfolio by utilizing our extensive worldwide relationships and market expertise to work with our API, product development and finished product manufacturing partners to identify and source or license new product opportunities.

Capitalize on our strong customer relationships.    We will continue to focus on maintaining and improving our strong relationships with GPOs and end-user customers through the introduction of new products from our current pipeline and the identification and development of new products in response to the needs of our customers. We intend to continue to increase market penetration of existing marketed products, license additional products from foreign manufacturers that seek to utilize our U.S. sales and marketing expertise, and identify opportunities to develop and launch new products, including those with enhanced features or other competitive advantages, through our strong relationships with GPOs, wholesalers, distributors, pharmacy directors and other end-user customers.

Optimize our gross and operating margins.    We intend to continue our ongoing initiatives to optimize our margins. We expect to achieve higher gross margins on many of our new products associated with ANDAs currently under review by the FDA due to favorable competitive dynamics and improved sourcing terms. In addition, with respect to our existing products, we intend to continue to improve the commercial terms of our supply arrangements and to gain access to additional, more favorable API, product development and manufacturing capabilities. We also plan to improve our operating margins by leveraging our existing sales and marketing capabilities and administrative functions across an expanded revenue base as a result of growth in our product portfolio from recently approved ANDAs, new products already in our pipeline and other new product opportunities, including in-licensed products and marketing arrangements with third parties.

Leverage our core strengths to target higher-margin opportunities.    We believe our internal product development and commercial strengths combined with the capabilities of our worldwide network of collaborators will allow us to identify, develop, manufacture and supply higher-margin products. We plan to achieve higher gross margins on many of the products in our pipeline due to product differentiation or increasingly favorable competitive dynamics in that particular product segment. We intend to continue to develop injectable products where the form or packaging of the product can be enhanced to improve delivery, patient safety or end-user convenience and where generic competition is likely to be limited by product manufacturing complexity or lack of API supply. In addition, we may challenge proprietary product patents to seek first-to-market rights. Finally, we may leverage our strong commercial organization and GPO relationships to promote and sell branded products or devices that are developed by other parties.

Summary Risk Factors

We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects. You should carefully consider these risks, including those highlighted in the section entitled “Risk Factors,” before investing in our common stock. Risks relating to our business include, among others, the following:

•

we rely on our business partners for the manufacture of our products, and if our business partners fail to supply us with high-quality API or finished products in the quantities we require on a timely basis, sales of our products could be delayed or prevented, and our revenues could decline and we may not achieve profitability;

•

if we or any of our business partners are unable to comply with the regulatory standards applicable to pharmaceutical drug manufacturers, we may be unable to meet the demand for our products, may lose potential revenues and may not achieve profitability;

•

a relatively small group of products supplied by a limited number of our vendors represents a significant portion of our net revenues and, if the volume or pricing of any of these products declines, or we are unable to satisfy market demand for these products, it could have a material adverse effect on our business, financial position and results of operations;

•

if we are unable to continue to develop and commercialize new products in a timely and cost-effective manner, we may not achieve our expected revenue growth or profitability or such revenue growth and profitability, if any, could be delayed; and

•	if we are unable to maintain our GPO relationships, our revenues could decline and future profitability could be jeopardized.

Reincorporation as a Delaware Corporation

Prior to the completion of this offering, we will reincorporate in Delaware by de-registering as a Cayman Islands company, and registering by continuation as a Delaware corporation, which will be effected through the filing of a certificate of incorporation and a certificate of conversion in Delaware.

Upon the effectiveness of the certificate of incorporation: (i) each issued and outstanding ordinary share, Series A convertible preferred stock, Series B convertible preferred stock and Series B-1 convertible preferred stock of the Cayman Islands company will be converted into one share of common stock of the Delaware corporation; and (ii) the Delaware corporation will effect a one-for      reverse stock split with respect to its outstanding common stock. In connection with the reincorporation, the name of the Delaware corporation will be changed to “Sagent Pharmaceuticals, Inc.” and its authorized capital stock will consist of 100,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of undesignated preferred stock, par value $0.01 per share. Following the reincorporation, each outstanding option to purchase ordinary shares and each share of restricted stock will relate to shares of common stock of the Delaware corporation and otherwise be adjusted appropriately to give effect to the reverse stock split.

Immediately prior to the completion of this offering, we will issue an aggregate of              shares of our common stock to an existing stockholder upon the exercise of all of our outstanding warrants, which would otherwise expire in accordance with their terms upon the completion of this offering.

In this prospectus, we refer to our Series A convertible preferred stock (“Series A preferred stock”), Series B convertible preferred stock (“Series B preferred stock”) and Series B-1 convertible preferred stock (“Series B-1 preferred stock”) collectively as the “preferred stock” and we refer to our reincorporation in Delaware as described above, including the conversion of all of our outstanding preferred stock into common stock and the one-for-     reverse stock split in connection therewith, as the “Reincorporation.”

Additional Information

The issuer of the common stock in this offering was originally incorporated as a Cayman Islands company in 2006 and will be reincorporated as a Delaware corporation prior to completion of this offering. Our corporate headquarters are located at 1901 North Roselle Road, Suite 700, Schaumburg, Illinois 60195. Our telephone number is (847) 908-1600. Our website address is www.sagentpharma.com. The information on our website is not deemed, and you should not consider such information, to be part of this prospectus.

THE OFFERING

Common stock offered	shares.

Common stock to be outstanding immediately after this offering	shares.

Option to purchase additional shares	shares.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $ million, or approximately $ million if the underwriters exercise their over-allotment option in full, assuming an initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We expect to use substantially all of the net proceeds from this offering for general corporate purposes. See “Use of Proceeds.”

Risk factors	Investing in shares of our common stock involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus for a discussion of factors you should carefully consider before investing in shares of our common stock.

NASDAQ Global Market symbol	“SGNT.”

Conflicts of Interest	More than 10% of the outstanding shares of our common stock is beneficially owned by affiliates of Morgan Stanley & Co. Incorporated. Because Morgan Stanley & Co. Incorporated is a participating underwriter in this offering, a “conflict of interest” is deemed to exist under the applicable provisions of Rule 5121 of the Conduct Rules of FINRA (“Rule 5121”). Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121. Rule 5121 currently requires that a “qualified independent underwriter,” as defined by the FINRA rules, participate in the preparation of the registration statement and the prospectus and exercise the usual standards of due diligence in respect thereto. Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to act as qualified independent underwriter for the offering and to participate in the preparation of this prospectus and exercise the usual standards of diligence with respect thereto. In addition, in accordance with Rule 5121, Morgan Stanley & Co. Incorporated will not make sales to discretionary accounts without the prior written consent of the customer.

Unless otherwise indicated, all information in this prospectus relating to the number of shares of common stock to be outstanding immediately after this offering:

•	gives effect to the completion of the Reincorporation prior to the completion of this offering as described in “—Reincorporation as a Delaware Corporation;”

•	assumes the effectiveness of our Delaware certificate of incorporation and by-laws, which we will adopt in connection with the Reincorporation;

•

gives effect to the issuance of an aggregate of              shares of our common stock upon the exercise of all of our outstanding warrants, which would otherwise expire in accordance with their terms upon the completion of this offering;

•

excludes (i)            shares of common stock that will be issuable upon the exercise of outstanding stock options at a weighted average exercise price of $            per share and            shares of restricted common stock following the Reincorporation; and (ii) an aggregate of             shares of our common stock reserved for future grants under our Amended and Restated 2007 Global Share Plan (the “2007 Global Share Plan”) and under the 2011 Incentive Compensation Plan that we intend to adopt in connection with this offering; and

•

assumes (i) no exercise by the underwriters of their option to purchase up to             additional shares from us; and (ii) an initial public offering price of $             per share, the midpoint of the initial public offering price range indicated on the cover of this prospectus.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables summarize our financial data as of the dates and for the periods indicated. We have derived the summary consolidated financial data for the fiscal years ended December 31, 2007, 2008 and 2009 from our audited consolidated financial statements for such fiscal years. We have derived the summary consolidated financial data as of September 30, 2010 and for the nine months ended September 30, 2009 and 2010 from our unaudited consolidated financial statements which include all adjustments, consisting of normal and recurring adjustments, that we consider necessary for a fair presentation of the financial position and results of operations for such periods. Operating results for the nine month periods are not necessarily indicative of results for a full fiscal year, or for any other period. Our audited consolidated financial statements as of December 31, 2008 and 2009 and for the fiscal years ended December 31, 2007, 2008 and 2009 and our unaudited consolidated financial statements as of September 30, 2010 and for the nine months ended September 30, 2009 and 2010 have been included in this prospectus.

The summary historical and consolidated data presented below should be read in conjunction with the sections entitled “Risk Factors,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto and other financial data included elsewhere in this prospectus.

	For the year ended December 31,			For the nine months ended September 30,
	2007	2008	2009	2009	2010
				(unaudited)
	(amounts in thousands, except per share data)
Statement of Operations Data:
Net revenue	$104	$12,006	$29,222	$19,973	$40,473
Cost of goods sold	65	11,933	28,785	19,206	37,544

Gross profit	39	73	437	767	2,929
Operating expenses:
Product development	2,540	14,944	12,404	9,911	8,600
Selling, general and administrative	10,603	15,024	16,677	12,087	13,002
Equity in net loss of unconsolidated joint ventures	698	1,087	1,491	1,107	979

Total operating expenses	13,841	31,055	30,572	23,105	22,581

Loss from operations	(13,802)	(30,982)	(30,135)	(22,338)	(19,652)
Interest income and other	627	527	66	58	22
Interest expense	(33)	—	(467)	(223)	(710)
Change in fair value of preferred stock warrants	—	—	—	—	(548)

Loss before income taxes	(13,208)	(30,455)	(30,536)	(22,503)	(20,888)
Provision for income taxes	—	—	—	—	—

Net loss	$(13,208)	$(30,455)	$(30,536)	$(22,503)	$(20,888)

Net loss per common share:
Basic and diluted	$(1.25)	$(2.52)	$(2.19)	$(1.63)	$(1.38)
Pro forma basic and diluted(1)
Weighted-average number of shares used to compute net loss per common share:
Basic and diluted	10,601	12,064	13,971	13,776	15,094
Pro forma basic and diluted(1)

	As of September 30, 2010
	Actual	Pro Forma(2)	Pro Forma As Adjusted(2)
	(unaudited)
	(amounts in thousands)
Balance Sheet Data:
Cash and cash equivalents(3)	$30,448	$	$
Working capital(4)	36,727
Total assets	98,211
Total debt	9,457
Total preferred stock and stockholders’ equity (deficit)	62,871

(1)	Gives pro forma effect to the Reincorporation, including the conversion of all outstanding shares of our preferred stock into common stock.
(2)

The pro forma balance sheet data gives effect to the Reincorporation, including the conversion of all outstanding shares of our preferred stock into common stock and the pro forma as adjusted balance sheet data also gives effect to (i) our issuance and sale of              shares of common stock in this offering at an assumed initial public offering price of $             per share, which is the midpoint of the price range listed on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us; and (ii) the issuance of an aggregate of              shares of our common stock upon conversion of our preferred stock issued as a result of the exercise of all of our outstanding warrants, which would otherwise expire in accordance with their terms upon the completion of this offering.

(3)	Includes restricted and unrestricted cash and cash equivalents.
(4)	Working capital is the amount by which current assets exceed current liabilities.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the financial and other information contained in this prospectus, before you decide to purchase shares of our common stock. If any of the following risks actually occurs, our business, financial condition, results of operations, cash flow and prospects could be materially and adversely affected. As a result, the trading price of our common stock could decline and you could lose all or part of your investment in our common stock.

Risks Related to Our Business

We rely on our business partners for the manufacture of our products, and if our business partners fail to supply us with high-quality API or finished products in the quantities we require on a timely basis, sales of our products could be delayed or prevented, our revenues could decline and we may not achieve profitability.

We currently do not manufacture any API or finished products ourselves. Instead, we rely upon our business partners located outside of the U.S. for the supply of API and finished product manufacturing. In many cases, we rely upon a limited number of business partners to supply us with the API or finished products for each of our products. If our business partners do not continue to provide these services to us we might not be able to obtain these services from others in a timely manner or on commercially acceptable terms. Likewise, if we encounter delays or difficulties with our business partners in producing API or our finished products, the distribution, marketing and subsequent sales of these products could be adversely affected. If, for any reason, our business partners are unable to obtain or deliver sufficient quantities of API or finished products on a timely basis or we develop any significant disagreements with our business partners, the manufacture or supply of our products could be disrupted, which may decrease our sales revenue, increase our operating expenses or otherwise negatively impact our operations. In addition, if we are unable to engage and retain business partners for the supply of API or finished product manufacturing on commercially acceptable terms, we may not be able to sell our products as planned.

Almost all of our products are sterile injectable pharmaceuticals. The manufacture of all of our products is highly exacting and complex and our business partners may experience problems during the manufacture of API or finished products for a variety of reasons, including equipment malfunction, failure to follow specific protocols and procedures, manufacturing quality concerns, problems with raw materials, natural disaster related events or other environmental factors. In addition, the manufacture of certain API that we require for our products or the finished products require dedicated facilities and we may rely on a limited number or, in certain cases, single vendors for these products and services. If problems arise during the production, storage or distribution of a batch of product, that batch of product may have to be discarded. If we are unable to find alternative sources of API or finished products, this could, among other things lead to increased costs, lost sales, damage to customer relations, time and expense spent investigating the cause and, depending upon the cause, similar losses with respect to other batches or products. If problems are not discovered before the product is released to market, voluntary recalls, corrective actions or product liability related costs may also be incurred. For example, during the summer of 2010, we unilaterally initiated a voluntary recall of two products based upon our discovery of foreign matter in these products. Problems with respect to the manufacture, storage or distribution of our products could materially disrupt our business and reduce our revenues and prevent or delay us from achieving profitability.

While large finished product manufacturers have historically purchased API from foreign manufacturers and then manufactured and packaged the finished product in their own facility, recent growth in the number of foreign manufacturers capable of producing high-quality finished products at low cost have provided these finished product manufacturers opportunities to outsource the manufacturing of their products at lower costs than manufacturing such products in their own facilities. If the large finished product manufacturers continue to shift production from their own facilities to companies that we collaborate with to provide product development services, API or finished product manufacturing, we may experience added competition in obtaining these services which we rely upon to meet our customers’ demands.

If we or any of our business partners are unable to comply with the regulatory standards applicable to pharmaceutical drug manufacturers, we may be unable to meet the demand for our products, may lose potential revenues and may not achieve profitability.

All of our business partners who supply us with API or finished products are subject to extensive regulation by governmental authorities in the U.S. and in foreign countries. Regulatory approval to manufacture a drug is site-specific. Our vendors’ facilities and procedures are subject to ongoing regulation, including periodic inspection by the FDA and foreign regulatory agencies. Following an inspection, an agency may issue a notice listing conditions that are believed to violate cGMP or other regulations, or a warning letter for violations of “regulatory significance” that may result in enforcement action if not promptly and adequately cured. If any regulatory body were to require one of our vendors to cease or limit production, our business could be adversely affected. Identifying alternative vendors and obtaining regulatory approval to change or substitute API or a manufacturer of a finished product can be time consuming and expensive. Any resulting delays and costs could have a material adverse effect on our business, financial position and results of operations and could cause the market value of our shares to decline. We cannot assure you that our vendors will not be subject to such regulatory action in the future.

The FDA has the authority to revoke drug approvals previously granted and remove from the market previously approved products for various reasons, including issues related to cGMP. We may be subject from time to time to product recalls initiated by us or by the FDA. Delays in obtaining regulatory approvals, the revocation of prior approvals, or product recalls could impose significant costs on us and adversely affect our ability to generate revenue.

Furthermore, violations by us or our vendors of FDA regulations and other regulatory requirements could subject us to, among other things:

•	warning letters;

•	fines and civil penalties;

•	total or partial suspension of production or sales;

•	product seizure or recall;

•	withdrawal of product approval; and

•	criminal prosecution.

Any of these or any other regulatory action could have a material adverse effect on our business, financial position and results of operations.

We maintain our own in-house quality assurance and facility compliance teams that inspect, assess, train and qualify our business partners’ facilities for use by us, work to ensure that the facilities and the products manufactured in those facilities for us are cGMP compliant, and provide support for product launches and regulatory agency facility inspections. Despite these comprehensive quality programs, we cannot assure you that our business partners will adhere to our quality standards or that our compliance teams will be successful in ensuring that our business partners’ facilities and the products manufactured in those facilities are cGMP compliant. If our business partners fail to comply with our quality standards, our ability to compete may be significantly impaired and our business, financial conditions and results of operations may be materially adversely affected.

Any change in the regulations, enforcement procedures or regulatory policies established by the FDA and other regulatory agencies could increase the costs or time of development of our products and delay or prevent sales of our products and our revenues could decline and we may not achieve profitability.

Our products generally must receive appropriate regulatory clearance from the FDA before they can be sold in the U.S. Any change in the regulations, enforcement procedures or regulatory policies set by the FDA and other regulatory agencies could increase the costs or time of development of our products and delay or prevent sales of our products. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted, may have on our business in the future. Such changes could, among other things, require:

•	changes to manufacturing methods;

•	expanded or different labeling;

•	recall, replacement or discontinuance of certain products;

•	additional record keeping;

•	changes in methods to determine bio-equivalents; and

•	payment of significant filing fees with ANDA submissions.

Such changes, or new legislation, could increase the costs or delay or prevent sales of our products and our revenues may decline and we may not be able to achieve profitability. In addition, increases in the time that is required for us to obtain FDA approval of ANDAs could delay our commercialization of new products. In that regard, the time required to obtain FDA approval of ANDAs has increased over the last three years from an industry-wide average of approximately 19 months after initial filing in 2007 to an industry-wide average of approximately 27 months after initial filing in 2009. FDA approval times could continue to increase as a result of the upcoming expiration of the U.S. patents covering a number of key injectable pharmaceutical products. No assurance can be given that ANDAs submitted for our products will receive FDA approval on a timely basis, if at all, nor can we estimate the timing of the ANDA approvals with any reasonable degree of certainty.

A relatively small group of products supplied by a limited number of our vendors represents a significant portion of our net revenues. If the volume or pricing of any of these products declines, or we are unable to satisfy market demand for these products, it could have a material adverse effect on our business, financial position and results of operations.

Sales of a limited number of our products currently collectively represent a significant portion of our net revenues. If the volume or pricing of our largest selling products declines in the future or we are unable to satisfy market demand for these products, our business, financial position and results of operations could be materially adversely affected, and the market value of our common stock could decline. Two of our products, heparin, which we launched in early July 2010, and cefepime, collectively accounted for approximately 49% of our net revenue for the nine months ended September 30, 2010, and cefepime accounted for approximately 40% of our net revenue for the year ended December 31, 2009. We expect that our heparin and cefepime products will continue to represent a significant portion of our net revenues for the foreseeable future. These and our other key products could be rendered obsolete or uneconomical by numerous factors, many of which are beyond our control, including:

•	pricing actions by competitors;

•	development by others of new pharmaceutical products that are more effective than ours;

•	entrance of new competitors into our markets;

•	loss of key relationships with suppliers, GPOs or end-user customers;

•	technological advances;

•	manufacturing or supply interruptions;

•	changes in the prescribing practices of physicians;

•	changes in third-party reimbursement practices;

•	product liability claims; and

•	product recalls or safety alerts.

Any factor adversely affecting the sale of our key products may cause our revenues to decline, and we may not be able to achieve profitability.

In addition, we currently rely on single vendors to supply us with the API and finished product manufacturing with respect to each of our two top selling products. The agreement under which we obtain the API and finished product manufacturing for our cefepime product has an initial term that expires on April 1, 2013. If we are unable to maintain our relationships with these vendors on commercially acceptable terms, it could have a material adverse effect on our business, financial position and results of operations. See “Business—Our Collaboration Network—Key Suppliers and Marketing Partners.”

Our markets are highly competitive and, if we are unable to compete successfully, our revenues could decline and our future profitability could be jeopardized.

The injectable pharmaceutical market is highly competitive. Our competitors include large pharmaceutical and biotechnology companies, specialty pharmaceutical companies and generic drug companies. Our principal competitors include Baxter International Inc. (“Baxter”), Boehringer Ingelheim Group (“Boehringer”), Fresenius Kabi (“Fresenius”), a division of Fresenius SE, Hikma Pharmaceuticals PLC (“Hikma”) (principally as a result of its pending acquisition of Baxter’s generic injectable business), Hospira, Inc. (“Hospira”), Pfizer Inc. (“Pfizer”), Sandoz International GmbH (“Sandoz”), a division of Novartis AG, and Teva Pharmaceutical Industries Ltd. (“Teva”). In most cases, these competitors have access to greater financial, marketing, technical and other resources. As a result, they may be able to devote more resources to the development, manufacture, marketing and sale of their products, receive a greater share of the capacity from API suppliers and finished product manufacturers and more support from independent distributors, initiate or withstand substantial price competition or more readily take advantage of acquisition or other opportunities.

The generic segment of the injectable pharmaceutical market is characterized by a high level of price competition, as well as other competitive factors including reliability of supply, quality and enhanced product features. To the extent that any of our competitors are more successful with respect to any key competitive factor, our business, results of operations and financial position could be adversely affected. Pricing pressure could arise from, among other things, limited demand growth or a significant number of additional competitive products being introduced into a particular product market, price reductions by competitors, the ability of competitors to capitalize on their economies of scale and create excess product supply, the ability of competitors to produce or otherwise secure API and/or finished products at lower costs than what we are required to pay to our business partners under our collaborations and the access of competitors to new technology that we do not possess.

In addition to competition from established market participants, new entrants to the generic injectable pharmaceutical market could substantially reduce our market share or render our products obsolete. Most of our products are generic injectable versions of branded products. As patents for branded products and related exclusivity periods expire or are ruled invalid, the first generic pharmaceutical manufacturer to receive regulatory approval for a generic version of the reference product is generally able to achieve significant market penetration and higher margins on that product. As competing generic manufacturers receive regulatory approval on this product, market share, revenue and gross profit typically decline for the original generic entrant. In addition, as more competitors enter a specific generic market, the average selling price per unit dose of the particular product typically declines for all competitors. Our ability to sustain our level of market share, revenue and gross profit attributable to a particular generic pharmaceutical product is significantly influenced by the number of competitors in that product’s market and the timing of that product’s regulatory approval and launch in relation to competing approvals and launches.

Branded pharmaceutical companies often take aggressive steps to thwart competition from generic companies. The launch of our generic products could be delayed because branded drug manufacturers may, among other things:

•	make last minute modifications to existing product claims and labels, thereby requiring generic products to reflect this change prior to the drug being approved and introduced in the market;

•	file new patents for existing products prior to the expiration of a previously issued patent, which could extend patent protection for additional years;

•	file patent infringement suits that automatically delay for a specific period the approval of generic versions by the FDA;

•	develop and market their own generic versions of their products, either directly or through other generic pharmaceutical companies (so-called “authorized generics”); and

•	file citizens’ petitions with the FDA contesting generic approvals on alleged health and safety grounds.

Furthermore, the FDA may grant a single generic manufacturer other than us a 180-day period of marketing exclusivity under the Drug Price Competition and Patent Term Restoration Act of 1984 as patents or other exclusivity periods for branded products expire.

If we are unable to continue to develop and commercialize new products in a timely and cost-effective manner, we may not achieve our expected revenue growth or profitability or such revenue growth and profitability, if any, could be delayed.

Our future success will depend to a significant degree on our ability to continue to develop and commercialize new products in a timely and cost-effective manner. The development and commercialization of new products is complex, time-consuming and costly and involves a high degree of business risk. As of October 31, 2010, we marketed 21 products, and our new product pipeline included 38 products represented by 68 ANDAs that we had filed, or licensed rights to, and were under review by the FDA, and seven products represented by nine ANDAs that have been recently approved and are pending commercial launch. We expect to launch substantially all of these 45 new products by the end of 2012. We may, however, encounter unexpected delays in the launch of these products or these products, if and when fully commercialized by us, may not perform as we expect. For example, our 68 pending ANDAs may not receive FDA approval on a timely basis, if at all.

The success of our new product offerings will depend upon several factors, including our ability to properly anticipate customer needs, obtain timely regulatory approvals and locate and establish collaborations with suppliers of API, product development and finished product manufacturing in a timely and cost-effective manner. In addition, the development and commercialization of new products is characterized by significant up-front costs, including costs associated with product development activities, sourcing API and manufacturing capability, obtaining regulatory approval, building inventory and sales and marketing. Furthermore, the development and commercialization of new products is subject to inherent risks, including the possibility that any new product may:

•	fail to receive or encounter unexpected delays in obtaining necessary regulatory approvals;

•	be difficult or impossible to manufacture on a large scale;

•	be uneconomical to market;

•	fail to be developed prior to the successful marketing of similar or superior products by third parties; and

•	infringe on the proprietary rights of third parties.

We may not achieve our expected revenue growth or profitability or such revenue growth and profitability, if any, could be delayed if we are not successful in continuing to develop and commercialize new products.

If we are unable to maintain our GPO relationships, our revenues could decline and future profitability could be jeopardized.

Most of the end-users of injectable pharmaceutical products have relationships with GPOs whereby such GPOs provide such end-users access to a broad range of pharmaceutical products from multiple suppliers at competitive prices and, in certain cases, exercise considerable influence over the drug purchasing decisions of such end-users. Hospitals and other end-users contract with the GPO of their choice for their purchasing needs. Collectively, we believe the five largest U.S. GPOs represented the majority of the acute care hospital market in 2009. We currently derive, and expect to continue to derive, a large percentage of our revenue from end-user customers that are members of a small number of GPOs. For example, the five largest U.S. GPOs represented end-user customers that collectively accounted for approximately 37% and 36% of our net contract revenue for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively. Maintaining our strong relationships with these GPOs will require us to continue to be a reliable supplier, offer a broad product line, remain price competitive, comply with FDA regulations and provide high-quality products. Although our GPO pricing agreements are typically multi-year in duration, most of them may be terminated by either party with 60 or 90 days notice. The GPOs with whom we have relationships may have relationships with manufacturers that sell competing products, and such GPOs may earn higher margins from these products or combinations of competing products or may prefer products other than ours for other reasons. If we are unable to maintain our GPO relationships, sales of our products and revenue could decline.

We rely on a limited number of pharmaceutical wholesalers to distribute our products.

As is typical in the pharmaceutical industry, we rely upon pharmaceutical wholesalers in connection with the distribution of our products. A significant amount of our products are sold to end-users under GPO pricing arrangements through a limited number of pharmaceutical wholesalers. We currently derive, and expect to continue to derive, a large percentage of our sales through the three largest wholesalers in the U.S. market, Cardinal Health Inc. (“Cardinal Health”), AmerisourceBergen Corp. (“Amerisource”), and McKesson Corp. (“McKesson”). For the year ended December 31, 2009, the products we sold through these wholesalers accounted for approximately 38%, 29% and 22%, respectively, of our net revenue. Collectively, our sales to these three wholesalers represented approximately 93%, 79% and 89% of our net revenue for the years ended December 31, 2007, 2008 and 2009, respectively. If we are unable to maintain our business relationships with these major pharmaceutical wholesalers on commercially acceptable terms, it could have a material adverse effect on our sales and may prevent us from achieving profitability.

We depend upon our key personnel, the loss of whom could adversely affect our operations. If we fail to attract and retain the talent required for our business, our business could be materially harmed.

We are a relatively small company and we depend to a significant degree on the principal members of our management and sales teams, the loss of whose services may significantly delay or prevent the achievement of our product development or business objectives. Prior to the completion of this offering, we expect to enter into agreements with certain of our key employees that contain restrictive covenants relating to non-competition and non-solicitation of our customers and employees for a period of 12 months after termination of employment. Nevertheless, each of our officers and key employees may terminate his or her employment at any time without notice and without cause or good reason, and so as a practical matter these agreements do not guarantee the continued service of these employees. Our success depends upon our ability to attract and retain highly qualified personnel. Competition among pharmaceutical and biotechnology companies for qualified employees is intense, and the ability to attract and retain qualified individuals is critical to our success. We may not be able to attract and retain these individuals on acceptable terms or at all, and our inability to do so could significantly impair our ability to compete.

Our inability to manage our planned growth could harm our business.

As we expand our business, we expect that our operating expenses and capital requirements will increase. As our product portfolio and product pipeline grow, we may require additional personnel on our project management, in-house quality assurance and facility compliance teams to work with our partners on quality assurance, U.S. cGMP compliance, regulatory affairs and product development. As a result, our operating expenses and capital requirements may increase significantly. In addition, we may encounter unexpected difficulties managing our worldwide network of collaborations with API suppliers and finished product developers and manufacturers as we seek to expand such network in order to expand our product portfolio. Our ability to manage our growth effectively requires us to forecast accurately our sales, growth and manufacturing capacity and to expend funds to improve our operational, financial and management controls, reporting systems and procedures. If we are unable to manage our anticipated growth effectively, our business could be harmed.

We may be exposed to product liability claims that could cause us to incur significant costs or cease selling some of our products.

Our business inherently exposes us to claims for injuries allegedly resulting from the use of our products. We may be held liable for, or incur costs related to, liability claims if any of our products cause injury or are found unsuitable during development, manufacture, sale or use. These risks exist even with respect to products that have received, or may in the future receive, regulatory approval for commercial use. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	decreased demand for our products;

•	injury to our reputation;

•	initiation of investigations by regulators;

•	costs to defend the related litigation;

•	a diversion of management’s time and resources;

•	compensatory damages and fines;

•	product recalls, withdrawals or labeling, marketing or promotional restrictions;

•	loss of revenue;

•	exhaustion of any available insurance and our capital resources; and

•	a decline in our stock price.

Our product liability insurance may not be adequate and, at any time, insurance coverage may not be available on commercially reasonable terms or at all. A product liability claim could result in liability to us greater than our insurance coverage or assets. Even if we have adequate insurance coverage, product liability claims or recalls could result in negative publicity or force us to devote significant time and attention to those matters.

If our products conflict with the intellectual property rights of third parties, we may incur substantial liabilities and we may be unable to commercialize products in a profitable manner or at all.

We seek to launch generic pharmaceutical products either where patent protection or other regulatory exclusivity of equivalent branded products have expired, where patents have been declared invalid or where products do not infringe on the patents of others. However, at times, we may seek approval to market generic products before the expiration of patents relating to the branded versions of those products, based upon our belief that such patents are invalid or otherwise unenforceable, or would not be infringed by our products. Our success depends in part on our ability to operate without infringing the patents and proprietary rights of third parties. The manufacture, use and sale of generic versions of products has been subject to substantial litigation in the pharmaceutical industry. These lawsuits relate to the validity and infringement of patents or proprietary rights of third parties. If our products were found to be infringing on the intellectual property rights of a third-party, we could be required to cease selling the infringing products, causing us to lose future sales revenue from such products and face substantial liabilities for patent infringement, in the form of either payment for the innovator’s lost profits or a royalty on our sales of the infringing product. These damages may be significant and could materially adversely affect our business. Any litigation, regardless of the merits or eventual outcome, would be costly and time consuming and we could incur significant costs and/or a significant reduction in revenue in defending the action and from the resulting delays in manufacturing, marketing or selling any of our products subject to such claims.

Recently enacted and future healthcare law and policy changes may adversely affect our business.

In March 2010, the U.S. Congress enacted the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act. This health care reform legislation is intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. While we will not know the full effects of this health care reform legislation until applicable federal and state agencies issue regulations or guidance under the new law, it appears likely to continue the pressure on pharmaceutical pricing, especially under the Medicare program, and may also increase our regulatory burdens and operating costs.

We expect both federal and state governments in the U.S. and foreign governments to continue to propose and pass new legislation, rules and regulations designed to contain or reduce the cost of healthcare while expanding individual healthcare benefits. Existing regulations that affect the price of pharmaceutical and other medical products may also change before any of our products are approved for marketing. Cost control initiatives could decrease the price that we receive for any product we develop in the future. In addition, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved pharmaceutical products, including injectable products. Our products may not be considered cost effective, or adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize a return on our investments.

If reimbursement for our current or future products is reduced or modified, our business could suffer.

Sales of our products depend, in part, on the extent to which the costs of our products are paid by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or are reimbursed by government health administration authorities, private health coverage insurers and other third-party payors. These healthcare management organizations and third-party payors are increasingly challenging the prices charged for medical products and services. Additionally, as discussed above, the containment of healthcare costs has become a priority of federal and state governments, and the prices of drugs and other healthcare products have been targeted in this effort. Accordingly, our current and potential products may not be considered cost effective, and reimbursement to the consumer may not be available or sufficient to allow us to sell our products on a competitive basis. Legislation and regulations affecting reimbursement for our products may change at any time and in ways that are difficult to predict, and these changes may have a material adverse effect on our business. Any reduction in Medicare, Medicaid or other third-party payor reimbursements could have a material adverse effect on our business, financial position and results of operations.

Any failure to comply with the complex reporting and payment obligations under Medicare, Medicaid and other government programs may result in litigation or sanctions.

We are subject to various federal, state and foreign laws pertaining to foreign corrupt practices and healthcare fraud and abuse, including anti-kickback, marketing and pricing laws. Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state healthcare programs such as Medicare and Medicaid. If there is a change in laws, regulations or administrative or judicial interpretations, we may have to change our business practices or our existing business practices could be challenged as unlawful, which could materially adversely affect our business, financial position and results of operations.

Current economic conditions could adversely affect our operations.

The current economic environment is marked by high unemployment rates and financial stresses on households from rising debt and loss in property value. In addition, the securities and credit markets have been experiencing volatility, and in some cases, have exerted negative pressure on the availability of liquidity and credit capacity for certain borrowers. Demand for our products may decrease due to these adverse economic conditions, as the loss of jobs or healthcare coverage, decreases an individual’s ability to pay for elective healthcare or causes individuals to delay procedures. Interest rate fluctuations, changes in capital market conditions and adverse economic conditions may also affect our customers’ ability to obtain credit to finance their purchases of our products, which could reduce our revenue and prevent or delay our profitability.

We may need to raise additional capital to fund our operations, which may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights.

We may require significant additional funds earlier than we currently expect to in the event we change our business plan or encounter unexpected developments, including unforeseen competitive conditions within our markets, changes in the regulatory environment or the loss of key relationships with suppliers, GPOs or end-user customers. If required, additional funding may not be available to us on acceptable terms or at all. We may seek additional capital through a combination of private and public equity offerings, debt financings and collaboration arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring debt, making capital expenditures or declaring dividends or unfavorable interest rates or interest rate risk. If we raise additional funds through collaboration arrangements, we may have to relinquish valuable rights to our products or grant licenses on terms that are not favorable to us. We may elect to raise additional funds even before we need them if the conditions for raising capital are favorable.

We are subject to a number of risks associated with managing our international network of collaborations.

We have an international network of collaborations that include 50 business partners worldwide as of October 31, 2010, including 14 in Europe, 12 in China, ten in the Americas, ten in India and four in the Middle East. As part of our business strategy, we intend to continue to expand our international network of collaborations involving API sourcing, product development, finished product manufacturing and product licensing. We expect that a significant percentage of these new collaborations will be with business partners located outside the U.S. Managing our existing and future international network of collaborations could impose substantial burdens on our resources, divert management’s attention from other areas of our business and otherwise harm our business. In addition, our international network of collaborations subjects us to certain risks, including:

•	legal uncertainties regarding, and timing delays associated with, tariffs, export licenses and other trade barriers;

•	increased difficulty in operating across differing legal regimes, including resolving legal disputes that may arise between us and our business partners;

•	difficulty in staffing and effectively monitoring our business partners’ facilities and operations across multiple geographic regions;

•	workforce uncertainty in countries where labor unrest is more common than in the U.S.;

•	unfavorable tax or trade restrictions or currency calculations;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

•	changes in diplomatic and trade relationships.

Any of these or other factors could adversely affect our ability to effectively manage our international network of collaborations and our operating results.

We may never realize the expected benefits from our investment in our joint venture in China.

Our joint venture in China, known as Kanghong Sagent (Chengdu) Pharmaceutical Corporation Limited (“KSP”), represents a significant investment by us. Through October 31, 2010, we have invested an aggregate of approximately $25.0 million in our KSP joint venture. Our KSP joint venture was established to construct and operate a FDA approvable, cGMP, sterile manufacturing facility in Chengdu, China that will provide us with access to dedicated manufacturing capacity that utilizes state-of-the-art full isolator technology for aseptic filling. Through this facility, KSP is expected to manufacture finished products for us on an exclusive basis for sale in the U.S. and other attractive markets and for third parties on a contract basis for sale in other markets. Our KSP joint venture may also directly access the Chinese domestic market. Preliminary operations at this facility are planned to be initiated in 2011 in anticipation of readiness for an FDA inspection as early as 2012. We share managerial control of our KSP joint venture on an equal basis with our joint venture partner, a Chinese pharmaceutical company known as Chengdu Kanghong Technology (Group) Co. Ltd. (“CKT”).

We may never, however, realize the expected benefits of our KSP joint venture due to, among other things:

•	the facility may never become commercially viable for a variety of reasons in and/or beyond our control;

•

we may become involved in disputes with our joint venture partner regarding development or operations, such as how to best deploy assets or which products to produce, and such disagreement could disrupt or halt the operations of the facility;

•	the facility may never receive appropriate FDA or other regulatory approvals to manufacture any products or such approvals may be delayed;

•

general political and economic uncertainty could impact development or operations at the facility, including multiple regulatory requirements that are subject to change, any future implementation of trade protection measures and import or export licensing requirements between the U.S. and China, labor regulations or work stoppages at the facility, fluctuations in the foreign currency exchange rates, and complying with U.S. regulations that apply to international operations, including trade laws and the U.S. Foreign Corrupt Practices Act; and

•	operations at the facility may be disrupted for any reason, including natural disaster, related events or other environmental factors.

Any of these or any other action that results in the joint venture being unable to develop and operate the facility as anticipated could adversely affect our financial condition or our ability to otherwise realize any return on our investment in such joint venture.

Our revenue growth may not continue at historical rates, we may never achieve our business strategy of optimizing our gross and operating margins and our business may suffer as a result of our limited operating history and lack of public company operating experience.

Since our inception in 2006, we have experienced rapid growth in our net revenue. For example, for the quarter ended September 30, 2010, we reported net revenue of approximately $21.3 million, representing an increase of 101% and 193% as compared to the quarters ending June 30, 2010 and September 30, 2009, respectively. Although we expect our revenue to continue to grow due to both continued commercial success with our existing products and the launch of new products, we cannot provide any assurances that our revenue growth will continue at historical rates, if at all. In addition, as part of our business strategy we intend to seek to optimize our gross and operating margins by improving the commercial terms of our supply arrangements and to gain access to additional, more favorable API, product development and manufacturing capabilities. We may, however, encounter unforeseen difficulties in improving the commercial terms of our current supply arrangements or in gaining access to additional arrangements and, as a result, cannot provide any assurances that we will be successful in optimizing our margins. Finally, we have a limited operating history at our current scale of operations, and we have never operated as a public company. Our limited operating history and lack of public company operating experience may make it difficult to forecast and evaluate our future prospects. If we are unable to execute our business strategy and grow our business, either as a result of our inability to manage our current size, effectively manage the business in a public company environment or manage our future growth or for any other reason, our business, prospects, financial condition and results of operations may be harmed.

We have not generated any operating profit since commencing commercial operations and do not expect to do so in the near term.

As of the date of this prospectus, we have not generated any operating profit since we commenced commercial operations on January 26, 2006 and, for the most part, have funded our operations through private placements of preferred stock and other equity securities supplemented to a lesser degree with borrowings under our senior secured revolving credit facility. In the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010, we recorded operating losses of approximately $13.8 million, $31.0 million, $30.1 million and $19.7 million, respectively. As of September 30, 2010, we had an accumulated deficit of approximately $96.8 million. We expect to continue to incur significant operating losses in the near term as we continue to expand our product portfolio and international network of collaborations. We expect our continuing operating losses to result in the continued use of cash for operations and to otherwise have an adverse effect on our stockholders’ equity and working capital. At this time, we can provide no assurances as to when, if ever, we will begin to generate operating profits. We could be forced to significantly modify or delay the development or commercialization of new products if we encounter unexpected delays in achieving operating profitability.

Currency exchange rate fluctuations may have an adverse effect on our business.

We generally incur sales and pay our expenses in U.S. dollars. Substantially all of our business partners that supply us with API, product development services and finished product manufacturing are located in a foreign jurisdiction, such as India, China, Romania and Brazil, and we believe they generally incur their respective operating expenses in local currencies. As a result, these business partners may be exposed to currency rate fluctuations and experience an effective increase in their operating expenses in the event their local currency appreciates against the U.S. dollar. In this event, such business partners may elect to stop providing us with these services or attempt to pass these increased costs back to us through increased prices for product development services, API sourcing or finished products that they supply to us, any of which could have an adverse effect on our business.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws.

The U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Our policies mandate compliance with these laws. Many of our business partners who supply us with product development services, API sourcing and finished product manufacturing are located in parts of the world that have experienced governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. Despite our compliance program, we cannot assure you that our internal control policies and procedures always will protect us from reckless or negligent acts committed by our employees or agents. Violations of these laws, or allegations of such violations, could have a negative impact on our business, results of operations and reputation.

We may seek to engage in strategic transactions that could have a variety of negative consequences, and we may not realize the benefits of such transactions.

From time to time, we may seek to engage in strategic transactions with third parties, such as strategic partnerships, joint ventures, restructurings, divestitures, business combinations and other investments. Any such transaction may require us to incur non-recurring and other charges, increase our near and long-term expenditures, pose significant integration challenges, require additional expertise, result in dilution of our existing stockholders and disrupt our management and business, which could harm our business, financial position and results of operations. We may face significant competition in seeking appropriate strategic partners and transactions, and the negotiation process for any strategic transaction can be time-consuming and complex. There is no assurance that, following the consummation of a strategic transaction, we will achieve the revenues or specific net income that justifies the transaction.

Our inability to protect our intellectual property in the U.S. and foreign countries could limit our ability to manufacture or sell our products.

As a specialty and generic pharmaceutical company, we have limited intellectual property surrounding our generic injectable products. However, we are developing specialized devices, systems and branding strategies that we will seek to protect through trade secrets, unpatented proprietary know-how, continuing technological innovation, and traditional intellectual property protection through trademarks, copyrights and patents to preserve our competitive position. In addition, we seek copyright protection of our packaging and labels. Despite these measures, we may not be able to prevent third parties from using our intellectual property, copying aspects of our products and packaging, or obtaining and using information that we regard as proprietary.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results, and current and potential investors could lose confidence in our financial reporting.

Effective internal controls are necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports, our business and operating results could be negatively impacted. Improvements in our system of internal controls have been identified in the past and may be identified in the future.

For example, during the 2009 audit, deficiencies and material weaknesses in our system of internal controls over financial reporting were identified pertaining to both 2009 and 2008. A deficiency in internal control exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent, or detect and correct misstatements on a timely basis. A material weakness is a deficiency, or combination of deficiencies, in internal control, such that there is a reasonable possibility that a material misstatement of an entity’s financial statements will not be prevented, or detected and corrected on a timely basis. Specifically, we did not have effective policies and procedures in place to appropriately estimate, reconcile, review and record amounts related to chargeback allowances and intangible assets, resulting in material weaknesses. Consequently, significant audit adjustments were recorded relative to the 2009 and 2008 audited consolidated financial statements included within this registration statement. Our system of internal controls also had deficiencies related to the estimation of potential product returns, the evaluation of reporting requirements for significant investees and subsidiaries, the capitalization of research and development, the estimation of other allowances and reserves, the estimation of forfeitures in stock-based compensation and the recording of accrued expenses. We believe we have remediated these deficiencies and material weaknesses during 2010.

Any failure to implement and maintain the improvements in our system of internal controls over financial reporting, or difficulties encountered in the implementation of these improvements in our system of internal controls, could cause us to fail to meet our reporting obligations. Any failure to improve our system of internal controls to address the identified material weaknesses could also cause investors to lose confidence in our reported financial information, which could have a negative impact on our company. There can be no assurance that we will be able to effectively remediate the identified material weaknesses or that additional material weaknesses will not be identified in the future relative to our system of internal controls over financial reporting. In addition, certain of our accounting estimates rely in part upon data provided to us by third-party service providers and customers. If that data was not available on a timely basis or not accurate, our ability to prepare our financial statements could be negatively impacted.

Risks Related to This Offering and Ownership of Our Common Stock

Market volatility may affect our stock price and the value of your investment.

Following the completion of this offering, the market price for our common stock is likely to be volatile, in part because our shares have not been previously traded publicly. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot predict or control, including:

•	announcements of new product launches, commercial relationships, acquisitions or other events by us or our competitors;

•	failure of any of our products to achieve commercial success;

•	fluctuations in stock market prices and trading volumes of securities of similar companies;

•	general market conditions and overall fluctuations in U.S. equity markets;

•	variations in our operating results, or the operating results of our competitors;

•	changes in our financial guidance or securities analysts’ estimates of our financial performance;

•	changes in accounting principles;

•	sales of large blocks of our common stock, including sales by our executive officers, directors and significant stockholders;

•	additions or departures of any of our key personnel;

•	announcements related to litigation;

•	changing legal or regulatory developments in the U.S. and other countries; and

•	discussion of us or our stock price by the financial press and in online investor communities.

An active public market for our common stock may not develop or be sustained after the completion of this offering. We will negotiate and determine the initial public offering price with representatives of the underwriters and this price may not be indicative of prices that will prevail in the trading market. As a result, you may not be able to sell your shares of common stock at or above the offering price.

In addition, the stock market in general, and The NASDAQ Global Market in particular, have experienced substantial price and volume volatility that is often seemingly unrelated to the operating performance of particular companies. These broad market fluctuations may cause the trading price of our common stock to decline. In the past, securities class action litigation has often been brought against a company after a period of volatility in the market price of its common stock. We may become involved in this type of litigation in the future. Any securities litigation claims brought against us could result in substantial expenses and the diversion of our management’s attention from our business.

If you purchase shares of common stock sold in this offering, you will incur immediate and substantial dilution.

If you purchase shares of common stock in this offering, you will incur immediate and substantial dilution in the amount of $             per share, because the assumed initial public offering price of $            , which is the midpoint of the price range listed on the cover page of this prospectus, is substantially higher than the pro forma net tangible book value per share of our outstanding common stock. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares. In addition, you may also experience additional dilution upon future equity issuances or the exercise of stock options to purchase common stock granted to our employees, directors and consultants under our stock option and equity incentive plans. For additional information, see “Dilution.”

We do not expect to pay any cash dividends for the foreseeable future.

The continued operation and expansion of our business will require substantial funding. Accordingly, we do not anticipate that we will pay any cash dividends on shares of our common stock for the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. Because the issuer of the common stock in this offering is a holding company, its ability to pay cash dividends on its common stock is largely dependent upon the receipt of dividends or other distributions from its subsidiaries. In that regard, our principal operating subsidiary is currently restricted from declaring dividends or making distributions to us for the purpose of paying cash dividends on our common stock under the terms of our existing senior secured revolving credit facility, and we expect these restrictions to continue in the foreseeable future. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur.

Our quarterly operating results have fluctuated significantly in the past and we expect that our quarterly results will continue to fluctuate significantly in the future.

Our quarterly operating results have fluctuated significantly in the past and we expect that our quarterly results will continue to fluctuate significantly in the future. Future quarterly fluctuations may result from a number of factors, including:

•	the timing associated with the launch of new products;

•	unanticipated regulatory delays in connection with the development of new products;

•	changes in product development costs due to the achievement of certain milestones under third-party development agreements;

•	the degree of market acceptance of our products;

•	budgeting cycles of our end-user customers;

•	changes in demand for our products;

•	the level and timing of expenses for product development and sales, general and administrative expenses;

•	competition by existing competitors and new entrants to the markets for our products;

•	our continued commercial success with our existing products and success in identifying and sourcing new product opportunities;

•	our ability to control costs, attract and retain qualified personnel and expand our sales force;

•	changes in our strategy;

•	foreign exchange fluctuations; and

•	general economic conditions.

Based on these factors, we believe our future operating results will vary significantly from quarter-to-quarter and year-to-year. As a result, quarter-to-quarter and year-to-year comparisons of operating results are not necessarily meaningful nor do they indicate what our future performance will be.

Following this offering, investment funds managed by Vivo Ventures, LLC will own a substantial percentage of our common stock, which may prevent new investors from influencing significant corporate decisions.

Upon completion of this offering, investment funds managed by Vivo Ventures, LLC (“Vivo Ventures”) will beneficially own approximately                     shares, or         %, of our outstanding common stock (or         % if the underwriters exercise their over-allotment option in full). As a result, Vivo Ventures will, for the foreseeable future, have significant influence over all matters requiring stockholder approval, including election of directors, adoption or amendments to equity-based incentive plans, amendments to our certificate of incorporation and certain mergers, acquisitions and other change-of-control transactions. Vivo Ventures’ ownership of a large amount of our voting power may have an adverse effect on the price of our common stock. Following the completion of this offering, Vivo Ventures will continue to have two representatives serving on our board of directors. The interests of Vivo Ventures may not be consistent with your interests as a stockholder.

Future sales of our common stock may cause our stock price to decline.

Upon completion of this offering, there will be             shares of our common stock outstanding. Of these,             shares being sold in this offering (or             shares if the underwriters exercise their over-allotment option in full) will be freely tradable immediately after this offering (except for any shares purchased by affiliates, if any) and             shares may be sold upon expiration of lock-up agreements 180 days after the date of this prospectus (subject in some cases to volume limitations). In addition, as of September 30, 2010, we had outstanding options to purchase 10,142,615 shares of common stock that, if exercised, will result in these additional shares becoming available for sale upon expiration of the lock-up agreements. A large portion of these shares and options are held by a small number of persons and investment funds. Sales by these stockholders or optionholders of a substantial number of shares after this offering could significantly reduce the market price of our common stock. Moreover, certain holders of shares of common stock have rights, subject to some conditions, to require us to file registration statements covering the shares they currently hold, or to include these shares in registration statements that we may file for ourselves or other stockholders.

We also intend to register all common stock that we may issue under our 2007 Global Share Plan and the 2011 Incentive Compensation Plan. Effective upon the completion of this offering, an aggregate of                      shares of our common stock will be reserved for future issuance under the 2011 Incentive Compensation Plan, plus any shares reserved and unissued under our 2007 Global Share Plan. Once we register these shares, which we plan to do shortly after the completion of this offering, they can be freely sold in the public market upon issuance, subject to the lock-up agreements referred to above. If a large number of these shares are sold in the public market, the sales could reduce the trading price of our common stock.

We will have broad discretion in how we use the proceeds of this offering and we may not use these proceeds effectively. This could affect our profitability and cause our share price to decline.

Our officers and board of directors will have considerable discretion in the application of the net proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. We currently intend to use the net proceeds for general corporate purposes, which could include a variety of uses such as funding working capital, product development and operating expenses. From time to time, for example, we will consider acquisitions or investments if a suitable opportunity arises, in which case a portion of the proceeds may be used to fund such an acquisition or investment. We have no commitments or understandings to make any such acquisition or investment. We may use the net proceeds for corporate purposes that do not improve our profitability or increase our market value, which could cause our share price to decline.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to divert attention from product development to devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as well as rules subsequently implemented by the Securities and Exchange Commission (the “SEC”) and The NASDAQ Global Market, have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure. In particular, commencing in fiscal year 2012, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. We expect to incur significant expenses and devote substantial management effort toward ensuring compliance with Section 404. We currently do not have an internal audit function, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal controls that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by The NASDAQ Global Market, the SEC or other regulatory authorities, which would entail expenditure of additional financial and management resources.

Anti-takeover provisions in our charter documents and under Delaware corporate law might discourage or delay acquisition attempts for us that you might consider favorable.

Provisions in our certificate of incorporation and bylaws may make the acquisition of our company more difficult without the approval of our board of directors. These provisions include:

•	establish a classified board of directors so that not all members of our board of directors are elected at one time;

•

authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend or other rights or preferences superior to the rights of the holders of common stock;

•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders, unless such action is recommended by all directors then in office;

•	provide that the board of directors is expressly authorized to adopt, amend, alter or repeal our bylaws;

•	establish advance notice requirements for nominations for elections to our board or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

•	require at least 66 2/3% of the outstanding common stock to amend any of the foregoing provisions.

In addition, upon effectiveness of the Reincorporation, we will be governed by the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”), which limits the ability of stockholders owning in excess of 15% of our outstanding voting stock to merge or combine with us. Although we believe these provisions collectively provide for an opportunity to obtain greater value for stockholders by requiring potential acquirers to negotiate with our board of directors, they would apply even if an offer rejected by our board were considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this prospectus are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. For example, all statements we make relating to our estimated and projected costs, expenditures, cash flows, growth rates and financial results, our plans and objectives for future operations, growth or initiatives, strategies or the expected outcome or impact of pending or threatened litigation are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including:

•

we rely on our business partners for the manufacture of our products, and if our business partners fail to supply us with high-quality API or finished products in the quantities we require on a timely basis, sales of our products could be delayed or prevented, our revenues would decline and we may not achieve profitability;

•

if we or any of our business partners are unable to comply with the regulatory standards applicable to pharmaceutical drug manufacturers, we may be unable to meet the demand for our products, may lose potential revenues and may not achieve profitability;

•

any change in the regulations, enforcement procedures or regulatory policies established by the FDA and other regulatory agencies could increase the costs or time of development of our products and delay or prevent sales of our products and our revenues would decline and we may not achieve profitability;

•

a relatively small group of products supplied by a limited number of our vendors represents a significant portion of our net revenues. If the volume or pricing of any of these products declines, or we are unable to satisfy market demand for these products, it could have a material adverse effect on our business, financial position and results of operations;

•

if we are unable to continue to develop and commercialize new products in a timely and cost-effective manner, we may not achieve our expected revenue growth or profitability or such revenue growth and profitability, if any, could be delayed;

•	if we are unable to maintain our GPO relationships, our revenues would decline and future profitability would be jeopardized;

•	we rely on a limited number of pharmaceutical wholesalers to distribute our products;

•	we may be exposed to product liability claims that could cause us to incur significant costs or cease selling some of our products;

•	if reimbursement for our current or future products is reduced or modified, our business could suffer;

•	current economic conditions could adversely affect our operations;

•	we are subject to a number of risks associated with managing our international network of collaborations;

•	we may never realize the expected benefits from our investment in our KSP joint venture;

•	we may seek to engage in strategic transactions that could have a variety of negative consequences, and we may not realize the benefits of such transactions; and

•	the other risks set forth in the section entitled “Risk Factors” in this prospectus.

We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

We caution you that the important factors described in the sections in this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” may not be all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this prospectus are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

MARKET AND INDUSTRY DATA AND FORECASTS

Market data and certain industry data and forecasts that we have included in this prospectus were obtained from internal company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied upon publications of IMS as our primary source for third-party industry data and forecasts. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based upon our management’s knowledge of the industry, have not been independently verified. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not know what assumptions regarding general economic growth were used in preparing the forecasts we cite. Statements as to our market position are based on recently available data. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” appearing elsewhere in this prospectus. While we believe our internal business research is reliable and market definitions are appropriate, neither such research nor definitions have been verified by any independent source. This prospectus may only be used for the purpose for which it has been published. All references in this prospectus as to the number of current competitors in a particular U.S. product market are based on information compiled by IMS as for the 12-month period ended September 30, 2010.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of             shares of common stock in this offering will be approximately $            million, assuming an initial public offering price of $            per share, which is the midpoint of the price range listed on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

A $1.00 increase (decrease) in the assumed initial public offering price of $            per share would increase (decrease) our net proceeds from this offering by approximately $            million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds from this offering will be approximately $            million, assuming an initial public offering price of $            per share, which is the midpoint of the price range listed on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We expect to use substantially all of the net proceeds for general corporate purposes, which we expect to include funding working capital, product development and operating expenses. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. Pending use of the proceeds from this offering, we intend to invest the proceeds in a variety of capital preservation investments, including short-term, investment-grade and interest-bearing instruments.

DIVIDEND POLICY

We have not paid any dividends on our common stock since our initial incorporation. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and therefore we do not anticipate paying any cash dividends in the foreseeable future. Because the issuer of the common stock in this offering is a holding company, its ability to pay cash dividends on its common stock is largely dependent upon the receipt of dividends or other distributions from its subsidiaries. In that regard, our principal operating subsidiary is currently restricted from declaring dividends or making distributions to us for the purpose of paying cash dividends on our common stock under the terms of our existing senior secured revolving credit facility, and we expect these restrictions to continue in the foreseeable future. For additional information, see “Description of Certain Indebtedness.” Any future determination to pay dividends will be at the discretion of our board of directors, subject to compliance with covenants in current and future agreements governing our indebtedness, and will depend upon our results of operations, financial condition, capital requirements and other factors that our board of directors deems relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our consolidated capitalization as of September 30, 2010 on:

•	an actual basis;

•

a pro forma basis to give effect to the Reincorporation, including (i) the conversion of all of the              outstanding shares of our preferred stock into              shares of common stock; and (ii) the issuance of an aggregate of              shares of our common stock upon conversion of our preferred stock issued as a result of the exercise of all of our outstanding warrants, which would otherwise expire in accordance with their terms upon the completion of this offering; and

•

a pro forma as adjusted basis to give effect to our issuance and sale of              shares of common stock in this offering at an assumed initial public offering price of $             per share, which is the midpoint of the price range listed on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read the following table in conjunction with the sections entitled “Use of Proceeds,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

	As of September 30, 2010
	Actual	Pro Forma		Pro Forma As Adjusted
	(unaudited)
	(amounts in thousands, except share data)
Cash and cash equivalents, including restricted	$30,448	$		$

Senior secured revolving credit facility	$9,457	$		$

Preferred stock(1):
Series A preferred stock, $0.00001 par value per share, 113,000,000 shares authorized, actual; 113,000,000 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	113,000		—		—
Series B preferred stock, $0.00001 par value per share, 7,000,000 shares authorized, actual; 7,000,000 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	9,800		—		—
Series B-1 preferred stock, $0.00001 par value per share, 30,136,052 shares authorized, actual; 25,714,284 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	34,974		—		—

Total preferred stock	157,774

Stockholders’ equity:

Ordinary shares, $0.00001 par value per share, 184,500,000 shares authorized; 15,919,189 shares issued and outstanding, actual; common stock, $0.01 par value per share, 100,000,000 shares authorized, pro forma and pro forma as adjusted;            shares issued and outstanding, pro forma; and            shares issued and outstanding, pro forma as adjusted

Preferred stock, $.01 par value per share; no shares authorized, no shares issued and outstanding, actual; 5,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—		—		—
Additional paid-in capital	1,902
Accumulated deficit	(96,805)

Total stockholders’ equity (deficit)	(94,903)

Total capitalization	$72,328	$		$

(1)

Our preferred stock is capable of being redeemed by us at such price and on all such other terms as the board of directors may determine. This redemption feature is deemed not to be in our control, and, as a result, we have classified our preferred stock as temporary equity in our consolidated balance sheets.

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover of this prospectus, would increase (decrease) the pro forma as adjusted amount for each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $             million, assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The number of shares of common stock to be outstanding after this offering is based on              shares outstanding as of September 30, 2010. This number excludes, as of September 30, 2010:

•

             shares of our common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $             per share and              shares of our restricted common stock, in each case as of September 30, 2010; and

•

an aggregate of              shares of our common stock reserved for future issuance under our 2007 Global Share Plan and under the 2011 Incentive Compensation Plan that we intend to adopt in connection with this offering.

DILUTION

Our pro forma net tangible book value as of September 30, 2010 was approximately $             million, or approximately $             per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less the amount of our total liabilities, divided by the number of shares of common stock outstanding at September 30, 2010, prior to the sale of             shares of common stock offered in this offering, but assuming the completion of our Reincorporation. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by investors in this offering and the net tangible book value per share of our common stock outstanding immediately after this offering.

After giving effect to the completion of the Reincorporation, the sale of                      shares of common stock in this offering, based upon an assumed initial public offering price of $             per share, the midpoint of the range set forth on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated expenses payable by us in connection with this offering and the issuance of an aggregate of                      shares of our common stock upon conversion of our preferred stock issued as a result of the exercise of all of our outstanding warrants, which would otherwise expire in accordance with their terms upon the completion of this offering, our pro forma as adjusted net tangible book value as of September 30, 2010 would have been approximately $            million, or $             per share of common stock. This represents an immediate decrease in pro forma net tangible book value of $             per share to existing stockholders and immediate dilution of $             per share to new investors purchasing shares of common stock in this offering at the initial public offering price.

The following table illustrates this per share dilution:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of September 30, 2010 (after giving effect to the Reincorporation)	$
Increase in net tangible book value per share attributable to new investors

Pro forma as adjusted net tangible book value per share as of September 30, 2010 (after giving effect to the Reincorporation and this offering)

Dilution per share to new investors		$

The following table summarizes, as of September 30, 2010, on a pro forma as adjusted basis giving effect to the Reincorporation and the sale of                     shares of common stock in this offering, the number of shares of our common stock purchased from us, the aggregate cash consideration paid to us and the average price per share paid to us by existing stockholders and to be paid by new investors purchasing shares of our common stock from us in this offering. The table assumes an initial public offering price of $             per share, the midpoint of the range set forth on the cover of this prospectus, after deducting estimated underwriting discounts and commissions and offering expenses payable by us in connection with this offering.

	Shares Purchased			Total Consideration
	Number	Percentage		Amount	Percentage		Average Price Per Share
	(in thousands)			(in thousands)
Existing stockholders			%	$		%	$
New investors

Total		100%		$	100%

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover of this prospectus, would increase (decrease) the total consideration paid by investors participating in this offering by $             million, or increase (decrease) the percent of total

consideration paid by investors participating in this offering by         %, assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Except as otherwise indicated, the discussion and tables above assume no exercise of the underwriters’ option to purchase additional shares and no exercise of any outstanding options. If the underwriters’ option to purchase additional shares is exercised in full, our existing stockholders would own approximately         % and our new investors would own approximately         % of the total number of shares of our common stock outstanding after this offering.

The tables and calculations above are based on shares of common stock outstanding as of September 30, 2010 (after giving effect to the Reincorporation and the issuance of an aggregate of shares of our common stock upon the exercise of all of our outstanding warrants, which would otherwise expire in accordance with their terms upon the completion of this offering) and exclude:

•

             shares of our common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $             per share and              shares of our restricted common stock, in each case as of September 30, 2010; and

•	an aggregate of shares of common stock reserved for issuance under our 2007 Global Share Plan and under the 2011 Incentive Compensation Plan that we intend to adopt in connection with this offering.

To the extent that any outstanding options are exercised or if new options or other equity incentive grants are issued in the future with an exercise price or purchase price below the initial public offering price, new investors will experience further dilution.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected historical consolidated financial data as of and for the periods indicated. We have derived the selected historical consolidated financial data as of and for the period or fiscal years, as applicable, ended December 31, 2006, 2007, 2008 and 2009 from our audited consolidated financial statements for such period or fiscal years, as applicable. Our company was formed and our business began operating on January 26, 2006 (inception), and as a result we have presented selected financial data since that date. We have derived the summary consolidated financial data as of and for the nine months ended September 30, 2009 and 2010 from our unaudited consolidated financial statements. The results of operations for the nine months ended September 30, 2009 and 2010 include all adjustments, consisting of normal recurring adjustments, that, in the opinion of management, are necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the nine months ended September 30, 2010 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2010. Our audited consolidated financial statements as of December 31, 2008 and 2009 and for each of the three years in the period ended December 31, 2009, and the unaudited consolidated financial statements as of September 30, 2010 and for the nine months ended September 30, 2009 and 2010 have been included in this prospectus. Our historical results are not necessarily indicative of the operating results that may be expected in the future.

The selected historical consolidated data presented below should be read in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and related notes thereto and other financial data included elsewhere in this prospectus.

	January 26 (inception) to December 31, 2006	For the year ended December 31,			For the nine months ended September 30,
		2007	2008	2009	2009	2010
					(unaudited)
	(amounts in thousands, except per share data)
Statement of Operations Data:
Net revenue	$—	$104	$12,006	$29,222	$19,973	$40,473
Cost of goods sold	—	65	11,933	28,785	19,206	37,544

Gross profit	—	39	73	437	767	2,929
Operating expenses:
Product development	—	2,540	14,944	12,404	9,911	8,600
Selling, general and administrative	1,665	10,603	15,024	16,677	12,087	13,002
Equity in net loss of unconsolidated joint ventures	—	698	1,087	1,491	1,107	979

Total operating expenses	1,665	13,841	31,055	30,572	23,105	22,581

Loss from operations	(1,665)	(13,802)	(30,982)	(30,135)	(22,338)	(19,652)
Interest income and other	25	627	527	66	58	22
Interest expense	(78)	(33)	—	(467)	(223)	(710)
Change in fair value of preferred stock warrants	—	—	—	—	—	(548)

Loss before income taxes	(1,718)	(13,208)	(30,455)	(30,536)	(22,503)	(20,888)
Provision for income taxes	—	—	—	—	—	—

Net loss	$(1,718)	$(13,208)	$(30,455)	$(30,536)	$(22,503)	$(20,888)

Net loss per common share:
Basic and diluted(1)		$(1.25)	$(2.52)	$(2.19)	$(1.63)	$(1.38)
Pro forma basic and diluted(2)
Weighted-average number of shares used to compute net loss per common share:
Basic and diluted(1)		10,601	12,064	13,971	13,776	15,094
Pro forma basic and diluted(2)

	As of December 31,				As of September 30,
	2006	2007	2008	2009	2009	2010
					(Unaudited)
	(amounts in thousands)
Balance Sheet Data:
Cash and cash equivalents(3)	$2,555	$33,307	$25,788	$8,139	$19,234	$30,448
Working capital(4)	(3,494)	29,155	19,675	16,161	24,329	36,727
Total assets	4,280	43,650	51,040	65,096	66,035	98,211
Total debt	4,200	—	—	4,518	6,040	9,457
Preferred stock	—	53,000	83,000	113,000	113,000	157,774
Total stockholders’ equity (deficit)	(1,716)	(14,866)	(44,910)	(74,771)	(66,920)	(94,903)

(1)	For the period ended December 31, 2006, we only had one share of common stock outstanding and, as such, no earnings per share were calculated.
(2)	Reflects the Reincorporation, including the conversion of all outstanding shares of our preferred stock into common stock.
(3)	Includes restricted and unrestricted cash and cash equivalents.
(4)	Working capital is the amount by which current assets exceed current liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with the consolidated financial statements and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the section entitled “Risk Factors.”

Overview

We are an injectable pharmaceutical company that develops and sources products that we sell primarily in the U.S. through our highly experienced sales and marketing team. With a primary focus on generic injectable pharmaceuticals, we currently offer our customers a broad range of products across anti-infective, oncolytic and critical care indications in a variety of presentations, including single- and multi-dose vials, pre-filled ready-to-use syringes, medical devices and premix bags, and we generally seek to develop injectable products where the form or packaging of the product can be enhanced to improve delivery, product safety or end-user convenience. Our management team includes industry veterans who have previously served critical functions at other injectable pharmaceutical companies and have long-standing relationships with customers, regulatory agencies, and suppliers. We have rapidly established a large and diverse product portfolio and product pipeline as a result of our innovative business model, which combines an extensive network of collaborations with API suppliers and finished product developers and manufacturers in Asia, Europe, the Middle East and the Americas with our proven and experienced U.S.-based regulatory, quality assurance, business development, project management, and sales and marketing teams.

We have developed an extensive international network of collaborations involving API sourcing, product development, finished product manufacturing and product licensing. As of October 31, 2010, our network provided us access to over 60 worldwide manufacturing and development facilities, including several dedicated facilities used to manufacture specific complex APIs and finished products. We currently have two collaborations structured as joint ventures. Our KSP joint venture with CKT was established to construct and operate an innovative, sterile manufacturing facility in Chengdu, China that is designed to comply with FDA regulations, including cGMP. Our 50/50 joint venture known as Sagent Strides LLC (“Sagent Strides”) with a subsidiary of Strides Arcolab Limited (“Strides”), an Indian manufacturer of finished pharmaceutical products, was established to sell into the U.S. market a wide variety of generic injectable products manufactured by Strides.

Factors Affecting our Business

The results of our operations depend on numerous factors, including the continued marketing success of our existing product portfolio, new product launches, anticipated growth in the demand for generic drugs, product competition and costs and our product development and sales and marketing costs.

Commercialization of Existing Products and New Product Launches

We are developing an extensive injectable product portfolio encompassing multiple presentations of a broad range of products across anti-infective, oncolytic and critical care indications. Since our inception, we have focused on indentifying attractive product candidates, sourcing development and manufacturing capabilities, obtaining necessary regulatory approvals, and marketing our products. Our product portfolio has grown to a total of 21 products that we offer in an aggregate of 62 presentations as of October 31, 2010, and the number of products approved per year has increased from four in 2007, eight in 2008 and nine in 2009 to eight products approved in the first ten months of 2010, including our heparin products, which were approved in late June 2010.

These new product launches and the marketing success of our existing products have led to significant growth in our revenues. For the quarter ended September 30, 2010, we reported net revenue of approximately $21.3 million, representing an increase of 101% and 193% as compared to the quarters ending June 30, 2010 and September 30, 2009, respectively. We expect our revenue to continue to grow due to both continued commercial success with our existing products and the launch of new products.

We maintain an active product development program. Our new product pipeline can generally be classified into two categories: (i) new products for which we have submitted or acquired ANDAs that are filed and under review by the FDA; and (ii) new products for which we have begun initial development activities such as sourcing of API and finished products and preparing the necessary ANDAs. As of October 31, 2010, our new product pipeline included 38 products represented by 68 ANDAs that we had filed, or licensed rights to, that were under review by the FDA, and seven products represented by nine ANDAs that have been recently approved and are pending commercial launch. Our 68 ANDAs under review by the FDA as of October 31, 2010 have been on file for an average of approximately 19 months, with 21 of them being on file for less than 12 months, 31 of them being on file for between 12 and 24 months and 16 of them being on file for longer than 24 months. We expect to launch substantially all of these new products by the end of 2012. We also had approximately 41 additional products under initial development as of October 31, 2010. Our product development activities also include expanding our product portfolio by adding new products through in-licensing and similar arrangements with foreign manufacturers and domestic virtual pharmaceutical development companies that seek to utilize our U.S. sales and marketing expertise.

The specific timing of our new product launches is subject to a variety of factors, some of which are beyond our control, including the timing of FDA approval for ANDAs currently under review or that we file with respect to new products. The timing of these and other new product launches will have a significant impact on our results of operations. For example, our results of operations for the quarter period ended September 30, 2010 were favorably impacted by the launch of our heparin products in early July 2010.

The following table provides a summary of certain aspects of our product development efforts for the periods presented:

	For the year ended December 31,			For the ten months ended October 31, 2010
	2007	2008	2009
Products launched during period	1	7	6	7
ANDAs submitted or licensed during period	24	41	42	19
ANDAs under FDA review at end of period	9	38	63	68

Anticipated Growth in Demand for Generic Drugs

All new drugs in the U.S. must obtain FDA approval for use by demonstrating both safety and efficacy for a particular disease. Once the patent protection or other regulatory exclusivity provisions covering these drugs expire or is ruled invalid, companies may begin to market FDA-approved generic versions of these drugs. To receive FDA approval of a generic drug, an applicant must demonstrate equivalence to the original drug. As of June 2010, generics and branded generics drugs constituted approximately 19% of all drug spending by IMS sales dollar, and, as of September 2010, represented approximately 78% of all the prescriptions in the U.S. Sales in our current target market of generic drugs in the U.S. are expected to increase by a CAGR of nearly 10% over the next three years as the U.S. government continues to focus on reducing medical costs due to pressures from large spending deficit, an aging population and the introduction of new products into the U.S. market. As of the end of 2009, estimates suggest that only approximately 350 of the approximately 750 FDA-approved small molecule injectable products in the U.S. have approved generic formulations. In addition, injectable products with U.S. patent protection that generated over $8.8 billion in U.S. revenue in 2009 are expected to become subject to generic competition in 2011 and 2012. We believe we are well-positioned to capitalize on this anticipated growth in the demand for generic drugs in light of our demonstrated ability to develop and source new products.

Product Competition and Costs

Within the U.S. generic pharmaceutical industry, the level of market share, revenue and gross profit attributable to a particular generic product is significantly influenced by the number of competitors in that product’s market and the timing of our product’s regulatory approval and launch in relation to competing approvals and launches. In order to establish market presence, we initially selected products for development based in large part on our ability to rapidly secure API sourcing, finished product manufacturing and regulatory approvals despite such products facing significant competition from existing generic products at their time of launch. As a result, our gross margins associated with such products have been adversely impacted by such competitive conditions. More recently, we have focused on developing value-added differentiated products where we can compete on many factors in addition to price. Specifically, we have targeted injectable products where the form or packaging of the product can be enhanced to improve delivery, patient safety or end-user convenience and where generic competition is likely to be limited by product manufacturing complexity or lack of API supply. In addition, we may challenge proprietary product patents to seek first-to-market rights.

Similarly, our initial focus in establishing our international network of collaborations was to rapidly secure the necessary API sourcing and finished product manufacturing for us to establish our market presence. As a result, we believe we have the opportunity to optimize our product margins by continuing to improve the commercial terms of our supply arrangements and to gain access to additional, more favorable API, product development and manufacturing capabilities. For example, we believe our KSP joint venture will be able to supply us with high-quality finished products at an attractive cost of goods once this facility is fully operational.

Product Development Costs

Since our inception, we have focused on developing a broad portfolio of injectable pharmaceuticals. The development of generic injectable products is characterized by significant up-front costs, including costs associated with product development activities, sourcing API and manufacturing capability, obtaining regulatory approvals, building inventory and sales and marketing. As a result, we have made, and we expect to continue to make, substantial investments in product development. Product development expenses for the years ended December 31, 2007, 2008 and 2009 and for the nine months ended September 30, 2010 totaled approximately $2.5 million, $14.9 million, $12.4 million and $8.6 million, respectively. In addition, we expect that our overall level of product development activity in any specific period will vary based upon our business strategy to continue to identify and source new product opportunities.

Our third-party development collaborations typically provide for achievement-based milestones to be paid by us throughout the product development process. To a significant degree, the specific timing as to the achievement of these milestones and the corresponding payments becoming payable by us is outside of our direct control. In addition, the amounts of these payments vary based on the specific milestone that was achieved by the third-party. As a result, our project development expenses may fluctuate on a quarterly basis depending on when specific milestones are achieved and the amounts of such payments.

Sales and Marketing Costs

In anticipation of the continued growth in our product portfolio, we have made substantial investments in our U.S.-based sales and marketing team. Our sales and marketing team was comprised of 28 members as of October 31, 2010, including 21 seasoned sales representatives with an average of approximately 25 years of experience in their respective territories. As a result, our sales and marketing expense has historically been a higher percentage of our net revenue than what we anticipate it will be going forward as we leverage our existing sales and marketing team capabilities across an expanded revenue base as a result of growth of our product portfolio from recently approved ANDAs, new products already in our pipeline and other new product opportunities, including in-licensed products and marketing arrangements with third parties.

Components of Revenue and Expenses

Net Revenue

We generate revenue principally from the sale of generic injectable drug products. During 2009, all of our net revenues were generated from the sale of generic injectable drug products presented in a variety of presentations, including single- and multi-dose vials, pre-filled ready-to-use syringes, medical devices and premix bags.

We typically establish multi-year agreements with GPOs and other buying groups to offer our products to our end-user customers, which include U.S. hospitals, critical care centers, home health companies, surgical centers, dialysis centers, oncology treatment facilities, government facilities, pharmacies, other outpatient clinics and physicians. Collectively, we believe the five largest U.S. GPOs represented the majority of the acute care hospital market in 2009. We currently derive, and expect to continue to derive, a large percentage of our revenue from end-user customers that are members of a small number of GPOs. For example, the five largest U.S. GPOs represented end-user customers that collectively accounted for approximately 37% and 36% of our net contract revenue for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively. Although our GPO pricing agreements are typically multi-year in duration, most of them may be terminated by either party with 60 or 90 days notice.

We distribute our products primarily through pharmaceutical wholesalers to the end-user customers. As is typical in the pharmaceutical industry, a significant amount of our products are sold to a small number of pharmaceutical wholesalers who supply end-users under our agreements with GPOs. Sales to the three largest pharmaceutical wholesalers in the U.S. market collectively represented approximately 93%, 79% and 89% of our net revenue for the years ended December 31, 2007, 2008 and 2009, respectively.

As end-users have multiple channels to access our products, we believe that we are not dependent on any single GPO, wholesaler or distributor for the distribution or sale of our products. No single end-user customer or group of affiliated end-user customers accounted for more than 10% of our net revenues for the years ended December 31, 2007, 2008 or 2009 or in the nine months ended September 30, 2010.

To help control our credit exposure, we routinely monitor the creditworthiness of customers, review outstanding customer balances and record allowances for bad debts as necessary. Historical credit loss has not been significant.

Cost of Goods Sold

Cost of goods sold includes the unit cost of each product sold, any related profit sharing or royalties pursuant to our supply agreements, third-party logistics and distribution costs, amortization of any capitalized approval-related milestone payments and, if applicable, freight-in costs. Cost of goods sold also includes a provision for inventory write-offs due to slow moving or expired products. Our products typically have a 24-month life cycle dating from manufacture to expiry of shelf-life.

Operating Expenses

We classify our operating expenses into the following three categories:

•	product development;

•	selling, general and administrative; and

•	equity in net loss of unconsolidated joint ventures.

Product Development

Our product development expenses consist of costs associated with our third-party product development collaborations, as well as internal costs incurred in connection with our third-party collaboration efforts. Our third-party development collaborations typically provide for achievement-based milestones to be paid by us throughout the product development process, typically upon: (i) signing of the development agreement; (ii) manufacture of the submission batches used in conjunction with the filing of an ANDA with the FDA; (iii) filing of an ANDA with the FDA; and (iv) FDA approval. Amortization of any capitalized approval-related milestone payments are included in cost of goods sold. In addition, depending upon the nature of the product and the terms of our collaboration, we may also provide or pay for API and samples of the reference-listed drug.

Selling, General and Administrative

Selling, general and administrative expenses consist of compensation for employees in executive and operational functions (including salary, bonus, stock compensation and other benefits), office expenses, business development expenses, all advertising and promotion costs, and business travel. After completion of this offering, we anticipate incurring a significant increase in general and administrative expenses as we operate as a public company. These increases will likely include increased costs for insurance, costs related to the hiring of additional personnel and payment to outside consultants, lawyers and accountants. We also expect to incur significant costs to comply with the corporate governance, internal control and similar requirements applicable to public companies.

Equity in Net Loss of Unconsolidated Joint Ventures

We currently have two collaborations structured as 50/50 joint ventures: our KSP and Sagent Strides joint ventures. We account for our 50% interest in each of these two joint ventures under the equity method of accounting. As a result, we record our investments in such joint ventures at cost on our consolidated balance sheet and periodically adjust the carrying amount of these investments to recognize the change in our share of the net assets of such joint ventures resulting from the net income or losses of such joint ventures. Through October 31, 2010, we have invested an aggregate of approximately $25.0 million and $2.8 million in our KSP and Sagent Strides joint ventures, respectively. We reflect our proportionate share of such joint ventures’ net losses in our consolidated statements of operations as “Equity in net loss of unconsolidated joint ventures.”

Change in Fair Value of Preferred Stock Warrants

In connection with the issuance of our Series B-1 preferred stock, we issued warrants to purchase an aggregate of 2,380,952 shares of Series B-1 preferred stock with an exercise price of $2.10 and warrants to purchase an aggregate of 2,040,816 shares of Series B-1 preferred stock at an exercise price of $2.45 per share, all of which were immediately exercisable at the time of issuance. Each warrant entitles its holder to purchase shares of our Series B-1 preferred stock or shares of the class and series of preferred stock issued by us to investors in a subsequent financing, subject to the terms and conditions set forth in the warrant agreement. For accounting purposes, these warrants are classified as liabilities in accordance with generally accepted accounting principles, and, as a result, the fair value of these warrants was recorded on our consolidated balance sheet at the time of their issuance and marked to market at each subsequent financial reporting period. The change in the fair value of the warrants is recorded in our consolidated statement of operations as “Change in fair value of preferred stock warrants.”

Critical Accounting Policies and Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. The most significant estimates in our consolidated financial statements are discussed below. Actual results could vary from those estimates.

Revenue Recognition

We typically recognize revenue upon delivery of the product to the customer, fulfillment of acceptance terms if any, and satisfaction of all significant contractual obligations. Net sales reflect reductions of gross sales for estimated wholesaler chargebacks, estimated contractual allowances and estimated early payment discounts. We also provide for estimated returns at the time of sale based on historic product return experience.

We have internal historical information on chargebacks, rebates and customer returns and credits which we use as the primary factor in determining the related provision and reserve requirements. Due to the similar nature of our generic injectable products and their primary use in hospital and clinical settings with generally consistent demand, we believe that this internal historical data, in conjunction with periodic review of available third-party data, provides a reliable basis for such estimates on existing and new products.

Shipping and handling fees billed to customers are recognized in net sales. Other shipping and handling costs are included in cost of goods sold.

Revenue Deductions

Chargebacks

The majority of our products are distributed through pharmaceutical wholesalers. In accordance with industry practice, sales to wholesalers are initially transacted at our wholesale list price. The wholesalers then generally sell to end-users, including U.S. hospitals, critical care centers, home health companies, surgical centers, dialysis centers, oncology treatment facilities, government facilities, pharmacies, other outpatient clinics and physicians, at a lower price based upon contracts between us and the end-user or its GPO. We record sales to a wholesaler and the resulting receivable at our list price. However, our experience indicates that most sales at list prices will eventually be amended, at the time the wholesaler sells to the end-user, to reflect a lower sale price based upon contract prices negotiated between the GPO or other buying group and us. Therefore, at the time of the sale, a contra asset is recorded for, and revenue is reduced by, the difference between the list price and the estimated average end-user contract price. This contra asset is calculated by product code, taking the expected number of outstanding wholesale units that will ultimately be sold under end-user contracts multiplied by the anticipated, weighted-average contract price. When the wholesaler ultimately sells the product to the end-user at the end-user contract price, the wholesaler charges us, or issues a chargeback, for the difference between the list price and the actual price paid by the end-user. Such chargeback is offset against the initial estimated contra asset.

The significant estimates inherent in the initial chargeback provision relate to the number of wholesale units pending chargeback and to the ultimate end-user contract selling price. We base the estimate for these factors on internal, product-specific sales and chargeback processing experience, wholesaler inventory stocking levels, current contract pricing and the expectation for future contract pricing changes and IMS data. Our chargeback provision is also potentially impacted by a number of market conditions including competitive pricing, competitive products and changes impacting demand in both the distribution channel and among the ultimate end-user customers.

We rely on internal data, wholesaler inventory reports and management estimates in order to estimate the amount of inventory in the channel subject to future chargeback. The amount of product in the channel is comprised of product at the wholesaler and that the wholesaler has yet to report as end-user sales. A 1% decrease in estimated end-user contract selling prices would reduce net revenue for the year ended December 31, 2009, by $0.1 million and a 1% increase in wholesale units pending chargeback for the year ended December 31, 2009, would reduce net revenue by less than $0.1 million.

The provision for chargebacks is presented in the financial statements as a reduction of gross sales:

	For the year ended December 31,			For the nine months ended September 30, 2010
	2007	2008	2009
				(unaudited)
	(amounts in thousands)
Balance at beginning of year	$—	$76	$11,502	$11,740
Provision for chargebacks	76	24,789	86,633	63,746
Credit or checks issued to third parties	—	(13,363)	(86,395)	(65,825)

Balance at end of period	$76	$11,502	$11,740	$9,661

Cash Discounts

We offer cash discounts, generally 2% of the gross sales price, as an incentive for prompt payment and occasionally may offer greater discounts and extended payment terms in support of product launches or other promotional programs. Our wholesale customers typically pay within terms, and we account for cash discounts by reducing accounts receivable by the full amount of the discount offered at the time of sale. We consider payment performance and adjust the accrual to reflect actual experience.

Sales Returns

Consistent with industry practice, our return policy permits customers to return products within a window of time before and after the expiration of product dating. We provide for product returns and other customer credits at the time of sale by applying historical experience factors. We provide specifically for known outstanding returns and credits. The effect of any changes in estimated returns is taken in the current period’s income.

For returns of established products, we estimate the sales return accrual primarily based on historical experience regarding sales returns but also consider other factors that could impact sales returns, including levels of inventory in the distribution channel, estimated shelf life, product recalls, product discontinuances, price changes of competitive products and introductions of competitive new products. We take each of these factors into account and adjust the accrual periodically throughout each year to reflect actual experience.

Contractual Allowances

Consistent with pharmaceutical industry practice, contractual allowances, generally rebates or administrative fees, are offered to certain pharmaceutical wholesalers, GPOs and end-user customers. Settlement of rebates and fees may generally occur from one to five months from date of sale. We provide a provision for contractual allowances at the time of sale based on the historical relationship between sales and such allowances. Contractual allowances are reflected in the financial statements as a reduction of revenues and as a current accrued liability.

Inventories

Inventories, all of which are finished goods, are stated at the lower of cost (first in, first out) or market value. Inventories consist of products currently approved for marketing and may include certain products pending regulatory approval. From time to time, we capitalize inventory costs associated with products prior to receiving regulatory approval based on our judgment of probable future commercial success and realizable value. Such judgment incorporates management’s knowledge and best judgment of where the product is in the regulatory review process, market conditions, competing products and economic expectations for the product post-approval relative to the risk of manufacturing the product prior to approval. If final regulatory approval for such products is denied or delayed, we may need to provide for and expense such inventory. No inventory pending regulatory approval was capitalized at September 30, 2010, or at December 31, 2009 or 2008. We capitalized $0.6 million of inventory prior to regulatory approval as of December 31, 2007 and began selling the product in 2008.

We establish reserves for our inventory to reflect situations in which the cost of the inventory is not expected to be recovered. In evaluating whether inventory is stated at the lower of cost or market, management considers such factors as the amount of inventory on hand, estimated time required to sell such inventory, remaining shelf life and current expected market conditions, including level of competition. We record provisions for inventory to cost of goods sold.

Accounting Estimates and Judgments

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We base our estimates on past experience and on other factors we deem reasonable given the circumstances. Past results help form the basis for our judgments about the carrying value of assets and liabilities that are not determined from other sources. Actual results could differ from those estimates. These estimates, judgments and assumptions are most critical with respect to our accounting for revenue recognition and related deductions, provision for income taxes, stock-based compensation, product development expenses and intangible assets.

Income Taxes

Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases as well as net operating loss and capital loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the financial statements in the period that includes the legislative enactment date. We establish valuation allowances against deferred tax assets when it is more likely than not that the realization of those deferred tax assets will not occur.

In assessing the potential for realization of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We also consider the scheduled reversal of deferred tax liabilities, projected future taxable income or losses, and tax planning strategies in making this assessment. Based upon our history of tax losses and projections for future taxable income over the periods in which the deferred tax assets are deductible, we do not believe realization of these tax assets is more likely than not. As a result, full valuation allowances for the deferred tax assets were established.

Stock-Based Compensation

We recognize compensation cost for all share-base payments (including employee stock options) at fair value. We use the straight-line attribution method to recognize share-based compensation expense over the vesting period of the award.

We measure and recognize stock based compensation expense for performance based options if the performance measures are considered probable of being achieved. We evaluate the probability of the achievement of the performance measures at each balance sheet date. If it is not probable that the performance measures will be achieved, any previously recognized compensation cost is reversed.

We estimate the value of stock options on the date of grant using a Black-Scholes option pricing model that incorporates various assumptions. The risk-free rate of interest for the average contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The dividend yield is zero as we had not paid nor do we anticipate paying any dividends. We used the “simplified method” described in SEC Staff Accounting Bulletin Topic 14 where the expected term of awards granted is based on the midpoint between the vesting date and the end of the contractual term. We do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term due to the shares not being publicly traded. Expected volatility is based on the historical volatility of similar companies’ stock. The weighted-average estimated values of employee stock option grants and rights granted under our employee stock purchase plan as well as the weighted-average assumptions that were used in calculating such values during the last three years were based on estimates at the date of grant as follows:

	For the year ended December 31,
	2007	2008	2009
Volatility	50%	51%	63%
Risk-free interest rate	4.86%	3.49%	2.40%
Expected term	6 years	6 years	6 years
Expected dividends	—	—	—
Weighted-average grant date fair value of options granted	$0.14	$0.29	$0.32

Stock options outstanding that have vested or are expected to vest as of December 31, 2009, were as follows:

	Number of shares	Weighted- average exercise price	Weighted-average remaining contractual term	Aggregate intrinsic value(1)
Vested	1,341,402	$0.42	8.2	$169,601
Expected to vest	7,162,401	0.53	9.0	142,047

Total	8,503,803	$0.51	8.9	$311,648

(1)	Represents the difference between the exercise price and $0.53, the estimated fair value of our common stock on December 31, 2009, for in-the-money options.

Stock Option Activity

The following table sets forth stock option activity for the years ended December 31, 2007, 2008 and 2009:

	Options outstanding		Exercisable options
	Number of shares	Weighted- average exercise price	Number of shares	Weighted- average exercise price
Outstanding at December 31, 2006	—	$—	—	$—

Granted	1,278,000	0.22
Exercised	(110,750)	0.10
Canceled	—	—

Outstanding at December 31, 2007	1,167,250	0.23	179,419	0.21

Granted	5,265,558	0.54
Exercised	(100,750)	0.16
Canceled	(11,750)	0.47

Outstanding at December 31, 2008	6,320,308	0.49	400,253	0.24

Granted	2,724,000	0.55
Exercised	(184,167)	0.33
Canceled	(356,338)	0.49

Outstanding at December 31, 2009	8,503,803	$0.51	1,341,402	$0.42

As of December 31, 2007, the weighted-average remaining contractual life of options outstanding and options exercisable were 9.5 years and 9.4 years, respectively. As of December 31, 2008, the weighted-average remaining contractual life of options outstanding and options exercisable were 9.5 years and 8.5 years, respectively. As of December 31, 2009, the weighted-average remaining contractual life of options outstanding and options exercisable were 8.9 years and 8.2 years, respectively.

The total intrinsic value of options exercised in 2007, 2008 and 2009 was $24,000, $38,000 and $41,000, respectively. The total fair value of options vested in 2007, 2008 and 2009 was approximately $25,000, $74,000, and $356,000, respectively. As of December 31, 2007, there was $0.2 million of unrecognized stock-based compensation expense related to nonvested stock options, which will be recognized over a weighted-average period of 3.3 years. As of December 31, 2008, there was $1.7 million of unrecognized stock-based compensation expense related to nonvested stock options, which will be recognized over a weighted-average period of 2.8 years. As of December 31, 2009, there was $2.2 million of unrecognized stock-based compensation expense related to nonvested stock options, which will be recognized over a weighted-average period of 2.4 years.

The following table presents the grant dates and related exercise prices of stock options and other stock awards granted in the nine month period ended September 30, 2010.

Date of Issuance	Nature of Issuance	Number of Shares	Exercise or Purchase Price per Share	Per Share Estimated Fair Value of Common Stock	Per Share Weighted Average Estimated Fair Value of Options
March 25, 2010	Option Grant	5,000	$0.55	$0.53	$0.33
June 25, 2010	Option Grant	465,000	$0.55	$0.53	$0.33
July 23, 2010	Option Grant	1,145,000	$0.55	$0.53	$0.33

We have historically granted stock options at exercise prices at, or slightly higher than, the estimated fair value of our common stock as determined by our board of directors and management. Our board of directors has historically determined the estimated fair value of our common stock on the date of grant based on a number of objective and subjective factors, including:

•	the prices at which we sold shares of preferred stock;

•	the superior rights and preferences of securities senior to our common stock at the time of each grant;

•	the likelihood of achieving a liquidity event such as an initial public offering, sale or dissolution of our company;

•	our historical operating and financial performance, status of our product development efforts and our most recent forecasts;

•	comparison with more recent forecasts upon which our annual valuations were based;

•	achievement of enterprise milestones, including product approval or launch and our entering into collaboration and license agreements; and

•	external market conditions affecting our industry sector.

The valuations were prepared consistent with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation (the “Practice Aid”). We used the guideline company method and the similar transaction method of the market approach, which looks at projected future cash flows, to value our company from among the alternatives discussed in the Practice Aid. In addition, as we have several series of preferred stock outstanding, it was also necessary to allocate our company’s value to the various classes of stock, including stock options. As provided in the Practice Aid, there are several approaches for allocating enterprise value of a privately-held company among the securities held in a complex capital structure. The possible methodologies include the probability-weighted expected return method, the option-pricing method and the current value method.

We used the probability-weighted expected return method described in the Practice Aid to allocate the enterprise values to the common stock. Under this method, the value of our common stock is estimated based upon an analysis of future values for our company assuming various future outcomes, the timing of which is based on the plans of our board of directors and management. Under this approach, share value is based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to us, as well as the rights of each share class. We estimated the fair value of our common stock using a probability-weighted analysis of the present value of the returns afforded to our stockholders under each of the four possible future scenarios. Three of the scenarios assumed a shareholder exit, either through an initial public offering or a sale of our company. The fourth scenario assumed a dissolution of our company with no value in the equity of the company.

In each of the last three years, our management has performed an annual valuation during the fourth quarter of each year. These annual valuations performed by management have been used by our board of directors to estimate the fair value of our common stock as of each option grant date listed and by management in calculating share-based compensation expense. Our board of directors uses the most recent annual valuation provided by management for determining the fair value of our common stock unless a specific event occurs that necessitates an interim valuation.

During 2010, our board of directors granted stock options at various dates as set forth in the table above, each having an exercise price of $0.55 per common share, compared to the 2009 annual valuation of $0.53 per common share. The board of directors considered the 2009 annual valuation as of November 30, 2009, and concluded that key milestones and financial results included in the valuation progressed significantly in line with the assumptions therein to warrant continued reliance on the 2009 annual valuation. In addition, no events or milestones that were not contemplated within that valuation and that would materially affect the valuation have occurred. The board of directors also believes that the relative probabilities and weighting of the four scenarios assumed in the valuation remained relevant and that financial market conditions were consistent with conditions at the time of the 2009 annual valuation in subsequent 2010 grants.

There are significant judgments and estimates inherent in the determination of the valuation, including assumptions regarding our future performance, the time to complete the initial public offering or other liquidity event, and the timing and probability of launching our product candidates, as well as determinations of the appropriate valuation methods. Had we made different assumptions, our share-based compensation expense, net loss and net loss per share could have been significantly different.

We have also granted performance based stock options with terms that allow the recipients to vest in a specific number of shares based upon the achievement of certain performance measures, as specified in the grants. Share-based compensation expense associated with these stock options is recognized over the requisite service period of the awards or the implied service period, if shorter.

While the assumptions used to calculate and account for share-based compensation awards represent management’s best estimates, these estimates involve inherent uncertainties and the application of management’s judgment. As a result, if revisions are made to our underlying assumptions and estimates, our share-based compensation expense could vary significantly from period-to-period.

Product Development

Product development costs are expensed as incurred. These expenses include the costs of our internal product development efforts, acquired in-process product development, as well as both external and internal costs incurred in connection with our third-party collaboration efforts. Our third-party development collaborations typically provide for achievement-based milestones to be paid by us throughout the product development process, typically upon: (i) signing of the development agreement; (ii) manufacture of the submission batches used in conjunction with the filing of an ANDA with the FDA; (iii) filing of an ANDA with the FDA; and (iv) FDA approval. In addition, depending upon the nature of the product and the terms of our collaboration, we may also provide or pay for API and samples of the reference-listed drug.

Preapproval milestone payments made under contract product development arrangements or product licensing arrangements prior to regulatory approval are expensed as a component of product development when the related milestone is achieved. Once the product receives regulatory approval, we record any subsequent milestone payments as an intangible asset to be amortized on a straight-line basis as a component of cost of goods sold over the related license period or the estimated life of the acquired product, which ranges from three years to seven years with a weighted-average of four years prior to the next renewal or extension as of December 31, 2009. This methodology represents the period estimated cash flows are expected to be derived from such payments. We make the determination whether to capitalize or expense amounts related to the development of new products and technologies through agreements with third parties based on our ability to recover its cost in a reasonable period of time from the estimated future cash flows anticipated to be generated pursuant to each agreement. Market, regulatory and legal factors, among other things, may affect the ability to realize projected cash flows that an agreement was initially expected to generate. We regularly monitor these factors and subject all capitalized costs to periodic impairment testing.

Intangible Assets

Certain amounts paid to third parties related to the development of new products and technologies, as described above, are capitalized and included in intangible assets in the accompanying consolidated balance sheets.

Recently Adopted Accounting Standards

Effective July 1, 2009, the Financial Accounting Standards Board (“FASB”) issued and we adopted Accounting Standards Codification (“ASC”) Topic 105, FASB Accounting Standards Codification (formerly Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—A replacement of FASB Statement No. 162). ASC Topic 105 reduces GAAP hierarchy to two levels, one that is authoritative and one that is not. As the guidance was not intended to change or alter existing GAAP, adoption of this pronouncement did not have an effect on our consolidated financial statements.

Effective January 1, 2009, we adopted ASC Topic 740, Income Taxes (formerly FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109). ASC Topic 740 clarified the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. This new guidance prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The adoption of this new guidance did not have a material impact on our consolidated financial statements. There was no effect on retained earnings upon adoption.

We adopted the provisions of ASC Topic 855, Subsequent Events, for the year ended December 31, 2009. ASC Topic 855 establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or available to be issued. There was no impact to our consolidated financial position, results of operations or cash flows upon adoption of this guidance.

We adopted the provisions of ASC Topic 350, Intangibles—Goodwill and Other, on January 1, 2009. ASC 350 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under ASC Topic 350. This guidance was applied prospectively to intangible assets acquired on or after January 1, 2009. There was no impact to our consolidated financial position, results of operations or cash flows upon adoption of this guidance.

In August 2009, the FASB issued additional guidance on the fair value measurement of liabilities. The amendments to ASC Topic 820, Measuring Liabilities at Fair Value, provide clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the specified techniques. These amendments are effective for us beginning January 1, 2009. Adoption of the standard did not have a material impact on our consolidated financial statements.

In June 2009, the FASB issued Amendments to FASB Interpretation No. 46(R), codified as FASB ASC 810-10, which modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. FASB ASC 810-10 clarifies that the determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. FASB ASC 810-10 requires an ongoing reassessment of whether a company is the primary beneficiary of a variable interest entity. FASB ASC 810-10 also requires additional disclosures about a company’s involvement in variable interest entities and any significant changes in risk exposure due to that involvement. FASB ASC 810-10 is effective for fiscal years beginning after November 15, 2009. The adoption of FASB ASC 810-10 is not expected to have an impact on our financial condition, results of operations or cash flows.

Results of Operations

Nine Months Ended September 30, 2010 Compared to Nine Months Ended September 30, 2009

The following table presents our consolidated statements of operations for the nine months ended September 30, 2009 and 2010 and forms the basis for the following discussion of our operating activities and results of operations:

	For the nine months ended September 30,		2010 vs. 2009
	2009	2010	$ change	% change
	(unaudited)
	(amounts in thousands)
Net revenue	$19,973	$40,473	$20,500	103%
Cost of goods sold	19,206	37,544	18,338	95%

Gross profit	767	2,929	2,162	282%
Operating expenses:
Product development	9,911	8,600	(1,311)	(13)%
Selling, general and administrative	12,087	13,002	915	8%
Equity in net loss of unconsolidated joint ventures	1,107	979	(128)	(12)%

Total operating expense	23,105	22,581	(524)	(2)%

Loss from operations	(22,338)	(19,652)	2,686	12%
Interest income and other	58	22	(36)	(62)%
Interest expense	(223)	(710)	(487)	(218)%
Change in fair value of preferred stock warrants	—	(548)	(548)	(100)%

Loss before income taxes	(22,503)	(20,888)	1,615	7%
Provision for income taxes	—	—	—	—

Net loss	$(22,503)	$(20,888)	$1,615	7%

Net revenue.    Net revenue for the nine months ended September 30, 2010 totaled $40.5 million, an increase of $20.5 million, or 103%, as compared to $20.0 million for the same period of 2009. The launch of six new product families, including nine heparin codes, represented $7.8 million, or 38%, of the net revenue increase in the nine months ended September 30, 2010 as compared to the same period in 2009. During the nine months ended September 30, 2010, net revenue from products launched in 2009 totaled $9.1 million, an increase of $7.6 million, as compared to $1.5 million for the same period of 2009. The increase in net revenue from products launched in 2009 was due primarily to the inclusion of a full nine-months net revenue for those products and increased market penetration. Net revenue for the nine months ended September 30, 2010 for products launched prior to 2009 totaled $23.6 million, an increase of $5.1 million, or 28%, as compared to $18.5 million for the same period of 2009, and represented 25% of the total net revenue increase for the period. This increase resulted from a 30% increase in unit volumes due to increased market penetration partially offset by a 17% decrease in average selling price due to additional competition in the market place.

Cost of goods sold.    Cost of goods sold for nine months ended September 30, 2010 totaled $37.5 million, an increase of $18.3 million, or 95%, as compared to $19.2 million for the same period of 2009. The increase was due mainly to increased volume of pre-existing products during the year as well as new product launches. Gross profit as a percentage of net revenue was 7.2% and 3.8% for the nine months ended September 30, 2010 and 2009, respectively. The increase in gross profit as a percentage of net revenue was primarily driven by new product launches, principally our heparin products, which contributed to a higher overall gross margin.

Product development.    Product development expense for the nine months ended September 30, 2010 totaled $8.6 million, a decrease of $1.3 million, or 13%, as compared to $9.9 million for the same period of 2009. The decrease in product development expense was mainly a result of the timing of development activities as the number of products under development did not change significantly period-over-period.

Selling, general and administrative.    Selling, general and administrative expenses for the nine months ended September 30, 2010 totaled $13.0 million, an increase of $0.9 million, or 7%, as compared to $12.1 million for the same period of 2009. Selling, general and administrative expense as a percentage of net revenues was 32% and 61% for nine months ended September 30, 2010 and 2009, respectively; the reduction reflecting the benefit of increased net sales across our existing sales and marketing organization which had been established in anticipation of new product launches. The dollar increase in selling, general and administrative expense was primarily due to an increase in headcount and related expenses and corporate infrastructure to support our anticipated growth.

Equity in net loss of unconsolidated joint ventures.    Equity in net loss of unconsolidated joint ventures for the nine months ended September 30, 2010 totaled $1.0 million, a decrease of $0.1 million, or 12%, as compared to $1.1 million for the same period of 2009. The decrease was primarily due to a decrease in product development expenses associated with our Sagent Strides joint venture, which was partially offset by an increase in start-up costs associated with our KSP joint venture.

Interest income and other.    Interest income and other for the nine months ended September 30, 2010 and 2009 totaled $0.0 million and $0.1 million, respectively.

Interest expense.    Interest expense for the nine months ended September 30, 2010 totaled $0.7 million, an increase of $0.5 million, or 218%, as compared to $0.2 million for the same period of 2009. The increase was due to higher average borrowings during the first nine months of 2010 as compared to the same period of 2009 under our senior secured revolving credit facility.

Change in fair value of preferred stock warrants.    Change in fair value of preferred stock warrants for the nine months ended September 30, 2010 was $0.5 million resulting from the change in the fair value from issuance on April 6, 2010 through September 30, 2010.

Provision for income taxes.    We have generated tax losses since inception and do not believe that it is more likely than not that the net operating loss carryforwards and other deferred tax assets will be utilized. As a result, we have decided that a full valuation allowance is needed against the deferred tax assets.

Years Ended December 31, 2007, 2008 and 2009

The following table presents our consolidated statements of operations for the years ended December 31, 2007, 2008 and 2009 and forms the basis for the following discussion of our operating activities and results of operations:

	For the year ended December 31,			2008 vs. 2007		2009 vs. 2008
	2007	2008	2009	$ change	% change	$ change	% change
	(amounts in thousands)
Net revenue	$104	$12,006	$29,222	$11,902	11,444%	$17,216	143%
Cost of goods sold	65	11,933	28,785	11,868	18,258%	16,852	141%

Gross profit	39	73	437	34	87%	364	499%
Operating expenses:
Product development	2,540	14,944	12,404	12,404	488%	(2,540)	(17)%
Selling, general and administrative	10,603	15,024	16,677	4,421	42%	1,653	11%
Equity in net loss of unconsolidated joint ventures	698	1,087	1,491	389	56%	404	37%

Total operating expense	13,841	31,055	30,572	17,214	124%	(483)	(2)%

Loss from operations	(13,802)	(30,982)	(30,135)	(17,180)	124%	847	3%
Interest income and other	627	527	66	(100)	(16)%	(461)	(87)%
Interest expense	(33)	—	(467)	33	(100)%	(467)	100%

Loss before income taxes	(13,208)	(30,455)	(30,536)	(17,247)	131%	(81)	0%
Provision for income taxes	—	—	—	—	—	—	—

Net loss	$(13,208)	$(30,455)	$(30,536)	$(17,247)	131%	$(81)	0%

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Net revenue.    Net revenue for the year ended December 31, 2009 totaled $29.2 million, an increase of $17.2 million, or 143%, as compared to $12.0 million in 2008. The launch of seven new product families during 2009 contributed $3.5 million, or 20%, of the net revenue increase. Net revenue from products launched in 2008 was $22.4 million in 2009, an increase of $12.5 million, as compared to $9.9 million for the same period of 2008. The 2009 increase in net revenue from 2008 product launches was due to the inclusion of a full 12 months of sales from these products in 2009 and associated increased market penetration. Net revenue in 2009 from products launched in 2007 totaled $3.3 million, an increase of $1.7 million, or 106%, as compared to $1.6 million for such products in the same period of 2008; the increase resulting from a 130% increase in unit volumes resulting from increased market penetration partially offset by a 8% decrease in average selling prices due to additional competition in the market place.

Cost of goods sold.    Cost of goods sold for the year ended December 31, 2009 totaled $28.8 million, an increase of $16.9 million, or 141%, as compared to $11.9 million for the same period of 2008. The increase was due mainly to increased volume of pre-existing products during the year as well as new product launches. Gross profit as a percentage of net revenue was 1.5% and 0.6% for the years ended December 31, 2009 and 2008, respectively. In each period, our gross margin was adversely impacted by competitive market conditions with respect to our anti-infective products, as well as the terms of our collaboration agreements for such products.

Product development.    Product development expense for the year ended December 31, 2009 totaled $12.4 million, a decrease of $2.5 million, or 17%, as compared to $14.9 million for the same period of 2008. The decrease in product development expense was mainly a result of the timing of development activities as the number of products under development did not change significantly year-over-year.

Selling, general and administrative.    Selling, general and administrative expenses for the year ended December 31, 2009 totaled $16.7 million, an increase of $1.7 million, or 11%, as compared to $15.0 million for the same period of 2008. Selling, general and administrative expense as a percentage of net revenues was 57% and 125% for the years ended December 31, 2009 and 2008, respectively. The dollar increase in selling, general and administrative expense was primarily due to an increase in headcount and related expenses and corporate infrastructure to support our anticipated growth.

Equity in net loss of unconsolidated joint ventures.    Equity in net loss of unconsolidated joint ventures for the year ended December 31, 2009 totaled $1.5 million, an increase of $0.4 million, or 37%, as compared to $1.1 million for the same period of 2008. The increase was primarily due to continued start-up activities associated with our joint ventures.

Interest income and other.    Interest income and other for the year ended December 31, 2009 totaled $0.1 million, a decrease of $0.5 million as compared to $0.5 million for the same period of 2008. The decrease was primarily due to lower average invested cash balances during the year ended December 31, 2009 as compared to the same period of 2008.

Interest expense.    Interest expense for the year ended December 31, 2009 totaled $0.5 million, an increase of $0.5 million, as compared to $0.0 million for the same period of 2008. The increase was due to the borrowings we incurred under our senior secured revolving credit facility in 2009. We had no outstanding borrowings during 2008.

Provision for income taxes.    We have generated tax losses since inception and do not believe that it is more likely than not that the losses and other deferred tax assets will be utilized. As a result, we have decided that a full valuation allowance is needed against the deferred tax assets. Net operating loss carryforwards were $21.3 million and $18.7 million for the years ended December 31, 2009 and 2008, respectively, and will expire in 2029 and 2028, respectively.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Net revenue.    Net revenue for the year ended December 31, 2008 totaled $12.0 million, an increase of $11.9 million, as compared to $0.1 million for the same period of 2007, our first year of commercial operations. Product launches of seven new product families consisting of 17 product codes represented $9.9 million, or 84%, of the net revenue increase. Excluding new product launches, net revenue totaled $1.6 million, an increase of $1.5 million, as compared to net revenue of $0.1 million for the same period of 2007. This increase resulted from increased unit volumes due to timing of our 2007 product launches and market penetration.

Cost of goods sold.    Cost of goods sold for the year ended December 31, 2008 totaled $11.9 million, an increase of $11.9 million, as compared to $0.1 million for the same period of 2007. The increase was due mainly to increased volume from new product launches during the year as well as increased volumes from pre-existing products. Gross profit as a percentage of net revenue was 0.6% for the year ended December 31, 2008. During this period, we launched our cefepime and ciprofloxacin products following the expiration of their respective innovator patents, as well as four additional anti-infective products into markets with well-established competitive products. Our overall gross margin during 2008 was adversely impacted by the launch of these four additional products due to competitive conditions in their respective markets.

Product development.    Product development expense for the year ended December 31, 2008 totaled $14.9 million, an increase of $12.4 million, as compared to $2.5 million for the same period of 2007. The increase in product development spending was mainly due to increased development activities as the number of products under development in 2008 increased significantly from 2007.

Selling, general and administrative.    Selling, general and administrative expenses for the year ended December 31, 2008 totaled $15.0 million, an increase of $4.4 million, or 42%, as compared to $10.6 million for the same period of 2007. Selling, general and administrative expense as a percentage of net revenues was 125% for the year ended December 31, 2008. The dollar increase in selling, general and administrative expense was primarily due to an increase in headcount and related expenses and corporate infrastructure to support our anticipated growth.

Equity in net loss of unconsolidated joint ventures.    Equity in net loss of unconsolidated joint ventures for the year ended December 31, 2008 totaled $1.1 million, an increase of $0.4 million, or 56%, as compared to $0.7 million for the same period of 2007. The increase was primarily due to continued start-up and product development activities associated with our joint ventures.

Interest income and other.    Interest income and other for the year ended December 31, 2008 totaled $0.5 million, a decrease of $0.1 million as compared to $0.6 million for the same period of 2007. The decrease was primarily due to lower average invested cash balances during the year ended December 31, 2008 as compared to the same period of 2007.

Provision for income taxes.    We have generated tax losses since inception and do not believe that it is more likely than not that the losses and other deferred tax assets will be utilized. As a result, we have decided that a full valuation allowance is needed against the deferred tax assets. Net operating loss carryforwards were $0.8 million and $18.7 million for the years ended December 31, 2007 and 2008, respectively, and will expire in 2028 and 2027, respectively.

Liquidity and Capital Resources

Our primary uses of cash are to fund working capital requirements, product development costs, operating expenses, acquisition of product rights and investments in our KSP and Sagent Strides joint ventures. Historically, we have funded our operations primarily through private placements of preferred stock and other equity securities supplemented with borrowings under our senior secured revolving credit facility. As of September 30, 2010, we had received net proceeds of approximately $158.8 million from the sale of equity securities since our inception and had $9.5 million of outstanding borrowings under our senior secured revolving credit facility. As of September 30, 2010, our principal sources of liquidity consisted of cash and cash equivalents of $30.4 million.

We intend to use the net proceeds from this offering for general corporate purposes, which we expect to include funding working capital, product development and operating expenses. See “Use of Proceeds.”

Funding Requirements

As of the date of this prospectus, we have not generated any operating profit and we do not expect to do so in the near term. We expect our continuing operating losses to result in the continued use of cash used for operations. Our future capital requirements will depend on a number of factors, including the continued commercial success of our existing products, including additional market share gains by our heparin products, launching the 45 products that are represented by our 77 ANDAs that have been recently approved or are pending approval by the FDA as of October 31, 2010 and successfully identifying and sourcing other new product opportunities.

Based on our existing business plan, we expect the net proceeds of this offering, together with our existing sources of liquidity as of the date of this prospectus, will be sufficient to fund our planned operations, including the continued development of our product pipeline, for at least the next 12 months. However, we may require additional funds earlier than we currently expect to in the event we change our business plan or encounter unexpected developments, including unforeseen competitive conditions within our product markets, changes in the regulatory environment or the loss of key relationships with suppliers, GPOs or end-user customers.

If required, additional funding may not be available to us on acceptable terms or at all. In addition, the terms of any financing may adversely affect the holdings or the rights of our stockholders. For example, if we raise additional funds by issuing equity securities or by selling convertible debt securities, further dilution to our existing stockholders may result. To the extent our capital resources are insufficient to meet our future capital requirements, we will need to finance our future cash needs through public or private equity offerings or debt financings.

If adequate funds are not available, we may be required to terminate, significantly modify or delay the development or commercialization of new products. We may elect to raise additional funds even before we need them if the conditions for raising capital are favorable.

Cash Flows

Overview

On September 30, 2010, cash and cash equivalents (restricted and unrestricted) on hand totaled $30.4 million, working capital totaled $36.7 million and our current ratio (current assets to current liabilities) was approximately 2 to 1. During the nine month period ended September 30, 2010, we received net proceeds of approximately $45.8 million from the sale of equity securities. The following table summarizes our sales of equity securities during this period:

Date Completed	Proceeds
March 22, 2010	$9,800,000
April 6, 2010	30,000,000
August 1, 2010	1,000,000
August 20, 2010	5,000,000

Total	$45,800,000

The following tables summarize key elements of our financial position and sources and uses of cash and cash equivalents as of each of the three years ended December 31, 2007, 2008 and 2009 and as of the nine months ended September 30, 2009 and 2010:

	As of December 31,			As of September 30,
	2007	2008	2009	2009	2010
				(unaudited)
	(amounts in thousands)
Summary of Financial Position:
Cash and cash equivalents (restricted and unrestricted)	$33,307	$25,788	$8,139	$19,234	$30,448
Working capital	29,155	19,675	16,161	24,329	36,727
Total assets	43,650	51,040	64,096	66,035	98,211
Long-term debt and notes payable	—	—	4,518	6,040	9,457

	For the year ended December 31,			For the nine months ended September 30,
	2007	2008	2009	2009	2010
				(unaudited)
	(amounts in thousands)
Net cash (used in) provided by:
Operating activities	$(9,977)	$(24,870)	$(42,781)	$(35,496)	$(22,322)
Investing activities	(8,450)	(12,380)	(9,443)	(6,893)	(6,255)
Financing activities	49,014	30,016	34,297	35,806	50,468

Net increase (decrease) in cash and cash equivalents	$30,587	$(7,234)	$(17,927)	$(6,583)	$21,891

Sources and Uses of Cash

Operating activities.    Net cash used in operating activities was $22.3 million for the nine month period ended September 30, 2010. This net use of cash was primarily due to the net loss for the period of $20.8 million and $6.5 million use of cash to fund inventory and accounts receivable net of accounts payable to meet future sales demands and launch new products. These cash outflows were partially offset by a $2.4 million decrease in prepaid expenses and $0.6 million of non-cash expenses related to amortization of intangibles.

Net cash used in operating activities was $42.8 million for the year ended December 31, 2009. This net use of cash was primarily due to the net loss for the period of $30.5 million. In addition, acquisition of inventory resulted in a net cash use of $12.5 million to meet future sales demands and launch new products. Accounts receivable increased over the prior year as a result of higher sales causing a $6.7 million use of cash. These cash outflows were partially offset by a $9.3 million increase in accounts payable, resulting from increases in inventory and $4.0 million of non-cash expenses related to amortization of intangibles.

Investing activities.    Net cash used in investing activities was $6.3 million for the nine month period ended September 30, 2010. This use of cash was primarily due to funding of our joint ventures.

Net cash used in investing activities was $9.4 million for the year ended December 31, 2009. This use of cash was primarily due to funding of our joint ventures.

Financing activities.    Net cash provided by financing activities was $50.5 million for the nine month period ended September 30, 2010, which included $45.5 million relating to the issuance of 32.7 million shares of Series B preferred stock and $4.9 million from an increase in borrowings under our senior secured revolving credit facility.

Net cash provided by financing activities was $34.3 million for the year ended December 31, 2009, which included $30.1 million relating to the issuance of 30 million shares of Series A preferred stock and $4.5 million of borrowings under our senior secured revolving credit facility.

Senior Secured Revolving Credit Facility

On June 16, 2009, we entered into a senior secured revolving credit facility with Midcap Financial, LLC pursuant to which we are able to borrow up to $15.0 million in revolving loans, subject to borrowing availability. The borrowing availability is calculated based on eligible accounts receivable and inventory. The senior secured revolving credit facility expires June 16, 2012. Borrowings under the senior secured revolving credit facility may be used for general corporate purposes, including funding working capital. Amounts drawn bear an interest rate equal to either an adjusted London Interbank Offered Rate (“LIBOR”), plus a margin of 5.50%, or an alternate base rate plus a margin of 4.50%. Loans under the senior secured revolving credit facility are secured by substantially all of our assets.

As of September 30, 2010, we had $9.5 million of outstanding borrowings under our senior secured revolving credit facility, which represented our maximum borrowing availability as of that date based on our borrowing base calculation.

The senior secured revolving credit facility contains various covenants, including net sales performance, ability to incur additional indebtedness, create liens, make certain investments, pay dividends, sell assets, or enter into a merger or acquisition. With respect to dividends, our principal operating subsidiary, as the borrower under the senior secured credit facility, is currently prohibited, subject to certain limited exceptions, from declaring dividends or otherwise making any distributions, loans or advances to its parent company, Sagent Holding Co., and we expect this restriction to continue in the foreseeable future. This restriction has not had a negative effect on the ability of the parent company to meet its cash obligations since we have funded our operations to date primarily from sales of preferred stock and other equity securities of the parent company. Going forward, we do not expect that this restriction will have a negative effect on the ability of the parent company to meet its future cash obligations as it will have access to the net proceeds from this offering. As of September 30, 2010, we were in compliance with all the covenants under the senior secured revolving credit facility.

For additional information regarding the terms of the senior secured revolving credit facility, see “Description of Certain Indebtedness.”

Contractual Obligations and Commitments

The following table summarizes our long-term contractual obligations and commitments as of December 31, 2009. The actual amount that may be required in the future to repay our senior secured revolving credit facility may be different, including as a result of additional borrowings under our senior secured revolving credit facility.

	Payments due by period
Contractual obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(amounts in thousands)
Long-term debt obligations(1)	$4,518	$4,518	$—	$—	$—
Operating lease obligations(2)	516	195	321	—	—
Contingent milestone payments(3)	11,899	9,380	2,470	49	—
Joint venture funding requirements(4)	1,151	788	313	50	—

Total	$18,084	$14,881	$3,104	$99	$—

(1)

Includes amounts payable under our senior secured revolving credit facility based on interest rates calculated at the applicable borrowing rate as of December 31, 2009. As of September 30, 2010, we had approximately $9.5 million of outstanding borrowings under our senior secured revolving credit facility.

(2)	Includes annual minimum lease payments related to noncancelable operating leases.
(3)

Includes management’s estimate for contingent potential milestone payments and fees pursuant to strategic business agreements for the development and marketing of finished dosage form pharmaceutical products assuming all contingent milestone payments occur. Does not include contingent royalty payments, which are dependent on the introduction of new products.

(4)	Includes minimum funding requirements in connection with our existing joint ventures.

Off-Balance Sheet Arrangements

We have not created, and are not party to, any special-purpose or off-balance sheet entities for the purpose of raising capital, incurring debt or operating our business. With the exception of operating leases, we do not have any off-balance sheet arrangements or relationships with entities that are not consolidated into or disclosed on our financial statements that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources. In addition, we do not engage in trading activities involving non-exchange traded contracts.

Quantitative and Qualitative Disclosure about Market Risk

Our market risks relate primarily to changes in interest rates. Our senior secured revolving credit facility bears floating interest rates that are tied to LIBOR and an alternate base rate and, therefore our statements of operations and our cash flows will be exposed to changes in interest rates. A one percentage point increase in LIBOR would cause an increase to the interest expense on our borrowings under our senior secured revolving credit facility of approximately $0.5 million. We historically have not engaged in interest rate hedging activities related to our interest rate risk.

At September 30, 2010, we had cash and cash equivalents of $30.4 million. These amounts are held primarily in cash and money market funds. We do not enter into investments for trading or speculative purposes. Due to the short-term nature of these investments, we believe that we do not have any material exposure to changes in the fair value of our investment portfolio as a result of changes in interest rates.

While we operate primarily in the U.S., we do have foreign currency considerations. We generally incur sales and pay our expenses in U.S. dollars. Substantially all of our business partners that supply us with API, product development services and finished product manufacturing are located in a number of foreign jurisdictions, including India, China, Romania and Brazil, and we believe they generally incur their respective operating expenses in local currencies. As a result, these business partners may be exposed to currency rate fluctuations and experience an effective increase in their operating expenses in the event their local currency appreciates against the U.S. dollar. In this event, such business partners may elect to stop providing us with these services or attempt to pass these increased costs back to us through increased prices for product development services, API sourcing or finished products that they supply to us. Historically we have not used derivatives to protect against adverse movements in currency rates.

We do not have any foreign currency or any other material derivative financial instruments.

Effects of Inflation

We do not believe that our sales or operating results have been materially impacted by inflation during the periods presented in our financial statements. There can be no assurance, however, that our sales or operating results will not be impacted by inflation in the future.

BUSINESS

Overview

We are an injectable pharmaceutical company that develops and sources products that we sell primarily in the U.S. through our highly experienced sales and marketing team. With a primary focus on generic injectable pharmaceuticals, we currently offer our customers a broad range of products across anti-infective, oncolytic and critical care indications in a variety of presentations, including single- and multi-dose vials, pre-filled ready-to-use syringes, medical devices and premix bags, and we generally seek to develop injectable products where the form or packaging of the product can be enhanced to improve delivery, product safety or end-user convenience. Our management team includes industry veterans who have previously served critical functions at other injectable pharmaceutical companies and have long-standing relationships with customers, regulatory agencies, and suppliers. We have rapidly established a large and diverse product portfolio and product pipeline as a result of our innovative business model, which combines an extensive network of international development and sourcing collaborations with our proven and experienced U.S.-based regulatory, quality assurance, business development, project management, and sales and marketing teams.

As of October 31, 2010, we marketed 21 products, substantially all of which were generic injectable products, and had a pipeline that included 45 new products represented by 77 ANDAs, which either are currently under review by the FDA or were recently approved and their associated products are pending commercial launch. The ANDAs currently under review by the FDA have been on file for an average of approximately 19 months. The average approval time for our ANDAs approved by the FDA during the ten months ended October 31, 2010 was approximately 22 months. We anticipate that our portfolio of marketed products will continue to grow as a result of launches of products under ANDAs that have already been approved, approval of our ANDAs currently under review by the FDA, approval of future ANDAs for products we have in earlier stages of development and our active process of identifying and sourcing new product opportunities.

Following our inception in 2006, we initially focused on identifying and prioritizing product development opportunities, establishing our international network of collaborations with API suppliers and finished product developers and manufacturers and building our internal organization. We filed our first ANDA with the FDA on July 27, 2007 and, through October 31, 2010, have filed, or our business partners have filed, a total of 115 ANDAs with the FDA. Our first ANDA approval was in December 2007. Since that time, the number of our product approvals has increased every year, with eight products approved during the first ten months of 2010, including our heparin products, which were approved in June 2010. Our new product launches and the marketing success of our existing products have led to significant growth in our revenues. For the quarter ended September 30, 2010, we reported net revenue of approximately $21.3 million, representing an increase of 101% and 193% as compared to the quarters ending June 30, 2010 and September 30, 2009, respectively. We expect our revenue to continue to grow due to both continued commercial success with our existing products and the launch of new products.

Our experienced executive, business development and project development teams have built an international network of collaborations that offers extensive and diverse capabilities in developing, sourcing and manufacturing both APIs and finished drug products. Our collaborations include manufacture and supply, development, licensing or marketing agreements and joint ventures. For example, our KSP joint venture with a Chinese pharmaceutical company to construct and operate an innovative, sterile manufacturing facility in Chengdu, China that is designed to comply with FDA regulations, including cGMP. As of October 31, 2010, we had 50 business partners worldwide, including 14 in Europe, 12 in China, ten in the Americas, ten in India and four in the Middle East. We believe that our innovative collaboration model has provided us with several advantages over the traditional, fully integrated pharmaceutical company operating strategy, including the ability to:

•	rapidly establish a sizable product portfolio and pipeline across multiple product presentations;

•	reduce product development risk by leveraging our various business partners’ product development teams;

•	achieve competitive costs by identifying efficient and high-quality manufacturing sources around the world;

•	reduce the fixed overhead costs and capital requirements associated with building and maintaining owned manufacturing facilities;

•	diversify our manufacturing risk across multiple facilities and geographies; and

•	secure relationships with companies that may otherwise have developed into potential competitors.

An important component of our strategy is to actively partner with our international network of collaborators to focus on quality assurance, U.S. cGMP compliance, regulatory affairs and product development. We have our own in-house quality assurance (“QA”) and facility compliance teams that inspect, assess, train and qualify our vendors’ facilities, work to ensure that the facilities and the products manufactured in those facilities for us are cGMP compliant, and provide support for product launches and regulatory agency facility inspections. Our QA team provides product distribution authorization for finished products before they are shipped under our name and monitors on-going product quality. Our in-house facility compliance team qualifies new vendors through an extensive inspection process and monitors on-going vendor compliance with cGMP through continuing surveillance and periodic performance evaluations including audits. As of October 31, 2010, our in-house facility compliance team had qualified a total of 80 vendor sites. Through our regulatory affairs group, we manage the U.S. regulatory affairs for many of our partners, including filing fully electronic ANDA submissions and directly receiving and responding to FDA communications regarding such submissions. Our project management teams actively support, track and manage our product development projects through employees located in China, India and the U.S.

As is typical in the pharmaceutical industry, we distribute our products primarily through pharmaceutical wholesalers and, to a lesser extent, specialty distributors that focus on particular therapeutic product categories for use by a wide variety of end-users, including U.S. hospitals, critical care centers, home health companies, surgical centers, dialysis centers, oncology treatment facilities, government facilities, pharmacies, other outpatient clinics and physicians. Most of the end-users of injectable pharmaceutical products have relationships with GPOs, whereby such GPOs provide such end-users access to a broad range of pharmaceutical products from multiple suppliers at competitive prices and, in certain cases, exercise considerable influence over the drug purchasing decisions of such end-users. We have a nationwide sales force comprised of representatives that have an average of approximately 25 years of experience in their respective territories and have developed long-standing relationships with GPOs, wholesalers, distributors, pharmacy directors and other end-user customers. In addition, our management team, with decades of generic injectable drug experience, has developed significant marketing expertise and access to key decision-makers at GPOs, wholesalers and hospital pharmacies. An important component of our marketing strategy is our proprietary labeling and packaging system, known as PreventIV Measures, which is designed to improve patient safety through the use of distinctive color coding and labeling of our products.

Industry

Based on market data provided by IMS, we believe that the U.S. generic injectable industry reported approximately $3.7 billion in sales in 2009 and grew at a CAGR of 6.6% over the last five years. The growth in the generic sector has been driven in large part by intense focus from healthcare payers on reducing drug costs and patent expirations for key injectable products. Sales in our current target market of generic drugs in the U.S. are expected to increase by a CAGR of nearly 10% over the next three years as the U.S. government continues to focus on reducing medical costs due to pressures from large spending deficits, an aging population and the introduction of new products into the U.S. market. As of the end of 2009, estimates suggest that only approximately 350 of the approximately 750 FDA-approved small molecule injectable products in the U.S. have approved generic formulations. In addition, the U.S. patents covering injectable products that generated over $8.8 billion in U.S. revenue in 2009 are scheduled to expire in 2011 or 2012.

There are significant barriers to entry facing generic and specialty injectable companies in the U.S. market. These barriers include: (i) complex manufacturing processes that must comply with high cGMP and FDA regulatory standards, particularly with respect to oncology products; (ii) difficulty in developing and sourcing often complex APIs required for product development; (iii) FDA requirements that certain products be produced in dedicated single-product facilities or manufacturing lines; (iv) long regulatory approval times; (v) complex U.S. wholesale and GPO market channels through which end-user customers are reached; and (vi) various strategies undertaken by branded pharmaceutical companies to extend the exclusivity period of their products. We believe these barriers create attractive industry characteristics for successful participants, including fewer competitors, high loyalty from GPO and end-user customers, favorable pricing environments, stable demand and long product life cycles.

Due to these barriers to entry, the generic injectable industry has several noteworthy characteristics, including: (i) smaller sales volume generic products can often generate significant profitability; (ii) GPOs and end-user customers in the generic injectable industry commonly exhibit strong loyalty to companies that can dependably meet their requirements and consistently provide quality products; and (iii) due to difficulties sourcing APIs, developing injectable finished products and consistently manufacturing these products, the injectable drug industry has historically been subject to numerous product shortages, which have increased in 2010 for certain critical emergency use and anesthetic products. These drug shortages create opportunities for companies who can reliably manufacture and commercialize high-quality injectable products.

An ANDA is required to be filed and approved by the FDA in order to manufacture a generic drug for sale into the U.S. The time required to obtain FDA approval of ANDAs has increased over the last three years from an industry-wide average of approximately 19 months after initial filing in 2007 to an industry-wide average of approximately 27 months after initial filing in 2009. In addition, the aggregate number of ANDAs pending review by the FDA was over 2,000 as of December 31, 2009. These long approval times favor companies who can prepare high-quality ANDA submissions and who maintain on-going dialogue and strong relationships with regulatory agencies.

Our Competitive Strengths

We believe our business model addresses the inherent barriers to entry facing the generic injectable industry, thereby enabling us to use our strengths and extensive experience to build a leading injectable pharmaceutical company. Our principal competitive strengths include:

Broad and diverse product portfolio and pipeline.    As of October 31, 2010, we marketed 21 products across various indications, including our heparin products that we launched in early July 2010. In contrast to many of our competitors, we offer our customers a broad range of injectable drugs in a variety of presentations, including single- and multi-dose vials, pre-filled ready-to-use syringes, medical devices and premix bags, and we generally seek to develop injectable products where the form or packaging of the product can be enhanced to improve delivery, product safety or end-user convenience. We have a sizable product pipeline that, as of October 31, 2010, included 45 new products represented by 77 ANDAs, which either are currently under review by the FDA or were recently approved and their associated products are pending commercial launch. We believe we can, and our development pipeline will allow us to continue to, offer our customers a comprehensive and diverse portfolio of injectable products that will enhance our ability to secure competitive contracts or commitments with GPOs and end-users.

Experienced management team and personnel with extensive injectable pharmaceutical capabilities.    Our management team has long-standing relationships with our key customers and sourcing, development and manufacturing partners as well as a track record of success in product development, project management, quality assurance and sales and marketing. We believe that these relationships and our management team’s experience will enable us to successfully penetrate and establish a meaningful position in the U.S. injectable market. In addition, our Chief Executive Officer and other members of our executive team have previously held senior management positions at private and public injectables companies or other industry participants, including APP, Gensia, Faulding and Premier. Our sales representatives average approximately 25 years of experience in their respective territories and have developed significant expertise in navigating the complex GPO, hospital, clinical and wholesale distribution channels. Furthermore, our compliance teams are comprised of industry veterans with strong track records that have demonstrated success in managing our current supply arrangements.

Extensive sourcing, development and manufacturing collaborations.    We have developed an extensive international network of collaborations involving API sourcing, product development, finished product manufacturing and product licensing. As of October 31, 2010, our network provided us access to over 60 worldwide manufacturing and development facilities, including several dedicated facilities used to manufacture specific complex APIs and finished products. These facilities provide us with access to FDA cGMP compliant development and manufacturing capabilities and, in general, are newer than most domestic injectable facilities. In addition, our KSP joint venture has constructed and will operate a sterile manufacturing facility in Chengdu, China that is designed to be FDA and cGMP compliant and will provide us a future sourcing alternative for certain of our finished products. We believe our relationships with these API sourcing, product development and finished product manufacturing facilities, and the breadth, depth and speed of our ability to develop and source products through these facilities and obtain regulatory approvals necessary for commercialization, allow us to offer our customers a broad and diverse product portfolio at competitive prices. In addition, through our collaboration network, we have access to our partners’ experienced and highly skilled product development workforces, which collectively provide us with greater levels of product development capabilities than many of our competitors.

Innovative product labeling and packaging.    We have developed and designed enhanced product labels and packaging that feature easy-to-read product names, dosage strengths and bar codes in an effort to reduce medication errors and improve patient safety. This comprehensive, user-driven and patient-centered approach to product labeling, known as PreventIV Measures, is designed to improve patient safety by helping to prevent errors in the administration and delivery of medication. Our proprietary labeling and packaging system is an important component of our marketing strategy, which we believe favorably differentiates our products from those of our competitors. For example, based on feedback from many of our customers, we believe the commercial success of our heparin products, which we launched in early July 2010, is attributable in part to its clear, easy-to-read labeling and packaging as compared to competitive generic products.

Strong customer relationships.    Through our highly experienced dedicated team of sales and marketing employees, we have established strong relationships with all of the major GPOs in the U.S. and many of our significant end-user customers. We have multi-year agreements covering certain of our products with each of these GPOs, which we believe collectively represented the majority of the acute care hospitals in the U.S. Our strategy is to have substantially all of our products covered under these agreements as we launch new products and these agreements come up for renewal. We believe we are an important supplier to GPOs due to our reliability, ability to offer a broad and diverse product portfolio and price-competitive products with enhanced delivery and packaging features. In addition, we believe we have developed strong relationships with important end-user customers by focusing on developing products designed to meet their specific needs.

Our Strategy

Our goal is to become an industry leader in the development, sourcing and sale of injectable pharmaceutical products. Core elements of our strategy are:

Continue to expand our product portfolio.    We intend to continue to expand our product portfolio through launches of products under ANDAs that have already been approved, approval of our ANDAs currently under review by the FDA, approval of future ANDAs for products we have in earlier stages of development and our active process of identifying and sourcing new product opportunities. In the near term, we plan to focus on launching the 45 products that are represented by ANDAs that have been recently approved or are pending approval by the FDA. Over the longer term, we intend to continue to expand our product portfolio by utilizing our extensive worldwide relationships and market expertise to work with our API, product development and finished product manufacturing partners to identify and source or license new product opportunities. Through our comprehensive business development efforts, we expect to utilize in-licensing and similar arrangements to expand our product portfolio. For example, we have an exclusive agreement to commercialize for sale in the U.S. a portfolio of injectable products manufactured by Actavis, an international pharmaceutical company. By building on our extensive expertise and success in business development, we believe we can continue to expand our already substantial product pipeline.

Capitalize on our strong customer relationships.    We will continue to focus on maintaining and improving our strong relationships with GPOs and end-user customers through the introduction of new products from our current pipeline and the identification and development of new products in response to the needs of our customers. We intend to continue to increase market penetration of existing marketed products, license additional products from foreign manufacturers that seek to utilize our U.S. sales and marketing expertise, and identify opportunities to develop and launch new products, including those with enhanced features or other competitive advantages, through our strong relationships with GPOs, wholesalers, distributors, pharmacy directors and other end-user customers. In addition, we plan to continue to seek and enter into promotional agreements under which we will serve as a contract sales organization for pharmaceutical products or devices whose target markets are aligned with the needs of our customers.

Optimize our gross and operating margins.    Our primary focus since inception has been to rapidly establish a large and diverse product portfolio and international network of collaborations. As those efforts advanced, we have also focused on methods to optimize our margins, and we intend to continue these initiatives going forward. As a result, we expect to achieve higher gross margins on many of our new products associated with ANDAs currently under review by the FDA. In addition, with respect to our existing products, we intend to continue to improve the commercial terms of our supply arrangements and to gain access to additional, more favorable API, product development and manufacturing capabilities. For example, we believe our KSP joint venture will be able to supply us with high-quality finished products at an attractive cost of goods once its facility is fully operational. We also plan to improve our operating margins by leveraging our existing sales and marketing capabilities and administrative functions across an expanded revenue base as a result of growth in our product portfolio from recently approved ANDAs, new products already in our pipeline and other new product opportunities, including in-licensed products and marketing arrangements with third parties.

Leverage our core strengths to target higher-margin opportunities.    We believe our internal product development and commercial strengths combined with the capabilities of our worldwide network of collaborators will allow us to identify, develop, manufacture and supply higher-margin products. We plan to achieve higher gross margins on many of the products in our pipeline due to product differentiation or increasingly favorable competitive dynamics in that particular product segment. One of our goals is to develop value-added differentiated products where we can compete on many factors in addition to price. We intend to continue to develop injectable products where the form or packaging of the product can be enhanced to improve delivery, patient safety or end-user convenience. In addition, higher margins are often obtained by generic injectable products where competition is limited or where a company can be the first generic entrant in a particular market for a product. We select products to develop where generic competition is likely to be limited by product manufacturing complexity or lack of API supply, and in the future may challenge proprietary product patents to seek first-to-market rights. Our access to diverse development and manufacturing capabilities allows us the flexibility to respond to market shortages that could offer attractive financial returns. Finally, we may leverage our strong commercial organization and GPO relationships to promote and sell branded products or devices that are developed by other parties.

Our Company

We are an injectable pharmaceutical company that develops and sources products that we sell primarily in the U.S. through our highly experienced sales and marketing team. With a primary focus on generic injectable pharmaceuticals, we currently offer our customers a broad range of products across anti-infective, oncolytic and critical care indications in a variety of presentations, including single- and multi-dose vials, pre-filled ready-to-use syringes, medical devices and premix bags, and we generally seek to develop injectable products where the form or packaging of the product can be enhanced to improve delivery, product safety or end-user convenience. Our experienced executive, business development, compliance and project management teams have rapidly built our product portfolio and development pipeline and increased our revenue utilizing our innovative business model. Our business model includes the following principal elements:

•	an international network of collaborations with API suppliers and finished product developers and manufacturers across Asia, Europe, the Middle East and the Americas;

•	project management teams comprised of our employees located in the U.S., China and India that support our collaborations and monitor our development projects and supply arrangements;

•

a management team including industry veterans who have served in similar functions at other injectable pharmaceutical companies and have developed significant expertise across all facets of pharmaceutical management and have access to key decision-makers at API suppliers and finished product developers and manufacturers;

•

internal business development professionals who utilize their long-term worldwide relationships to establish new collaborations, as well as identify and secure new product opportunities, difficult to source API and product development and manufacturing capabilities, with existing and new business partners;

•

an in-house quality assurance team that, in addition to managing our internal quality activities, coordinates and supplements our business partners’ in-house quality organizations and incorporates our quality systems with respect to product quality, product launches and distribution authorization throughout our products’ lifecycles;

•

an in-house facility compliance team that qualifies our vendors’ facilities, implements our quality control systems, works to verify vendor compliance through on-going surveillance, provides cGMP training and periodic performance evaluations and, in many cases, provides support for regulatory inspections at our vendors’ facilities;

•	a U.S.-based sales and marketing team with long-standing relationships with GPOs, wholesalers, distributors, pharmacy directors and other end-user customers;

•

a regulatory affairs group that manages our U.S. regulatory interactions as well as those of many of our business partners, including providing product development support, reviewing, compiling and submitting ANDAs to the FDA, coordinating on-going communications with the FDA and overseeing labeling development and maintenance;

•	medical affair liaisons to provide support for our marketed products and identify future product candidates to serve our customers’ needs; and

•	internal product development functions that focus on selecting attractive opportunities and building our pipeline in collaboration with existing or new business partners.

We believe that our business model has allowed us to establish a broad portfolio of marketed products and product pipeline much more rapidly than if we had emulated the traditional fully-integrated pharmaceutical company models. Since our initial product launch in December 2007, we have grown our revenue significantly through increased market share and new product launches and we believe this trend will continue in the foreseeable future.

Our Product Portfolio

Since our inception, we have focused on developing a broad product portfolio of injectable pharmaceuticals. Our product portfolio has grown to a total of 21 products as of October 31, 2010, and the number of products approved per year has increased from four in 2007, eight in 2008, nine in 2009 to eight in the first ten months of 2010, including our heparin products, which were approved in June 2010. We have a sizable product pipeline that, as of October 31, 2010, included 45 new products represented by 77 ANDAs, which either are currently under review by the FDA or were recently approved and their associated products are pending commercial launch.

We generally seek to develop injectable products where the form or packaging of the product can be enhanced to improve delivery, product safety or end-user convenience. To that end, we offer our products in a variety of dosage sizes and delivery forms, including single- and multi-dose vials, pre-filled ready-to-use syringes, medical devices and premix bags. Pre-filled ready-to-use syringes and premix bags offer end-users the convenience of not having to manually prepare a dose from a vial containing a freeze dried form of the product, which, in turn, may increase patient safety by reducing the potential for medication errors and hospital-acquired infections. Other enhancements that we currently offer or that we are currently developing include injectable products that can be stored at room temperature where many prior generic versions of such products had to be kept refrigerated. Offering a variety of presentations addresses a greater range of customer needs. In addition, improved or novel presentations of a drug can expand the market size or use of that drug. For example, the introduction of a pre-filled syringe or premix bag presentation of a drug for which previously only vials existed. We have used our business model and understanding of customers’ needs to rapidly build a diverse range of product offerings including dosages and delivery forms that we believe is unique for a company of our size.

All of our products feature our PreventIV Measures packaging and labeling. PreventIV Measures is our proprietary approach to packaging and labeling that addresses our customers’ need for solutions that help reduce the potential for medication errors. We believe that dispensing errors are made throughout the entire drug distribution channel (i.e., from wholesaler to the administering medical personnel) that are caused in part by the nondescript packaging and labeling of traditional generic products. In certain instances, these dispensing errors ultimately impact patient care and safety. Our PreventIV Measures approach incorporates label and carton designs, cap and label colors, bar coding, latex-free packaging components and other features that are designed to make it easier to differentiate drugs and identify proper doses.

Our products can generally be classified into the following three product categories: anti-infective, oncology and critical care. Our anti-infective products assist in the treatment of various infections and related symptoms, our oncology products are used in the treatment of cancer and cancer-related medical problems and our critical care products are used in a variety of critical care applications and include anesthetics, cardiac medications, steroidal products and sedatives. The table below presents the percentage of our total net revenue attributed to each product category for the years ended December 31, 2007, 2008 and 2009 and for the nine months ended September 30, 2010.

	Percentage of Net Revenue
Product category	For the year ended December 31,			For the nine months ended September 30, 2010
	2007	2008	2009
	(unaudited)
Anti-infective products	—%	80%	83%	65%
Oncology products	—	—	2	8
Critical care products	100	20	15	27

Total	100%	100%	100%	100%

Anti-Infective Products

The table below sets forth certain information regarding our anti-infective products as of October 31, 2010.

Product Name	Launch Date	Delivery Form	Presentations

Cefazolin for Injection, USP	March 2008	Vial	500 mg, 1 g, 10 g, 20 g

Ciprofloxacin Injection, USP	March 2008	Premix Bag	200 mg per 100 mL, 400 mg per 200 mL

Cefepime for Injection, USP	April 2008	Vial	1 g, 2 g

Cefuroxime for Injection, USP	July 2008	Vial	750 mg, 1.5 g, 7.5 g

Ceftazidime for Injection, USP	July 2008	Vial	1 g, 2 g, 6 g

Ceftriaxone for Injection, USP	July 2008	Vial	500 mg, 1 g, 2 g, 10 g

Azithromycin for Injection, USP	May 2009	Vial	500 mg

Cefoxitin for Injection, USP	December 2009	Vial	1 g, 2 g

Ampicillin for Injection, USP	July 2010	Vial	1 g, 2 g, 10 g

Ampicillin and Sulbactam for Injection, USP	August 2010	Vial	1.5 g, 3 g, 15 g

Fluconazole Injection, USP in 0.9% Sodium Chloride	September 2009	Premix Bag	200 mg per 100 mL, 400 mg per 200 mL

Our key anti-infective products include:

Cefepime.    Cefepime is a fourth-generation cephalosporin, an antibiotic used to treat a variety of infections, including infections of the urinary tract, skin and skin structure, as well as moderate to severe pneumonia, complicated intra-abdominal infections, and as empiric therapy for febrile neutopenic patients. Cefepime is the generic equivalent of Elan Corporation, plc’s MAXIPIME®. We launched 1 g and 2 g single dose latex-free and preservative-free vials of cefepime for injection in April 2008 upon the expiration of the innovator patents. We are currently one of six competitors in the market.

We launched our cefepime product at the same time as two of our significant competitors, Sandoz and Fresenius. In 2009, we had an approximately 20% unit volume share of the overall U.S. cefepime market and accounted for approximately 60% of the unit volume collectively represented by us and these two competitors in that period. We believe our enhanced PreventIV Measures labeling and our experienced sales and marketing team have helped us outperform the two experienced competitors who launched simultaneously with us.

Ciprofloxacin.    Ciprofloxacin is a synthetic broad spectrum antimicrobial agent used to treat a variety of infections, including infections of the urinary tract, skin and skin structure, bones and joints, as well as nosocomial pneumonia, acute sinusitis, chronic bacterial prostatitits, lower respiratory infections and complicated intra-abdominal infections. Ciprofloxacin belongs to the fluoroquinolone family of drugs and is the generic equivalent of Bayer HealthCare Pharmaceuticals Inc.’s CIPRO® I.V.

In March 2008, we launched 200 mg per 100 mL and 400 mg per 200 mL latex-free and preservative-free premix bags of ciprofloxacin injection in 5% dextrose upon the expiration of the innovator patents. We are currently one of seven competitors offering a premix bag presentation of this product.

Oncology Products

The table below sets forth certain information regarding our oncology products as of October 31, 2010.

Product Name	Launch Date	Delivery Form	Presentations

Epirubicin Hydrochloride Injection	August 2009	Vial	50 mg per 25 mL, 200 mg per 100 mL

Fludarabine Phosphate for Injection	August 2009	Vial	50 mg

Vinorelbine Injection, USP	October 2009	Vial	10 mg per 1 mL, 50 mg per 5 mL

Pamidronate Disodium Injection	January 2010	Vial	30 mg per 10 mL, 90 mg per 10 mL

Our key oncology products include:

Epirubicin.    Epirubicin hydrochloride is indicated as a component of adjuvant therapy in patients with evidence of axillary node tumor involvement following resection of primary breast cancer. Epirubicin hydrochloride is the generic equivalent to Pfizer’s Ellence®. We launched 50 mg per 25 mL and 200 mg per 100 mL single dose latex-free and preservative-free vials of epirubicin hydrochloride injection in August 2009. We are currently one of seven competitors in the market.

Fludarabine.    Fludarabine phosphate is indicated for the treatment of adult patients with B-cell chronic lymphocytic leukemia who have not responded to or whose disease has progressed during treatment with at least one standard alkylating agent containing regimen. Fludarabine phosphate is the generic equivalent to Bayer HealthCare Pharmaceuticals Inc.’s Fludara®. We launched 50 mg single dose latex-free and preservative-free vials of fludarabine phosphate for injection in August 2009. We are currently one of six competitors in the market.

Critical Care Products

The table below sets forth certain information regarding our critical care products as of October 31, 2010.

Product Name	Launch Date	Delivery Form(s)	Presentations

Adenosine Injection, USP	December 2007	Pre-filled Syringe and Vial	6 mg per 2 mL and 12 mg per 4 mL PFS, 6 mg per 2 mL Vial

Amiodarone HCI Injection	July 2008	Pre-filled Syringe	150 mg per 3 mL

Labetalol Hydrochloride Injection, USP	May 2010	Vial	100 mg per 20 mL, 200 mg per 40 mL

Heparin Sodium Injection, USP	July 2010	Vial

1,000 USP units per mL,

2,000 USP units per 2 mL,

10,000 USP units per 10 mL,

30,000 USP units per 30 mL,

5,000 USP units per mL,

50,000 USP units per 10 mL,

10,000 USP units per mL,

40,000 USP units per 4 mL,

20,000 USP units per mL

Metoprolol Tartrate Injection, USP	August 2010	Vial	5 mg per 5 mL

Our key critical care products include:

Adenosine.    Adenosine is an antiarrhythmic commonly used in the treatment of cardiac rhythm disturbances in critical care situations. Adenosine is the generic equivalent of Astellas Pharma U.S., Inc.’s (“Astellas”) Adenocard®. We launched 6 mg per 2 mL and 12 mg per 4 mL latex-free and preservative-free pre-filled syringes in December 2007 and 6 mg per 2 mL single dose latex-free and preservative-free vials of adenosine injection in September 2009. We are currently one of four competitors offering a pre-filled syringe presentation for this product in the market.

Adenosine pre-filled syringes were launched as our first product in December 2007. At the time, the branded originator company, Astellas, and a significant generic competitor, Baxter, controlled a majority of the unit volume. We were able to gain approximately 20% of the unit volume in the pre-filled syringe market in 2008 in the U.S. despite the launch of another significant generic competitor, Teva. In 2009, we were able to increase our share of the adenosine pre-filled syringe market to approximately 43% of the unit volume in the U.S., which is higher than our three most significant competitors’ shares. In addition, we have been able to expand the use of pre-filled syringes of adenosine, as compared to vials of adenosine. Adenosine pre-filled syringe unit volume increased 22% between 2008 and 2009 in the U.S., and the 12 mg per 4 mL size pre-filled syringe unit volume grew 55%. As of September 30, 2010, pre-filled syringes of adenosine commanded an approximately four times higher price than the cost of vials of adenosine in the U.S. We believe our latex-free and preservative-free pre-filled syringe technology, our enhanced PreventIV Measures labeling, and our experienced sales and marketing team has helped us gain the leading unit share of the adenosine pre-filled syringe marketplace and to grow adenosine pre-filled syringe volumes.

Heparin.    Heparin is a vital anticoagulant used to prevent and treat blood clotting, especially during and after surgery and dialysis. In March 2008, there was a disruption of the U.S. heparin market with contaminated product being implicated in hundreds of reports of serious injuries and/or death, and two major heparin suppliers, Baxter and B. Braun, had to remove their products from the market leaving Fresenius as the only heparin supplier to the U.S. market. The FDA implicated a specific Chinese API manufacturing plant as the potential source of the heparin contamination for these two companies’ products, and API for heparin from FDA-inspected alternative suppliers was not readily available.

When we became aware of the disruption of the U.S. heparin supply chain and resulting market shortages and anticipated reduced competition, we identified an alternative API source for heparin and signed a supply agreement with that vendor shortly thereafter. We then used our project management, quality assurance, facility compliance, and regulatory affairs teams to coordinate the effort by our API source to become fully cGMP compliant, lead the development and manufacture of finished heparin products with a separate pre-existing partner, compile and file three heparin ANDAs with the FDA, and obtain approval of each of the three ANDAs. We launched our heparin products in the U.S. in early July 2010. Our heparin products feature specially designed packaging and labeling with the goal of helping to reduce the medication errors that have historically been associated with the use of this drug. Based on feedback from our customers, we believe that our customers prefer our packaging and labeling to that of our competitors. Our ability to develop, obtain regulatory approval for, have manufactured and market these products with a distinct competitive advantage demonstrates our comprehensive capabilities.

In early July 2010, we launched nine different presentations of heparin sodium injection in latex-free vials following FDA’s approval of our three heparin ANDAs, including 1,000 USP units per mL, 10,000 USP units per 10 mL, 30,000 USP units per 30 mL, 10,000 USP units per mL, 40,000 USP units per 4 mL, 5,000 USP units per mL, 50,000 USP units per 10 mL, 2,000 USP units per 2 mL and 20,000 USP units per mL. We are currently one of three suppliers of heparin finished product in the U.S. market.

Our Product Pipeline and Development Program

We maintain an active product development program. Our new product pipeline can generally be classified into two categories: (i) new products for which we have submitted or acquired ANDAs that are filed and under review by the FDA; and (ii) new products for which we have begun initial development activities such as sourcing of API and finished products and preparing the necessary ANDAs. As of October 31, 2010, our new product pipeline included: (i) 38 products represented by 68 ANDAs that we had filed, or licensed rights to, and were under review by the FDA, and seven products represented by nine ANDAs that have been recently approved and are pending commercial launch; and (ii) approximately 41 additional products under initial development. We believe that existing competitive versions of our 45 new products pending FDA approval or commercial launch collectively generated U.S. sales of approximately $5.5 billion for the 12 months ended September 30, 2010, based on market data provided by IMS.

The average approval time for our ANDAs approved by the FDA during the ten months ended October 31, 2010 was approximately 22 months after initial filing as compared to the industry median ANDA approval time after initial filing of approximately 27 months in 2009. Our 68 ANDAs under review by the FDA as of October 31, 2010 have been on file for an average of approximately 19 months, with 21 of them being on file for less than 12 months, 31 of them being on file for between 12 and 24 months and 16 of them being on file for longer than 24 months. We expect to launch substantially all of these new products by the end of 2012.

Our product development activities also include expanding our product portfolio by adding new products through in-licensing and similar arrangements with foreign manufacturers and domestic virtual pharmaceutical development companies that seek to utilize our U.S. sales and marketing expertise. We believe we provide our business partners with significant value under these arrangements by eliminating their need to develop and maintain a U.S.-focused sales and marketing organization. As of October 31, 2010, we marketed 18 of our 21 products under these type of in-licensing arrangements. Through these types of arrangements, we intend to continue to expand our product portfolio in a cost-effective manner. For example, we are currently considering expanding our product portfolio through these types of arrangements to include innovative medical devices that we can market to our existing end user customers in the U.S. hospital market.

We either own or license the rights to ANDAs for the products that we market and sell, which is generally determined based on the scope of services provided to us by a particular business partner. For example, we typically license the rights to ANDAs under collaborations in which the supplier only provides us with manufacturing services and typically own the ANDAs under collaborations in which the supplier also provides us with development services. When possible, we manage the regulatory submission of ANDAs for products developed in collaboration with our partners. All of our ANDA submissions have been in electronic form. We also assist our partners in developing ANDAs and will typically lead FDA interactions post submission. We believe that our focus on high-quality ANDA filings, our guidance to partners during the development process and our on-going dialogue with the FDA have contributed to shorter product approval timelines. We filed our first ANDA with the FDA on July 27, 2007 and, through October 31, 2010, have filed, or our business partners have filed, a total of 115 ANDAs with the FDA.

The goal of our product development activities is to select opportunities, develop finished products, complete and submit regulatory submissions and obtain regulatory approvals allowing product commercialization. Our product development efforts are customer focused and use our strong understanding of market needs from our long-term customer relationships to drive product selection. Once we identify a new product for development, we secure the necessary development services, API sourcing and finished product manufacturing from one or more of our existing or new business partners. We also select new products for development based on our ability to expand our existing collaborations to cover additional products that are currently manufactured or being developed by our business partners. We have made, and will continue to make, substantial investment in product development. Product development costs for the years ended December 31, 2007, 2008 and 2009 and for the nine months ended September 30, 2010 totaled $2.5 million, $14.9 million, $12.4 million and $8.6 million, respectively.

In addition to customer needs, we consider a variety of factors when deciding to develop new products, including:

•	potential pricing and gross margins;

•	existing and potential market size;

•	competitive landscape;

•	availability of API;

•	high barriers to entry;

•	patent expiration date;

•	finished product manufacturing capabilities;

•	product development feasibility, timing and cost;

•	whether these products complement our existing products; and

•	the opportunity to leverage these products with the development of additional products.

We utilize an in-house project management team of seven employees, five of whom have Ph.Ds and two of whom are located in China and India, to manage our product development activities and coordinate such activities with our business partners. Our experienced project management team, with over 131 years of collective industry experience, has expertise in areas such as pharmaceutical formulation, analytical chemistry and drug delivery and experience working with our business partners. We currently manage our product development activities out of our corporate headquarters in Schaumburg, Illinois, while the actual development activities occur in the laboratories and other facilities of our business partners.

Our Collaboration Network

Overview

We have developed an international network of collaborations that provide us with extensive and diverse capabilities in the areas of new product development, API sourcing, finished product manufacturing and other business development opportunities. We have been able to establish our collaboration network based on the long-standing relationships that our senior management and business development teams have with pharmaceutical companies located principally in China and India, but also in Europe and the Americas. As of October 31, 2010, we had 50 business partners worldwide, including 14 in Europe, 12 in China, ten in the Americas, ten in India and four in the Middle East. We currently do not manufacture any API or finished products ourselves. In addition, we have recently entered into a letter of intent with Sichuan Kelun Pharmaceutical Co., a pharmaceutical company based in Chengdu, China to establish an additional collaboration with respect to certain premixed IV bag products.

In general, our business partners provide us with product development services, API or finished product manufacturing or a combination of the three with respect to one or more of our products. We typically enter into long-term agreements with our business partners. The specific terms of these agreements vary in a number of respects, including the scope of services being provided to us by the partner and the nature of the pricing structure. In general, we believe our agreements contain a degree of flexibility to ensure that both we and our partners can achieve attractive financial returns depending on changes in market conditions and the competitive landscape for specific products. Our most common types of collaborations are manufacture and supply, development, licensing or marketing agreements. The general terms of these agreements are summarized below.

Manufacture and Supply Agreements.    Our manufacture and supply agreements typically consist of the following elements:

•	the supplier agrees to manufacture and supply us with our finished product requirements, typically under its ANDA;

•

we generally obtain the exclusive right to sell, market and distribute these products in the U.S., with, in some cases, such exclusivity subject to our obtaining and maintaining a specified market share;

•	in the case of an exclusive agreement, we are required to obtain all of our requirements from the supplier;

•

the term of the agreement is typically seven years, varying from three to eight years from the date of product launch, and thereafter automatically renews for periods of one or two years unless either party provides prior notice;

•	we agree to use commercially reasonable efforts to market the subject products, consistent with our usual methods of commercializing, marketing and selling other pharmaceutical products;

•	we pay a specified transfer price for each unit of each product;

•	the supplier has the right to change the transfer price to reflect actual changes in the costs of its raw materials, packaging, storage or regulatory compliance, from time to time;

•	we and the supplier agree to discuss reductions in transfer price due to changes in market conditions as may be required to keep the product competitively priced in the U.S. market; and

•	the terms may include our payment of a percentage of the net profit from sales of products covered by the agreement.

Development, Manufacture and Supply Agreements.    In addition to the preceding provisions relating to the manufacture and supply of a product, some agreements also include provisions under which the supplier will develop the product on our behalf. Such development terms typically include the following provisions:

•

in collaboration with our technical, quality and regulatory teams, the supplier develops, produces exhibit batches and provides us with data necessary for the preparation and filing of an ANDA for a product;

•	our regulatory group compiles and submits the ANDA to the FDA in our name;

•

we pay the supplier specified portions of agreed development fees upon successful completion of certain development milestones, typically including: (i) execution of the definitive development agreement; (ii) completion of stability batches; (iii) submission of the ANDA to the FDA; and (iv) approval of the ANDA by the FDA; and

•	in certain circumstances, we may agree to pay for or provide the API and innovator product samples used in the development.

Licensing or Marketing Agreements.    In certain cases, we have entered licensing or marketing agreements under which we agree to market through our sales and marketing team certain proprietary or generic products owned by others to our end-user customers as well as facilitate contract negotiations with GPOs. These agreements also typically provide that we will utilize our established infrastructure to support the commercialization of the product, including providing some or all of the customer service, warehousing and distribution services and any required order-to-cash processes. The terms of these agreements generally provide for us to earn a royalty based on net sales or net profit and for reimbursement of our direct expenses plus an additional service fee. Our exclusive agreement with Actavis, an international pharmaceutical company, to commercialize for sale in the U.S. a portfolio of its injectable products, as further discussed below, is an example of this type of agreement.

Joint Ventures

In addition to the foregoing types of agreements, we also utilize joint venture arrangements in sourcing our products. We currently have two joint ventures which are summarized below.

KSP

In December 2006, we established our 50/50 KSP joint venture with CKT to construct and operate a FDA approvable, cGMP, sterile manufacturing facility in Chengdu, China that will provide us with access to dedicated manufacturing capacity that utilizes state-of-the-art full isolator technology for aseptic filling. Through this facility, KSP is expected to manufacture finished products for us on an exclusive basis for sale in the U.S. and other attractive markets and for third parties on a contract basis for sale in other markets. Our KSP joint venture may also directly access the Chinese domestic market. Construction of this facility is completed and the facility is currently undergoing equipment validation. Preliminary operations at this facility are planned to be initiated in 2011 in anticipation of readiness for an FDA inspection as early as 2012.

Sagent Strides

In January 2007, we and Strides Arcolab International Limited, a company based in the United Kingdom and a wholly-owned subsidiary of Strides, entered into a joint venture agreement pursuant to which the parties formed Sagent Strides. The joint venture was formed for the purpose of selling into the U.S. market a wide variety of generic injectable products manufactured by Strides. Thereafter, we and Sagent Strides entered into a number of agreements relating to distribution, manufacture, supply and quality, and, as of October 31, 2010, these agreements covered a total of 24 different products represented by 36 ANDA filings. As of that date, two products were in initial development, 17 products were subject to ANDAs under review by the FDA, nine products have been approved by the FDA and five products have been launched by us.

Key Suppliers and Marketing Partners

Two of our business partners, A.C.S. Dobfar S.p.a. (“Dobfar”) and Gland Pharma Limited (“Gland”), provided us with products that collectively accounted for approximately 59% and 14%, respectively, of our total net revenue for the year ended December 31, 2009 and approximately 53% and 25%, respectively, of our total net revenue for the nine month period ended September 30, 2010. Set forth below is a brief discussion of the terms of our arrangements with these two partners along with our agreement with Actavis.

Dobfar

In December 2007, we entered into manufacture and supply agreement with Dobfar and its affiliate WorldGen LLC (“WorldGen”). Pursuant to the agreement, Dobfar develops, manufactures and supplies us with presentations of cefepime through WorldGen.

We have agreed to pay WorldGen the transfer price for each unit of cefepime provided under the agreement, plus a percentage of the net margins from the sales of cefepime. The initial term of the agreement expires on April 1, 2013, after which we have the option to renew the agreement for successive additional one-year terms unless Dobfar provides notice of its intent to terminate the agreement at least one year prior to its initial expiration date or at least six months prior to the expiration of a renewal term.

In addition, we also have supply agreements or other purchase commitments with Dobfar and/or WorldGen covering eight currently marketed products—ampicillin, ampicillin and sulbactam, cefazolin, cefoxitin, ceftazadime, ceftriaxone, ciprofloxacin and fluconazole—and one additional product currently under initial development.

Gland

In June 2008, we entered into a development and supply agreement with Gland. Pursuant to the agreement, we and Gland jointly developed our heparin products, and Gland agreed to supply us heparin for sale in the U.S. market. In addition, we have agreed to use Gland as our exclusive supplier for heparin and Gland has agreed not to, directly or indirectly, sell heparin to any other person or entity that markets or makes use of or sells heparin in the U.S., subject to certain exceptions.

We are required to use our best efforts to attain, no later than within the 12-month period following the fourth anniversary of the launch date of heparin, a minimum U.S. market share based upon IMS data. If we are unsuccessful in achieving this minimum market share, Gland may supply heparin under our ANDA to third parties in addition to us for purposes of marketing, selling and distributing heparin in the U.S., subject to certain limitations. We have agreed to pay a transfer price for each unit of heparin supplied under the agreement, plus a percentage of the net profit from the sales of heparin. In addition, each of us has agreed to share the cost of development activities equally up to a specified amount.

The initial term of the agreement is eight years, after which, unless a third party has rights to market heparin in the U.S. as a result of our discontinuing active sales of heparin there, the agreement automatically renews for consecutive periods of one year unless either party provides notice of its intent to terminate the agreement at least 24 months prior to the desired date of termination.

In addition, we also have other supply agreements with Gland covering two currently marketed products, adenosine and amiodarone, and additional products currently under initial development.

Actavis

In April 2009, we entered into a development, manufacturing and supply agreement with Actavis, an international pharmaceutical company. Under the terms of this agreement, we became the exclusive U.S. marketing partner under certain conditions for a portfolio of six specialty injectable products developed and manufactured by Actavis under its ANDAs. In February 2010, this agreement was amended to include two additional products. Pursuant to this agreement, Actavis will supply these products to us at a specified transfer price and will receive a specified percentage of the net profit from sales of such products. As of October 31, 2010, this agreement with Actavis covered eight products, six of which are currently marketed, one product subject to an ANDA under review by the FDA and one product in initial development. We expect to further amend our agreement with Actavis to cover additional products in the future.

Quality Assurance and Facility Compliance

An important component of our strategy is to actively partner with our international network of collaborators to focus on quality assurance, U.S. cGMP compliance, regulatory affairs and product development. We have developed and implemented quality management systems, including our in-house QA and facility compliance teams, which currently consist of eight employees, to inspect, assess, train and qualify our vendors’ facilities, ensure that the facilities and the products manufactured in those facilities for us are cGMP compliant, and provide support for product launches and regulatory agency facility inspections. Our QA team provides product distribution authorization for finished products before they are shipped under our name, releases product upon receipt at our Memphis distribution center and monitors on-going product quality throughout the product lifecycle. Our in-house facility compliance team qualifies new vendors through an extensive inspection process, implements our quality control systems and monitors on-going vendor compliance with cGMPs through on-going surveillance, cGMP training and periodic performance evaluations. We work with our API, product development and finished product manufacturing partners to evaluate facility design and capability to ensure that such facilities meet or exceed industry standards and on-going FDA compliance. As of October 31, 2010, our in-house facility compliance team had qualified a total of 80 vendor sites. We are committed to upholding and enforcing our quality standards and only establish collaboration with those business partners who we believe share our commitment to quality and regulatory compliance.

In addition, we have robust on-going qualification and compliance programs in place, which include routine audits, performance evaluations and for-cause audits. Since our first product launch in December 2007, we have undergone two FDA inspections in 2007 and 2010. Neither inspection resulted in the issuance of an FDA Form 483. During the summer of 2010, we unilaterally initiated a voluntary recall of two products based upon our discovery of foreign matter in these products despite our business partner’s contention that a recall was not necessary. We continue to work with the FDA by providing monthly updates and believe that the FDA will deem the recall effective by the end of 2010. Because of our robust quality management system, dedicated QA team and on-going quality checks, we were able to promptly identity this product quality issue and effectively address necessary remediation allowing us to maintain our reputation for proven commitment to deliver quality products to our customers.

Sales and Marketing

Our sales and marketing team was comprised of 28 members as of October 31, 2010, including 21 seasoned sales representatives. Our nationwide sales force is comprised of representatives that typically have significant injectable pharmaceutical sales experience in their respective geographic regions, with many of them having more than 30 years of experience, and collectively have an average of approximately 25 years of experience. We believe that our target markets are highly concentrated and can therefore be effectively penetrated by our dedicated and experienced sales team with respect to both our existing and new products. Our sales and marketing efforts are supported by our senior management team, which is comprised of industry veterans that have developed significant expertise across all facets of pharmaceutical management and have access to key decision-makers at API suppliers and finished product developers and manufacturers. We believe our U.S. sales and marketing expertise provides our business partners with significant value by eliminating their need to develop and maintain a U.S.-focused sales and marketing organization.

We market our products to GPOs and a diverse group of end-user customers. Most of the end-users of injectable pharmaceutical products have relationships with GPOs whereby such GPOs provide such end-users access to a broad range of pharmaceutical products from multiple suppliers at competitive prices and, in certain cases, exercise considerable influence over the drug purchasing decisions of such end-users. Collectively, we believe that the five largest U.S. GPOs, AmeriNet, Inc. (“AmeriNet”), HealthTrust Purchasing Group (“HPG”), MedAssets Inc. (“MedAssets”), Novation, LLC (“Novation”), and Premier represented the majority of the acute care hospital market in 2009. We currently derive, and expect to continue to derive, a large percentage of our revenue from end-user customers that are members of a small number of GPOs. For example, these five GPOs represented end-user customers that collectively accounted for approximately 37% and 36% of our net contract revenue for the nine months ended September 30, 2010 and year ended December 31, 2009, respectively. We have agreements covering certain of our products with all of the major GPOs in the U.S., including AmeriNet, HPG, MedAssets, Novation and Premier. The scope of products included in these agreements varies by GPO. Our strategy is to have substantially all of our products covered under these agreements as we launch new products and these agreements come up for renewal. These agreements are typically multi-year in duration but may be terminated by either party on 60 or 90 days notice. Maintaining our strong relationships with these GPOs will require us to continue to be a reliable supplier, offer a broad product line, remain price competitive, comply with FDA regulations and provide high-quality products, all of which are key elements of our business model.

Our marketing efforts include a focus on enhanced delivery systems. We provide our products in a variety of convenient presentations, including pre-filled ready-to-use syringes, medical devices and premix bags, thereby eliminating unnecessary steps in the administration of our products to patients. We have also launched PreventIV Measures, our comprehensive, user-driven and patient-centered approach to product labeling and packaging. This proprietary labeling and packaging system is designed to improve patient safety by helping to prevent errors in the administration and delivery of medication to patients through the use of distinctive color coding and easy-to-read labels. We believe our proprietary labeling and packaging systems favorably differentiates our products from those of our competitors.

Customers

As is typical in the pharmaceutical industry, we distribute our products primarily through pharmaceutical wholesalers and, to a lesser extent, specialty distributors that focus on particular therapeutic product categories, for use by a wide variety of end-users, including U.S. hospitals, critical care centers, home health companies, surgical centers, dialysis centers, oncology treatment facilities, government facilities, pharmacies, other outpatient clinics and physicians. For the year ended December 31, 2009, the products we sold through our three largest wholesalers, Cardinal Health, Amerisource and McKesson, accounted for approximately 38%, 29% and 22%, respectively, of our net revenue. In addition, several specialty distributors, such as those in the oncological marketplace, serve as important distribution channels for our products.

As end-users have multiple channels to access our products, we believe that we are not dependent on any single GPO, wholesaler or distributor for the distribution or sale of our products. No single end-user customer or group of affiliated end-user customers accounted for more than 10% of our net revenues for the years ended December 31, 2009, 2008 or 2007 or in the nine months ended September 30, 2010.

Product Distribution

Like many other pharmaceutical companies, we utilize an outside third-party logistics contractor to facilitate the distribution of our products. Since May 2007, our third-party logistics provider has handled all aspects of our product logistics efforts and related services, including warehousing, shipping, customer billing and collections. Our products are distributed through two facilities located in Ontario, California and Memphis, Tennessee, affording more than 450,000 square feet of space and a well-established infrastructure. Under our agreement with such logistics provider, we maintain ownership of our finished products until sale to our customers. Our contract with such logistics provider is scheduled to expire in December 2012, subject to automatic annual extensions unless either party elects not to extend such agreement by notifying the other party at least 90 days prior to expiration or the initial term of such applicable renewal term. If necessary, we believe we could secure the services of a replacement third-party logistics contractor on acceptable terms without any adverse impact on our business.

Competition

Our industry is highly competitive and our principal competitors include large pharmaceutical and biotechnology companies, specialty pharmaceutical companies and generic drug companies. Our principal competitors include Baxter, Boehringer, Fresenius, Hikma (principally as a result of its pending acquisition of Baxter’s generic injectable business), Hospira, Pfizer, Sandoz, and Teva. We believe that the key competitive factors that will affect the development and commercial success of our current products and any future products that we may develop are price, reliability of supply, quality and enhanced product features.

Revenue and gross profit derived from sales of generic pharmaceutical products tend to follow a pattern based to a significant degree on regulatory and competitive factors. As patents for branded products and related exclusivity periods expire or are ruled invalid, the first generic pharmaceutical manufacturer to receive regulatory approval for a generic version of the reference product is generally able to achieve significant market penetration and higher margins on that product. As competing generic manufacturers receive regulatory approval on this product, market share, revenue and gross profit typically decline for the original generic entrant. In addition, as more competitors enter a specific generic market, the average selling price per unit dose of the particular product typically declines for all competitors. The level of market share, revenue and gross profit attributable to a particular generic pharmaceutical product is significantly influenced by the number of competitors in that product’s market and the timing of that product’s regulatory approval and launch in relation to competing approvals and launches. We intend to continue to develop and introduce new products in a timely and cost-effective manner, identify niche products with significant barriers to entry and develop products with enhanced features or other competitive advantages in order to maintain and grow our revenue and gross margins. In the future, we may challenge proprietary product patents to seek first-to-market rights.

Employees

As of October 31, 2010, we had a total of 84 full-time employees, of which 28 were in sales and marketing, 23 were in regulatory affairs and facility compliance and 33 were in administration and finance. None of our employees are represented by a labor union or subject to a collective bargaining agreement. We have not experienced any work stoppage and consider our relations with our employees to be good.

Facilities

As of October 31, 2010, we conducted all of our operations through an aggregate of approximately 13,645 square feet of office space in our headquarters in Schaumburg, Illinois under a lease that expires on July 31, 2012. Effective October 1, 2010, we amended this lease to add an additional 6,321 square feet of office space and extend the lease term through December 31, 2016. We believe that our current facility is adequate for our needs for the immediate future and that, should it be needed, suitable additional space will be available to accommodate expansion of our operations on commercially reasonable terms.

Our KSP joint venture has completed construction of a manufacturing facility in Chengdu, China, and the facility is currently in the process of equipment validation. This facility occupies approximately 300,000 square feet. We do not currently have plans to purchase or lease additional facilities for manufacturing, packaging or warehousing, as such services are generally provided to us by our business partners and other third-party vendors.

Intellectual Property

As a specialty and generic pharmaceutical company, we have limited intellectual property surrounding our generic injectable products. We are developing specialized devices, systems and branding strategies that we aggressively seek to protect through trade secrets, unpatented proprietary know-how, continuing technological innovation, and traditional intellectual property protection through trademarks, copyrights and patents to preserve our competitive position. In addition, we seek copyright protection of our packaging and labels. Our current trademarks include “Sagent Pharmaceuticals,” “Sagent,” “Injectables Excellence,” “Discover Injectables Excellence” and “PreventIV Measures.”

Government Regulation

Prescription pharmaceutical products are subject to extensive pre- and post-market regulation by the FDA, including regulations that govern the testing, manufacturing, safety, efficacy, labeling, storage, record keeping, advertising and promotion of the products under the Federal Food Drug and Cosmetic Act and the Public Health Services Act, and by comparable agencies in foreign countries. FDA approval is required before any dosage form of any drug can be marketed in the U.S. All applications for FDA approval must contain information relating to pharmaceutical formulation, stability, manufacturing, processing, packaging, labeling and quality control.

Generic Drug Approval

The Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman Act, established abbreviated FDA approval procedures for those drugs that are no longer protected by patents and which are shown to be equivalent to previously approved proprietary drugs. Approval to manufacture these drugs is obtained by filing an ANDA, which is a comprehensive submission that must contain data and information pertaining to the active pharmaceutical ingredient, drug product formulation, specifications and stability of the generic drug, as well as analytical methods, manufacturing process validation data and quality control procedures. As a substitute for clinical studies, the FDA may require data indicating that the ANDA drug formulation is equivalent to a previously approved proprietary drug. In order to obtain an ANDA approval of a strength or dosage form that differs from the referenced branded drug, an applicant must file and have granted an ANDA Suitability Petition. A product is not eligible for ANDA approval if it is not determined by the FDA to be equivalent to the referenced branded drug or if it is intended for a different use. However, such a product might be approved under a New Drug Application, or an NDA, with supportive data from clinical trials.

One advantage of the ANDA approval process is that an ANDA applicant generally can rely upon equivalence data in lieu of conducting pre-clinical testing and clinical trials to demonstrate that a product is safe and effective for its intended use. We generally file, or have filed on our behalf, ANDAs to obtain approval for our business partners to manufacture and for us to market our generic products. No assurance can be given that ANDAs submitted for our products will receive FDA approval on a timely basis, if at all, nor can we estimate the timing of the ANDA approvals with any reasonable degree of certainty.

In addition to regulating and auditing human clinical trials, the FDA regulates and inspects equipment, facilities, laboratories, and processes used in the manufacturing and testing of such products prior to providing approval to market a product. If after receiving clearance from the FDA, a material change is made in manufacturing equipment, location or process, additional regulatory review may be required. Our manufacturers also must adhere to cGMP and product-specific regulations enforced by the FDA through its facilities inspection program. The FDA also conducts regular, periodic visits to re-inspect equipment, facilities, laboratories and processes following the initial approval. If, as a result of these inspections, the FDA determines that the equipment, facilities, laboratories, or processes of our manufacturers do not comply with applicable FDA regulations and conditions of product approval, the FDA may seek civil, criminal, or administrative sanctions and/or remedies against our manufacturers, including the suspension of manufacturing operations.

Other Regulations

We are also subject to various federal and state laws pertaining to healthcare “fraud and abuse,” including anti-kickback laws and false claims laws. Anti-kickback laws make it illegal to solicit, offer, receive, or pay any remuneration in exchange for, or to induce, the referral of business, including the purchase or prescription of a particular drug. The federal government has published regulations that identify “safe harbors” or exemptions for certain arrangements that do not violate the anti-kickback statutes. Due to the breadth of the statutory provisions and the absence of guidance in the form of regulations or court decisions addressing some of practices, it is possible that our practices might be challenged under anti-kickback or similar laws. False claims laws prohibit anyone from knowingly and willingly presenting, or causing to be presented for payment to third-party payers (including Medicare and Medicaid), claims for reimbursed drugs or services that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. The activities of our strategic partners relating to the sale and marketing of our products may be subject to scrutiny under these laws. Violations of fraud and abuse laws may be punishable by criminal and/or civil sanctions, including fines and civil monetary penalties, as well as the possibility of exclusion from federal healthcare programs (including Medicare and Medicaid). If the government were to allege against or convict us of violating these laws, there could be a material adverse effect on us. Our activities could be subject to challenge for the reasons discussed above and due to the broad scope of these laws and the increasing attention being given to them by law enforcement authorities.

We are also subject to regulation under the Occupational Safety and Health Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, and other current and potential future federal, state, or local laws, rules, and/or regulations. Our product development activities involve the controlled use of chemicals, biological materials and other hazardous materials. We believe that our procedures comply with the standards prescribed by federal, state, or local laws, rules, and/or regulations; however, the risk of injury or accidental contamination cannot be completely eliminated.

Legal Proceedings

We are from time to time subject to claims and litigation arising in the ordinary course of business. These claims may include assertions that our products infringe existing patents and claims that the use of our products has caused personal injuries. We intend to defend vigorously any such litigation that may arise under all defenses that would be available to us. At this time, there are no proceedings of which management is aware that will have a material adverse effect on the consolidated financial position or results of operations.

Environment

We believe that our operations comply in all material respects with applicable laws and regulations concerning the environment. While it is impossible to predict accurately the future costs associated with environmental compliance and potential remediation activities, compliance with environmental laws is not expected to require significant capital expenditures and has not had, and is not expected to have, a material adverse effect on our earnings or competitive position.

Corporate Information

We were originally incorporated as a Cayman Islands company in 2006 and will be reincorporated as a Delaware corporation prior to completion of this offering. Our address is 1901 North Roselle Road, Suite 700, Schaumburg, Illinois 60195. Our telephone number is (847) 908-1600. Our internet address is www.sagentpharma.com. Information obtained in, and that can be accessed through, our website is not incorporated into and does not form a part of this prospectus.

MANAGEMENT

Below is a list of the names and ages, as of December 1, 2010, of our executive officers, certain key employees and directors as of the completion of this offering and a brief summary of their business experience.

Name	Age	Position

Jeffrey Yordon.	62	President, Chief Executive Officer and Chairman of the Board of Directors

Ronald Pauli	49	Chief Financial Officer

Albert Patterson, R.Ph.	67	Senior Vice President, Operations

Michael Logerfo	46	Chief Legal Officer, Corporate Vice President and Secretary

Lorin Drake	57	Vice President, Sales and Marketing

Anthony Gulczynski	53	Vice President, Corporate Development

Sheila Moran	44	Vice President, Quality

Ravi Malhotra, Ph.D.	68	Vice President, Project Management

Tom Moutvic	48	Vice President, Regulatory Affairs

Dave Hebeda	43	Vice President, Finance

Mary Taylor Behrens	50	Director

Robert Flanagan	54	Director

Anthony Krizman	54	Director

Frank Kung, Ph.D.	62	Director

James Sperans	45	Director

Chen-Ming Yu, MD	36	Director

Executive Officers and Certain Key Employees

Jeffrey Yordon has served as our President, Chief Executive Officer and chairman of our board of directors since April 2006. Prior to joining our company, from February 1996 to March 2006, Mr. Yordon held the positions of Chief Strategic Officer, Co-Chief Operating Officer and President of American Pharmaceutical Partners (now known as Abraxis Pharmaceutical Products) and was a member of its board of directors. Prior to that, Mr. Yordon held the positions of President of Faulding Pharmaceuticals plc; Executive Vice President of Gensia Laboratories; President and Chief Executive Officer of YorPharm and Executive Vice President and President of LyphoMed, Inc. Mr. Yordon served as chairman of the board of directors of Pharmaceutical Partners of Canada and Drug Source Company and member of the board of directors of the Drug, Chemical & Associated Technologies Association. As a result of these and other professional experiences, we believe Mr. Yordon possesses particular knowledge and experience in pharmaceutical development, manufacturing, business development, sales and marketing; strategic planning and leadership of complex organizations; people management; and board practices of other entities that strengthen the board’s collective qualifications, skills, and experience. Mr. Yordon received a BA from Northern Illinois University.

Ronald Pauli has served as our Chief Financial Officer since April 2007. Prior to joining our company, from August 2006 to March 2007, Mr. Pauli held the positions of Executive Vice President and Chief Financial Officer of the biotech company NEOPHARM, Inc. Prior to that, Mr. Pauli held the positions of Corporate Controller and Interim Chief Financial Officer of Abraxis BioScience; Vice President, Controller, and Chief Financial Officer of ERSCO Corporation; Corporate Controller of Applied Power, Inc.; Corporate Controller of R.P. Scherer; Assistant Controller, Assistant Treasurer, and Assistant Director of Investor Relations of Kmart

Corporation; and Senior Accountant of Ernst & Whinney (now Ernst & Young). Mr. Pauli served as a Certified Public Accountant licensed in North Carolina and received a BS in Accounting from Michigan State University and an MS in Finance from Walsh College.

Albert Patterson, R.Ph. has served as our Senior Vice President, Operations since June 2010. Prior to joining our company, from September 2004 to June 2010, Mr. Patterson held the position of Chief Executive Officer of The Bert Patterson Group, a healthcare consulting company focused on the generic pharmaceutical industry. Prior to that, from July 2003 to August 2004, Mr. Patterson held the positions of President and Chief Executive Officer of Excel Rx GSO, a group service organization concentrating on the alternate site healthcare sector. From July 1997 through July 2003, Mr. Patterson held the positions of Vice President of Pharmacy, Vice President of the Contract Center of Excellence and Vice President of Alternate Site Healthcare and Business Development of Premier, Inc., a national healthcare Group Purchasing Organization. From February 1988 through June 1997, Mr. Patterson held the positions of Director of Hospital Pharmacy, Director of the Office of Drug Product Management and internal Pharmacy Benefit Manager of the U.S. Department of Veterans Affairs. Mr. Patterson served as a member of the board of directors of the Ronald McDonald House near Loyola University Medical Center. Mr. Patterson has also served in faculty positions at Illinois, Wisconsin and Purdue Colleges of Pharmacy and as a member of the Dean’s committee at Midwestern University, Chicago College of Pharmacy. Mr. Patterson received a BS in Pharmacy from the University of Illinois College of Pharmacy.

Michael Logerfo has served as our Corporate Vice President since March 2007 and Chief Legal Officer since April 2010. From March 2007 to August 2008, Mr. Logerfo served as Chief Operating Officer of our KSP joint venture. As of September 23, 2010, Mr. Logerfo has also been named our Secretary. From October 1999 to January 2006, Mr. Logerfo held the positions of President and Chief Executive Officer of Flavine Holding Co. and its affiliates, a privately held group engaged in the development and sale of active pharmaceutical ingredients. Mr. Logerfo has been a lawyer in private practice, from September 2006 to January 2007, as a partner with the law firm Phillips Nizer, and from June 1990 to October 1999, as a member of the firm Ferro Labella Logerfo & Zucker, PC and its predecessors and successors. He is admitted to practice law in New Jersey and New York. Mr. Logerfo received a BA in Government and a JD from Georgetown University.

Lorin Drake has served as our Vice President, Sales and Marketing since May 2006. Prior to joining our company, from 1998 to May 2006, Mr. Drake held the positions of Senior Director of Sales and Vice President of Sales of American Pharmaceutical Partners. Prior to that Mr. Drake held various sales related positions at Fujisawa USA and Lyphomed. Mr. Drake received a BS in Economics from Manchester College.

Anthony Gulczynski has served as our Vice President, Corporate Development since May 2006. Prior to joining our company, from 1993 to May 2006, Mr. Gulczynski held the positions of Senior Director of Pharmacy and Vice President, Pharmacy Services with Premier, Inc. Prior to that, Mr. Gulczynski held the position of General Manager, Home Infusion of IVonyx. Mr. Gulczynski is a Registered Pharmacist and received a BS from the University of Illinois College of Pharmacy.

Sheila Moran has served as our Vice President, Quality since June 2009. Ms. Moran joined our company in August 2007 and has held the positions of Director and Senior Director of Quality Assurance. Prior to joining our company, from November 2004 to August 2007, Ms Moran held the position of Directory of Quality Assurance at Regis Technologies. Prior to that, Ms. Moran held various positions at Cardinal Health, most recent being Director, Scientific Development/Specialty Manufacturing. Ms. Moran received a BS in Biology/Chemistry from Roosevelt University.

Ravi Malhotra, Ph.D. has served as our Vice President, Project Management since October 2006. Prior to joining our company, from 2000 to October 2006, Dr. Malhotra held the position of Director of Project Management of American Pharmaceutical Partners. Prior to that, Dr. Malhotra held the positions of Associate Director & Manager of Project Management of Fujisawa Pharmaceuticals. Dr Malhotra completed his post-doctoral studies at The Ohio State University and the University of Kansas.

Tom Moutvic has served as our Vice President, Regulatory Affairs since May 2007. Prior to joining our company, from 2004 to May 2007, Mr. Moutvic held the position of Director, Global Regulatory Affairs of Hospira, Inc. Prior to that, Mr. Moutvic held the positions of Associate Director Regulatory Affairs of Abbott Laboratories; and Manager, Procurement Regulatory Affairs and Quality Assurance of Baxter Healthcare Corporation. Mr. Moutvic received a BS in Microbiology from the University of Wisconsin at Madison.

Dave Hebeda has served as our Vice President of Finance since July 2010. Prior to joining our company, from 2006 to July 2010, Mr. Hebeda held positions of VP/Corporate Controller, Corporate Controller and Assistant Corporate Controller for APP Pharmaceuticals, Inc. (previously Abraxis BioScience, Inc.). Prior to that, Mr. Hebeda held the positions of Corporate Controller of GVW Holdings, Controller of Hedstrom Corporation, Assistant Controller at Tenneco Packaging’s Hexacomb Division, Financial Reporting Manager at International Jenson Inc. and Senior Accountant with Deloitte & Touche. Mr. Hebeda is a Certified Public Accountant and received a BS in Accounting from Eastern Illinois University and an MBA from Northwestern University’s Kellogg School of Management.

Directors

We believe our board of directors should be comprised of individuals with sophistication and experience in many substantive areas that impact our business. We believe experience, qualifications or skills in the following areas are most important: pharmaceutical development, manufacturing, sales and marketing; accounting, finance and capital structure; strategic planning and leadership of complex organizations; legal, regulatory and government affairs; people management; and board practices of other entities. We believe that all of our current board members possess the professional and personal qualifications necessary for board service and have highlighted particularly noteworthy attributes for each board member in the individual biographies below, or above in the case of Mr. Yordon.

Mary Taylor Behrens has served as a member of our board of directors since November 2010. Ms. Behrens has been engaged in private consulting since February 2003 and has held the position of President of Newfane Advisors, Inc., a consulting firm, since November 2004. Prior to that, from February 2001 until January 2003, Ms. Behrens served as Head or Co-Head of Merrill Lynch Investment Managers, Americas Region. From February 1998 until January 2001, Ms. Behrens was a Senior Vice President of Merrill Lynch & Co., serving as Head of Human Resources and a member of its Executive Committee. Ms. Behrens served as a member of the board of directors of Manor Care, Inc. from November 2004 until it went private in December 2007. As a result of these and other professional experiences, we believe Ms. Behrens possesses particular knowledge and experience in human resources, strategic planning and leadership of complex organizations, and board practices of other entities that strengthen the board’s collective qualifications, skills and experience. Ms. Behrens holds a BA in Government from Georgetown University.

Robert Flanagan has served as a member of our board of directors since May 2009. Mr. Flanagan has held the position of Executive Vice President of Clark Enterprises, Inc. since 1989, overseeing the acquisition, management and development of new investment opportunities. Prior to that, Mr. Flanagan served as the treasurer, secretary and a member of the board of directors of Baltimore Orioles, Inc. Since April 2002, Mr. Flanagan has served on the board of directors of Martek Biosciences Corporation and has been chairman of its board of directors since June 2007. Mr. Flanagan has also served on the board of directors of Castle Brands, Inc. and is a Certified Public Accountant licensed in Washington, D.C. As a result of these and other professional experiences, we believe Mr. Flanagan possesses particular knowledge and experience in accounting, finance and capital structure; strategic planning and leadership of complex organizations; people management; and board practices of other entities that strengthen the board’s collective qualifications, skills and experience. Mr. Flanagan received a BS in Business Administration from Georgetown University and an MST from the American University School of Business.

Anthony Krizman has served as a member of our board of directors since July 2010. Mr. Krizman held the position of Assurance Partner at PricewaterhouseCoopers, LLP (“PwC”) until June 30, 2010, when he retired. In addition, his internal roles at PwC included Midwest Region Risk Management Leader, PwC Assurance Quality Board Member and Managing Partner, Northwest Ohio Practice. During his 32-year tenure at PwC, Mr. Krizman advised his clients on a substantial number of issues including: preparation for and execution of private placements and initial public offerings, implementation of Sarbanes-Oxley reporting requirements, and due diligence relating to major acquisitions and carve-outs of business units in divestitures. Mr. Krizman has extensive experience in managing annual financial statements and internal control audits, as well as strategic special projects for companies in the healthcare, consumer packaged goods, automotive and service industries. Mr. Krizman is a Certified Public Accountant. As a result of these and other professional experiences, we believe Mr. Krizman possesses particular knowledge and experience in accounting, finance and capital structure; strategic planning and leadership of complex organizations; people management; and board practices of other entities that strengthen the board’s collective qualifications, skills and experience. Mr. Krizman received a BS in Accounting and an MBA from Indiana University.

Frank Kung, Ph.D. has served as a member of our board of directors since May 2006. Dr. Kung is a founding member of Vivo Ventures, LLC (formerly BioAsia Investments) and has been the managing partner since February 1997. Prior to that, Dr. Kung held the positions of co-founder, Chairman and Chief Executive Officer of Genelabs Technologies, Inc. (NASDAQ: GNLB); co-founder of Cetus Immune Corporation (later acquired by its parent company, Cetus Corporation). Dr. Kung has served on the board of directors of the Emerging Company Governing Body of the Biotechnology Industry Organization (BIO); Mt. Jade Science and Technology Association, West Coast; and the Asian American Manufacturing Association. He was also appointed by the U.S. Secretary of Health and Human Services as a voting member of the National Biotechnology Policy Board. As a result of these and other professional experiences, we believe Dr. Kung possesses particular knowledge and experience in pharmaceutical development and manufacturing; strategic planning and leadership of complex organizations; legal, regulatory and government affairs; people management; and board practices of other entities that strengthen the board’s collective qualifications, skills and experience. Dr. Kung received a BS in Chemistry from the National Tsing Hua University in Taiwan and a Ph.D. in Molecular Biology and an MBA from the University of California at Berkeley.

James Sperans has served as a member of our board of directors since December 2008. Mr. Sperans is a Managing Director of Morgan Stanley Alternative Investment Management, Inc. where he has been employed since 2001. Previously, Mr. Sperans was an entrepreneur, founding or co-founding four businesses, including two marketing automation services companies (TeamToolz and Nimblefish Technologies) and a New York-based private advisory firm. Prior to that, Mr. Sperans was a senior consultant of Bain & Company. In this capacity, he advised both public and private companies on strategic, financial and operational issues. As a result of these and other professional experiences, we believe Mr. Sperans possesses particular knowledge and experience in strategic planning; entrepreneurial finance; and leadership of complex organizations that strengthen the board’s collective qualifications, skills and experience. Mr. Sperans received dual BAs with High Honors from the University of California at Berkeley and an MBA from the Harvard Graduate School of Business Administration.

Chen-Ming Yu, MD has served as a member of our board of directors since May 2006. Dr. Yu has been a partner of Vivo Ventures, LLC (formerly BioAsia Investments) since 2004. Prior to that, Dr. Yu held the position of Group Product Manager for aQuantive and, prior thereto, was employed by Eli Lilly and Bain & Company. Dr. Yu currently serves as a member of the board of directors of several life science companies. As a result of these and other professional experiences, we believe Dr. Yu possesses particular knowledge and experience in pharmaceutical development and manufacturing; strategic planning and leadership of complex organizations; and board practices of other entities that strengthen the board’s collective qualifications, skills and experience. Dr. Yu received a BA in Biology from Harvard University and an MBA and an MD from Stanford University, where his research background was focused on immunology and infectious diseases.

Family Relationships

There are no family relationships between any of our executive officers or directors.

Corporate Governance

Board Composition

Our board of directors currently consists of eight members, seven of whom were elected as directors under the board composition provisions of the Sixth Amended and Restated Articles of Association (the “Articles of Association”) of the issuer of the common stock in this offering prior to the Reincorporation and one of whom was elected under an amendment to be filed thereto. The Articles of Association provide that, subject to certain shareholding requirements: (1) the holders of a majority of the outstanding ordinary shares of our company are entitled to elect one director of our company; (2) the holders of a majority of outstanding Series A preferred shares are entitled to elect four directors; (3) the holders of a majority of outstanding Series B-1 preferred shares are entitled to elect one director; and (4) the holders of a majority of outstanding ordinary shares, Series A preferred shares, Series B preferred shares and Series B-1 preferred shares, voting together as a single class on an as-converted basis, are entitled to elect one director. Each of our existing directors (other than Mr. Krizman and Ms. Behrens) was elected pursuant to, and serve as a shareholder designee under, our existing Amended and Restated Voting Agreement. See “Certain Relationships and Related Party Transactions—Series A Share Financings—Voting Agreement.” We have been informed by the director designee for Key Gate Investments Limited that he intends to resign from our board of directors prior to the completion of this offering. As a result, we have not included any information relating to this existing director in this prospectus.

Our certificate of incorporation that will be in effect upon completion of this offering will eliminate our existing classes of preferred stock, and as a result, subject to any future issuances of preferred stock, holders of our common stock will be entitled to one vote for each share of common stock held by them in the election of our directors. Our certificate of incorporation will provide that our board of directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Any additional directorships resulting from an increase in the number of directors may only be filled by the directors then in office. The term of office for each director will be until the earlier of his or her death, resignation or removal. Shareholders will elect directors each year at our annual meeting.

Our certificate of incorporation will provide that our board of directors will be divided into three classes, with each director serving a three-year term, and one class of directors being elected at each year’s annual meeting of stockholders. Messrs. Sperans and Yu will serve as Class I directors with an initial term expiring in 2012. Ms. Behrens and Mr. Krizman will serve as Class II directors with an initial term expiring in 2013. Messrs. Yordon, Flanagan and Kung will serve as Class III directors with an initial term expiring in 2014. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

We believe that all of our directors, other than Mr. Yordon, will be “independent directors” as defined under the rules of The NASDAQ Global Market upon completion of this offering. In addition, we believe that Messrs. Flanagan and Krizman and Ms. Behrens will be “independent directors” as defined under the rules of the SEC and The NASDAQ Global Market for purposes of serving on our audit committee.

Board Committees

Our board of directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the committees will report to the board of directors as they deem appropriate and as the board may request. The expected composition, duties and responsibilities of these committees are set forth below. In the future, our board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

The SEC and NASDAQ Global Market rules require us to have one independent member of each of the committees set forth below upon the listing of our common stock on The NASDAQ Global Market and a majority of independent directors within 90 days of the date of the completion of this offering. All of the members of these committees must be independent within one year of the date of the completion of this offering. We intend to comply with the other independence requirements within the time periods specified.

Audit Committee

The Audit Committee will be responsible for, among other matters: (1) appointing, retaining and evaluating our independent registered accounting firm and approving all services to be performed by them; (2) overseeing our independent registered accounting firm’s qualifications, independence and performance; (3) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (4) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (5) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (6) reviewing and approving related person transactions.

Our Audit Committee consists of Messrs. Krizman, Flanagan and Sperans, and Mr. Krizman will serve as the chair. We believe that Mr. Krizman will qualify as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. Our board of directors will adopt a written charter for the Audit Committee, which will be available on our corporate website at www.sagentpharma.com upon the completion of this offering. The information on our website is not part of this prospectus.

Compensation Committee

The Compensation Committee will be responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, chief executive officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (4) administering our stock plans and other incentive compensation plans.

Our Compensation Committee consists of Ms. Behrens and Messrs. Kung and Sperans, and Ms. Behrens will serve as the chair. Our board of directors will adopt a new written charter for the Compensation Committee, which will be available on our corporate website at www.sagentpharma.com upon the completion of this offering. The information on our website is not part of this prospectus.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee will be responsible for, among other matters: (1) identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; (2) overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; and (4) developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.

Our Corporate Governance and Nominating Committee consists of Messrs. Flanagan and Kung and Ms. Behrens, and Mr. Flanagan will serve as the chair. Our board of directors will adopt a written charter for the Corporate Governance and Nominating Committee, which will be available on our corporate website at www.sagentpharma.com upon the completion of this offering. The information on our website is not part of this prospectus.

Risk Oversight

The board of directors oversees the risk management activities designed and implemented by our management. The board of directors executes its oversight responsibility for risk management both directly and through its committees. The full board of directors considers specific risk topics, including risk-related issues pertaining to laws and regulations enforced by the FDA and risks associated with our strategic plan, business operations and capital structure. In addition, the board of directors receives detailed regular reports from members of our senior management and other personnel, including our internal risk management team discussed below, that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.

We have established an internal risk management team consisting of the Chief Financial Officer, the Chief Legal Officer, the Senior Vice President Operations, Vice President Finance, Vice President Regulatory Affairs, Vice President Quality and Director Human Resources. This team identifies, evaluates and prioritizes internal and external risks and develops responses to address those risks, and reports to the board of directors and its committees.

The Audit Committee is specifically tasked with overseeing our compliance with legal and regulatory requirements, including monitoring our risk assessment and risk management activities with management and receiving information on material legal and financial affairs. The Audit Committee receives periodic reports regarding our risk assessment activities and discusses specific risk areas with the internal risk management team and its members throughout the year. The other committees of the board of directors oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee assesses risks relating to our compensation policies and practices.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Ethics

We will adopt a code of business conduct and ethics applicable to our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that code will be available on our corporate website at www.sagentpharma.com upon completion of this offering. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website. Our website is not part of this prospectus.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes the compensation arrangements we have with our Named Executive Officers as required under the rules of the SEC. The SEC rules require disclosure for the principal executive officer (our Chief Executive Officer (“CEO”)) and principal financial officer (our Chief Financial Officer (“CFO”)), regardless of compensation level, any persons who served in such capacities during the last fiscal year regardless of whether they have left our company, and the three most highly compensated executive officers serving at the end of our last completed fiscal year, other than the CEO and CFO. All of these executive officers are referred to in this Compensation Discussion and Analysis as our “NEOs.”

Our NEOs during 2009 are listed in the table below.

Name	Title
Jeffrey Yordon	President and Chief Executive Officer
Ronald Pauli	Chief Financial Officer
Michael Logerfo	Chief Legal Officer, Corporate Vice President and Secretary
Lorin Drake	Vice President, Sales and Marketing

The board of directors determined compensation for NEOs hired by us early in our existence based primarily on negotiations with the NEOs prior to their being hired and Vivo Ventures’ past practices and experiences with other executives of its portfolio companies. In 2009, all members of our board of directors participated in deliberations concerning NEO compensation. In June 2010, we hired Mr. Albert Patterson as our Senior Vice President, Operations. Prior to that time, Mr. Patterson performed certain consulting services for us. In that capacity, we paid Mr. Patterson an aggregate of $196,900 in cash during 2009 for such services. We also issued Mr. Patterson options to purchase an aggregate of 50,000 shares of our common stock under our 2007 Global Share Plan during the time he served as a consultant to us. We expect that Mr. Patterson will be an NEO for 2010 and, as a result, we have included him in the discussion that follows in connection with our discussion of compensation arrangements for 2010.

Our Compensation Committee currently consists of Ms. Behrens and Messrs. Kung and Sperans. In connection with this offering, our Compensation Committee is undertaking a substantial review of our existing compensation programs, objectives and philosophy to determine whether such programs, objectives and philosophy are appropriate after we have become a public company. In addition, as we gain experience as a public company, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve.

Executive Compensation Objectives and Philosophy

The key objectives of our executive compensation programs are (1) to attract, motivate, reward and retain superior executive officers with the skills necessary to successfully lead and manage our business; (2) to achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives; and (3) to align the interests of our executive officers and our equity holders through short- and long-term incentive compensation programs. For our NEOs, these short- and long-term incentives are designed to accomplish these objectives by providing a significant financial correlation between our financial results and their total compensation.

A significant portion of the compensation of the NEOs has historically consisted of equity and cash incentive compensation contingent upon the achievement of financial and operational performance metrics. We expect to continue to provide our NEOs with a significant portion of their compensation in this manner. These two elements of executive compensation are aligned with the interests of our stockholders because the amount of compensation ultimately received will vary with our company’s financial performance. Equity compensation derives its value from our equity value, which is likely to fluctuate based on our financial performance. Payment of cash incentives is dependent on our achievement of pre-determined financial objectives.

We seek to apply a consistent philosophy to compensation for all executive officers. Our compensation philosophy is based on the following core principles.

To Pay for Performance

Individuals in leadership roles are compensated based on a combination of total company and individual performance factors. Total company performance is evaluated primarily on the degree to which pre-established financial objectives are met. Individual performance is evaluated based upon several individualized leadership factors, including:

•	individual contribution to attaining specific financial objectives;

•	building and developing individual skills and a strong leadership team; and

•	developing an effective infrastructure to support business growth and profitability.

A significant portion of total compensation is delivered in the form of equity-based award opportunities to directly link compensation with stockholder value.

To Pay Competitively

We are committed to providing a total compensation program designed to retain our highest performing employees and attract superior leaders to our company. We have established compensation levels that we believe are competitive based on our board’s experience with pay practices and compensation levels for companies such as ours.

To Pay Equitably

We believe that it is important to apply generally consistent guidelines for all executive officer compensation programs. In order to deliver equitable pay levels, our board considers depth and scope of accountability, complexity of responsibility, qualifications and executive performance, both individually and collectively as a team.

In addition to short- and long-term compensation, we have found it important to provide certain of our executive officers with competitive post-employment compensation. Post-employment compensation consists primarily of two main types—severance pay and benefits continuation. We believe that these benefits are important considerations for our executive officer compensation package, as they afford a measure of financial security in the event of certain terminations of their employment and also enable us to secure their cooperation following termination. We have sought to ensure that each combined compensation package is competitive at the time the package is negotiated with the executive officer. We elect to provide post-employment compensation to our executive officers on a case-by-case basis as the employment market, the qualifications of potential employees and our hiring needs dictate.

Compensation Committee Review of Compensation

We expect that following this offering, our Compensation Committee will review compensation elements and amounts for NEOs on an annual basis and at the time of a promotion or other change in level of responsibilities, as well as when competitive circumstances or business needs may require. We may, but do not currently, use a third-party consultant to assist us with determining compensation levels. We expect that each year our head of human resources will compile a report of benchmark data for executive positions for similar companies, including summaries of base salary, annual cash incentive plan opportunities and awards and long-term incentive award values. We have not yet determined the companies that we will benchmark our compensation packages against, but we expect that the Compensation Committee will determine this list after completion of this offering and that it will compare our pay practices and overall pay levels with other leading industry organizations and, where appropriate, with non-industry organizations when establishing our pay guidelines.

We expect that the CEO will provide compensation recommendations to the Compensation Committee for executives other than himself based on this data and the other considerations mentioned in this Compensation Discussion and Analysis. We expect that the Compensation Committee will recommend a compensation package that is consistent with our compensation philosophy, strategically positioned at the median of the peer group and competitive with other organizations similar to ours. The Compensation Committee will then discuss these recommendations with the CEO and the head of human resources and will make a recommendation to the board, which the board will consider and approve, if appropriate.

We expect that the Compensation Committee will consider input from our CEO and CFO when setting financial objectives for our incentive plans. We also expect that the Compensation Committee will consider input from our CEO, with the assistance of our head of human resources (for officers other than the CEO), regarding benchmarking and recommendations for base salary, annual incentive targets and other compensation awards. The Compensation Committee will likely give significant weight to our CEO’s judgment when assessing performance and determining appropriate compensation levels and incentive awards for our other NEOs.

Elements of Compensation

As discussed throughout this Compensation Discussion and Analysis, the compensation policies applicable to our NEOs are reflective of our pay-for-performance philosophy, whereby a significant portion of both cash and equity compensation is contingent upon achievement of measurable financial objectives and enhanced equity value, as opposed to current cash compensation and perquisites not directly linked to objective financial performance. This compensation mix is consistent with our performance-based philosophy that the role of executive officers is to enhance equity holder value over the long term.

The elements of our compensation program are:

•	base salary;

•	performance-based cash incentives;

•	equity incentives; and

•	certain additional benefits and perquisites.

Base salary, performance-based cash incentives and long-term equity-based incentives are the most significant elements of our executive compensation program and, on an aggregate basis, they are intended to substantially satisfy our program’s overall objectives. Typically, our board has, and following the offering, the Compensation Committee will seek to, set each of these elements of compensation at the same time to enable our board or Compensation Committee to simultaneously consider all of the significant elements and their impact on compensation as a whole. Taking this comprehensive view of all compensation components allows us also to make compensation determinations that will reflect the principles of our compensation philosophy and related guidelines with respect to allocation of compensation among certain of these elements and total compensation. We strive to achieve an appropriate mix between the various elements of our compensation program to meet our compensation objectives and philosophy; however, we do not apply any rigid allocation formula in setting our executive compensation, and we may make adjustments to this approach for various positions after giving due consideration to prevailing circumstances, the individuals involved and their responsibilities and performance.

Base Salary

We provide a base salary to our executive officers to compensate them for their services during the year and to provide them with a stable source of income. The base salaries for our NEOs in 2009 were established by our board of directors, based in large part on the salaries established for these persons when they were hired or promoted by our company and our board’s review of other factors, including:

•	the individual’s performance, results, qualifications and tenure;

•	the job’s responsibilities;

•	pay mix (base salary, annual cash incentives, equity incentives, perquisites and other benefits); and

•	compensation practices in our industry.

In setting base salaries for 2009, our board considered the factors described above in the context of each NEO’s employment situation. The board of directors did not make any adjustments to base salaries for the NEOs for 2010 based in large part on overall economic conditions and pending successful commercial launch of new products.

The annual base salaries in effect for each of our NEOs employed by us as of December 1, 2010 are as follows.

	Annual Salary
Name	2009	2010
Jeffrey Yordon	$410,000	$410,000
Ronald Pauli	209,613	209,613
Albert Patterson, R.Ph.	—	265,000
Michael Logerfo	260,000	260,000
Lorin Drake	197,280	197,280

In the future, we expect that salaries for executive officers will be reviewed annually, as well as at the time of a promotion or other change in level of responsibilities, or when competitive circumstances or business needs may require. As noted above, we expect that the Compensation Committee will recommend a compensation package that is consistent with our compensation philosophy and strategically positioned at market median of our to-be-determined peer group.

Performance-based Cash Incentives—Management Bonus Plans

We pay annual performance-based cash incentives or bonuses in order to align the compensation of our NEOs with our short-term operational and performance goals and to provide near-term rewards for our NEOs to meet these goals. Set forth below is a discussion that summarizes our bonus programs for 2009 and 2010.

2009 Bonus Plan.    Each of our NEOs participated in our 2009 management bonus plan. For the most part, the size of the potential bonus payment for each NEO as a percentage of the NEO’s base salary was determined at the time they were hired by us based primarily on general compensation practices in our industry with respect to similarly situated employees. The following table shows each NEO’s potential bonus payment as a percentage of base salary for the 2009 bonus plan.

Name	Potential bonus payment as a percentage of base salary
Jeffrey Yordon	80%
Ronald Pauli	30%
Michael Logerfo	35%
Lorin Drake	30%

The 2009 bonus plan contemplated that bonuses would be paid based on the successful achievement of both corporate and individual objectives. For the most part, these objectives for 2009 were largely qualitative and did not include “threshold” or “maximum” targets. For each year, we develop a detailed operating budget that includes a comprehensive analysis of the new products that we expect to launch during that year as well as other products we expect to begin development activities during the course of the year. This budget is developed by management and submitted to the board of directors for approval. To a significant degree, the corporate objectives for 2009 were established by our CEO based on the company achieving its budgeted plan as approved by our board of directors. Specifically, the principal corporate objectives for the 2009 bonus plan included:

•	launch/commercialize profitable products in a timely manner and on budget;

•	prepare and file ANDA submissions with respect to new products in a timely manner and on budget;

•	reduce expenses while focusing on the prior two objectives; and

•	analyze and focus our product pipeline to ensure that we are developing products that will deliver attractive returns based on development costs.

Our CEO’s individual performance goals for 2009 focused for the most part on the company achieving its budget. Individual performance goals for each of our other NEOs were established by our CEO and were based on each NEO achieving certain specified goal within his specific management function. Under the 2009 bonus plan, our CEO had a significant amount of discretion in determining whether individual performance goals were achieved by the other NEOs.

Our board of directors approved bonus payments under the 2009 bonus plan on November 16, 2010, subject to our CEO determining that individual performance goals for each of the participates had been satisfied. The board determined that bonus payments were appropriate under the 2009 plan even though certain of the new product launches contemplated by the 2009 budget were not achieved within the contemplated timeframe due in large part to such new products being successfully launched in 2010. Each of our NEOs received a bonus payment under the 2009 bonus plan.

2010 Bonus Plan.    The terms of the 2010 management bonus plan were developed in early 2010 but are still being finalized by us. We expect to submit the 2010 management bonus plan to our board of directors for approval in December 2010. As part of our overall review of our compensation programs, we are substantially revising our 2010 management bonus program. Set forth below is a preliminary summary of the 2010 management bonus plan in the form that we expect to submit to the board for approval. The summary below is preliminary and is subject to change either by us or at the request of the board of directors in connection with its approval.

As part of our comprehensive review of our compensation programs, we expect to enter into employment agreements with each of our NEOs. See “—Employment Agreements.” At this time, we do not have any employment agreements with any of our NEOs. We expect that each of these employment agreements will establish the potential bonus opportunity for our NEOs expressed as a percentage of such NEO’s base salary. At this time, we do not expect to have these agreements completed so that such agreements will govern the potential bonus opportunity under the 2010 bonus plan. As a result, we intend to use the same potential bonus payments percentage as was used in 2009 and set forth in the previous chart.

As compared to the 2009 bonus plan, the 2010 bonus plan is intended to have performance objectives that are largely quantitative and will be measurable by a target, threshold and stretch factors. In general, the 2010 bonus plan will contemplate that bonuses will be based on the degree of achievement of corporate objectives and department/individual objectives. The achievement of the target, threshold or stretch objective will generally result in 100%, 75% or 125%, respectively, of the potential bonus opportunity being payable. The proposed corporate objectives for the 2010 bonus plan were established by our senior management and will be approved by our board of director in connection with the approval of the 2010 bonus plan. Department and individual performance objectives will be determined by each department head and will relate to a specific corporate goal.

Corporate and department/individual objectives will be weighted based on a participant’s employee level. For example, a vice president’s bonus will be weighted 80% based on the achievement of corporate goals and 20% based on the achievement of department/individual goals whereas an associate’s bonus will be weighted 40% based on the achievement of corporate goals and 60% based on the achievement of department/individual goals. No bonuses will be payable under the 2010 bonus plan if we do not achieve on average our corporate objective thresholds.

The following chart summarizes our proposed corporate objectives for 2010:

2010 Corporate Objectives	Performance Goals
	Threshold	Target	Stretch
Net revenue	$67.5m	$90.0m	$103.5m
ANDA submissions	15	20	25
Gross profit	13.1%	17.5%	21.8%
Product launches	18	23	30

Equity Incentives

All of our NEOs have received equity incentive grants under our 2007 Global Share Plan, which provides for the grant of nonqualified and incentive stock options and/or shares of restricted stock, deferred stock, and other equity awards in our common stock. To date, we have used grants of stock options and restricted stock as our principal forms of equity incentives because they are an effective means to align the long-term interests of our executive officers with those of our stockholders. The options and restricted stock attempt to achieve this alignment by providing our NEOs with equity incentives that vest over time or upon the occurrence of certain events. Both options and restricted stock also serve to reward our NEOs for performance. The value of an option or restricted stock is at risk for the NEO and is entirely dependent on the value of a share of our stock. The value of our stock is dependent in many ways on management’s success in achieving our goals. If the price of our common stock drops, for any reason, over the vesting period of the option or restricted stock, the value of the option or restricted stock to the executive will drop and could become worthless. In determining the number and type of equity incentives to be granted to executives, we take into account the individual’s position, scope of responsibility, ability to affect profits and shareholder value and the individual’s historic and recent performance and the value of each equity incentive in relation to other elements of the individual executive’s total compensation.

We may in the future grant other forms of equity incentives, subject to the Compensation Committee’s discretion, to ensure that our executives are focused on long-term value creation. We expect that the Compensation Committee will periodically review the equity awards previously awarded to management, the performance of our business and the performance of our stock. We expect that the Compensation Committee will establish levels of equity incentive holdings for our NEOs such that the portion of overall compensation that is variable is consistent with our pay-for-performance philosophy and competitive within our industry. The Compensation Committee is expected to determine appropriate levels of equity awards following the completion of this offering based on these factors and may make additional grants.

Stock options granted by us to date under the 2007 Global Share Plan have an exercise price equal to or greater than the fair market value of our common stock on the date of grant, generally vest over a four-year period from the date of the grant and expire ten years after the date of grant. Specifically, grants that have been made pursuant to the 2007 Global Share Plan are generally subject to one of the following vesting schedules: (i) monthly over a four-year vesting period from the date of grant (herein referred to as “monthly”); (ii) annually over a four-year vesting period from the date of grant (herein referred to as “annually”); and (iii) upon achievement of the performance-based milestones of $750 million market capitalization and $100 million in net revenue for the previous four quarters (herein referred to as “milestone”). In 2007, 160,000 stock options were granted that include “early exercise” provisions that give the recipients the right to exercise their options in conjunction with the stock option’s grant date and prior to the actual vesting of the option. Upon exercise of these options, employees will receive restricted stock that vests over a four-year vesting schedule. There were 50,000 and 110,000 of these “early exercise” options exercised in the periods ended December 31, 2008 and 2007, respectively. No “early exercise” options were exercised in the period ended December 31, 2009. Restricted stock granted by us to date vest over a period of five years. Our board of directors generally makes annual option grants in the fourth quarter of each year and, in many cases, initial one-time grants in connection with the hiring of a new employee.

Equity Incentives—Summary of Our Current Plan

On July 22, 2008, we amended and restated our 2007 Global Share Plan, which was originally adopted February 28, 2007 and provides for grants of stock options to our officers, directors, key employees and nonemployees performing consulting or advisory services for us. The purpose of the 2007 Global Share Plan is to provide incentives that will attract, retain and motivate high performing officers, directors, employees and consultants by providing them with ownership interest in conjunction with our long-term success or the fulfillment of their personal responsibilities. The following is a summary of the material terms of the 2007 Global Share Plan, but does not include all of the provisions of the 2007 Global Share Plan. For further information about the 2007 Global Share Plan, we refer you to the complete copy of the 2007 Global Share Plan, which we have filed as an exhibit to the registration statement, of which this prospectus is a part. Following the completion of this offering, we do not expect to make any further grants under the 2007 Global Share Plan.

Administration.    The 2007 Global Share Plan is currently administered by the board. Among the board’s powers are to determine the amount, terms and conditions of awards under the 2007 Global Share Plan; clarify, construe or resolve any ambiguity in any provision of the 2007 Global Share Plan or any award agreement; amend the terms of outstanding awards; and adopt such rules, forms, instruments and guidelines for administering the 2007 Global Share Plan as it deems necessary or proper. The board has full authority to administer and interpret the 2007 Global Share Plan, to award grants under the 2007 Global Share Plan, to determine the persons to whom awards will be granted, to determine the terms and conditions of each award, to determine the number of shares of common stock to be covered by each award and to make all other determinations in connection with the 2007 Global Share Plan and the awards there under as the board deems necessary or desirable.

Available Shares.    The aggregate number of shares of common stock with respect to which awards may be granted under the 2007 Global Share Plan may not exceed 12,085,000 common shares, which may be either authorized and unissued shares of our common stock or shares of common stock held in or acquired for our treasury. At September 30, 2010,                  shares of common stock were available for grant under the 2007 Global Share Plan. In general, if awards under the 2007 Global Share Plan are for any reason cancelled or forfeited or expire or terminate unexercised, the shares covered by such awards will again be available for the grant of awards under the 2007 Global Share Plan.

Eligibility for Participation.    Our directors, officers, employees and nonemployee consultants are eligible to receive awards under the 2007 Global Share Plan. The selection of participants is made by our board.

Award Agreements.    Awards granted under the 2007 Global Share Plan are evidenced by award agreements, which need not be identical, that provide additional terms, conditions, restrictions and/or limitations covering the grant of the award, including additional terms providing for the acceleration of exercisability or vesting of awards in the event of a change in control or conditions regarding the participant’s employment, as determined by the board. Each award granted under the plan may be a nonqualified stock option or an “incentive stock option” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).

The board determines the number of shares of our common stock subject to each award, the term of each award, which may not exceed ten years, the exercise price, the vesting schedule, if any, and the other material terms of each award. No award may have an exercise price less than the fair market value of a share of our common stock at the time of grant. Awards will be exercisable at such time or times and subject to such terms and conditions as determined by the board at grant and the exercisability of such options may be accelerated by the board.

Equity Incentives—2011 Incentive Compensation Plan

Effective upon the completion of this offering, we expect to adopt a 2011 Incentive Compensation Plan (“2011 Plan”). The 2011 Plan is expected to provide for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards and other cash-based awards. Directors, officers and other employees of us and our subsidiaries, as well as others performing consulting or advisory services for us, will be eligible for grants under the 2011 Plan. The purpose of the 2011 Plan is to provide incentives that will attract, retain and motivate high performing officers, directors, employees and consultants by providing them with appropriate incentives and rewards either through a proprietary interest in our long-term success or compensation based on their performance in fulfilling their personal responsibilities. The specific terms of the 2011 Plan are still being finalized. Set forth below is a summary of the material terms of the 2011 Plan based on our current discussions. This summary is preliminary and may not include all of the provisions of the 2011 Plan. For further information about the 2011 Plan, we refer you to the complete copy of the 2011 Plan, which we will file as an exhibit to the registration statement, of which this prospectus is a part.

Administration.    The 2011 Plan will be administered by the Compensation Committee designated by our board of directors. Among the Compensation Committee’s powers is to determine the form, amount and other terms and conditions of awards; clarify, construe or resolve any ambiguity in any provision of the 2011 Plan or any award agreement; amend the terms of outstanding awards; and adopt such rules, forms, instruments and guidelines for administering the 2011 Plan as it deems necessary or proper. The Compensation Committee may have full authority to administer and interpret the 2011 Plan, to grant discretionary awards under the 2011 Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of shares of common stock to be covered by each award and to make all other determinations in connection with the 2011 Plan and the awards thereunder as the Compensation Committee deems necessary or desirable.

Available Shares.    The aggregate number of shares of common stock which may be issued or used for reference purposes under the 2011 Plan or with respect to which awards may be granted may not exceed              shares. The 2011 Plan may provide that the number of shares available for issuance under the plan will increase annually by an amount equal to the lesser of (i)         % of the amount of shares of our common stock then outstanding; and (ii) such lesser amount as may be determined by our board or the Compensation Committee. The number of shares available for issuance under the 2011 Plan may be subject to adjustment in the event of a reorganization, stock split, merger or similar change in the corporate structure or the outstanding shares of common stock. In the event of any of these occurrences, we may make any adjustments we consider appropriate to, among other things, the number and kind of shares, options or other property available for issuance under the plan or covered by grants previously made under the plan. The shares available for issuance under the plan may be, in whole or in part, either authorized and unissued shares of our common stock or shares of common stock held in or acquired for our treasury. In general, if awards under the 2011 Plan are for any reason cancelled, or expire or terminate unexercised, the shares covered by such awards may again be available for the grant of awards under the 2011 Plan.

Eligibility for Participation.    Members of our board of directors, as well as employees of, and consultants to, us or any of our subsidiaries and affiliates are expected to be eligible to receive awards under the 2011 Plan. The Compensation Committee will select participants in the 2011 Plan.

Award Agreements.    Awards granted under the 2011 Plan will be evidenced by award agreements, which need not be identical, that provide additional terms, conditions, restrictions and/or limitations covering the grant of the award, including with respect to the acceleration of exercisability or vesting of awards in the event of a change in control or conditions regarding the participant’s employment, as determined by the Compensation Committee.

Stock Options.    The Compensation Committee may grant nonqualified stock options and incentive stock options to purchase shares of our common stock under the 2011 Plan. The Compensation Committee may determine the number of shares of our common stock subject to each option, the term of each option, the exercise price, the vesting schedule, if any, and the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of our common stock at the time of grant or, in the case of an incentive stock option granted to a 10% stockholder, 110% of such share’s fair market value. Options may be exercisable at such time or times and subject to such terms and conditions as determined by the committee at grant and the exercisability of such options may be accelerated by the Compensation Committee.

Stock Appreciation Rights.    Under the 2011 Plan, the Compensation Committee may grant stock appreciation rights, which we refer to as “SARs,” either with a stock option, which may be exercised only at such times and to the extent the related option is exercisable, which we refer to as a Tandem SAR, or independent of a stock option, which we refer to as a Non-Tandem SAR. A SAR is a right to receive a payment in shares of our common stock or cash, as determined by the Compensation Committee, equal in value to the excess of the fair market value of one share of our common stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The term of each SAR may not exceed ten years. The exercise price per share covered by a SAR may be the exercise price per share of the related option in the case of a Tandem SAR and may be the fair market value of our common stock on the date of grant in the case of a Non-Tandem SAR. The Compensation Committee may also grant limited SARs, either as Tandem SARs or Non-Tandem SARs, which may become exercisable only upon the occurrence of a change in control, as defined in the 2011 Plan, or such other event as the Compensation Committee may designate at the time of grant or thereafter.

Restricted Stock.    The Compensation Committee may award shares of restricted stock under the 2011 Plan. Except as otherwise provided by the Compensation Committee upon the award of restricted stock, the recipient may generally have the rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. The committee may determine at the time of award that the payment of dividends, if any, will be deferred until the expiration of the applicable restriction period.

Recipients of restricted stock are required to enter into restricted stock agreements with us that state the restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse.

If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the Compensation Committee may establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulae or standards while the outcome of the performance goals are substantially uncertain. Such performance goals may incorporate provisions for disregarding, or adjusting for, changes in accounting methods, corporate transactions, including, without limitation, dispositions and acquisitions, and other similar events or circumstances. Section 162(m) of the Code requires that performance awards be based upon objective performance measures. The performance goals for performance-based restricted stock will be based on one or more of the objective criteria set forth on Exhibit A to the 2011 Plan and are discussed in general below.

Other Stock-based Awards.    The Compensation Committee may, subject to limitations under applicable law, make a grant of such other stock-based awards, including, without limitation, performance units, dividend equivalent units, stock equivalent units, restricted stock and deferred stock units under the 2011 Plan that are payable in cash or denominated or payable in or valued by shares of our common stock or factors that influence the value of such shares. The Compensation Committee may determine the terms and conditions of any such other awards, which may include the achievement of certain minimum performance goals for purposes of compliance with Section 162(m) of the Code and/or a minimum vesting period. The performance goals for performance-based other stock-based awards will be based on one or more of the objective criteria set forth on Exhibit A to the 2011 Plan and discussed in general below.

Performance Awards.    The Compensation Committee may grant a performance award to a participant payable upon the attainment of specific performance goals. The Compensation Committee may grant performance awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code as well as performance awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Code. If the performance award is payable in cash, it may be paid upon the attainment of the relevant performance goals either in cash or in shares of restricted stock, based on the then current fair market value of such shares, as determined by the Compensation Committee. Based on service, performance and/or other factors or criteria, the Compensation Committee may, at or after grant, accelerate the vesting of all or any part of any performance award.

Performance Goals.    The Compensation Committee may grant awards of restricted stock, performance awards, and other stock-based awards that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code. These awards may be granted, vest and be paid based on attainment of specified performance goals established by the committee. These performance goals may be based on the attainment of a certain target level of, or a specified increase or decrease in, one or more of the following measures selected by the committee: (1) earnings per share; (2) operating income; (3) gross income; (4) net income, before or after taxes; (5) cash flow; (6) gross profit; (7) gross profit return on investment; (8) gross margin return on investment; (9) gross margin; (10) operating margin; (11) working capital; (12) earnings before interest and taxes; (13) earnings before interest, tax, depreciation and amortization; (14) return on equity; (15) return on assets; (16) return on capital; (17) return on invested capital; (18) net revenues; (19) gross revenues; (20) revenue growth; (21) annual recurring revenues; (22) recurring revenues; (23) license revenues; (24) sales or market share; (25) total shareholder return; (26) economic value added; (27) specified objectives with regard to limiting the level of increase in all or a portion of our bank debt or other long-term or short-term public or private debt or other similar financial obligations, which may be calculated net of cash balances and other offsets and adjustments as may be established by the committee; (28) the fair market value of the a share of common stock; (29) the growth in the value of an investment in the common stock assuming the reinvestment of dividends; or (30) reduction in operating expenses.

To the extent permitted by law, the Compensation Committee may also exclude the impact of an event or occurrence which the Compensation Committee determines should be appropriately excluded, such as (1) restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges; (2) an event either not directly related to our operations or not within the reasonable control of management; or (3) a change in accounting standards required by generally accepted accounting principles.

Performance goals may also be based on an individual participant’s performance goals, as determined by the Compensation Committee.

In addition, all performance goals may be based upon the attainment of specified levels of our performance, or the performance of a subsidiary, division or other operational unit, under one or more of the measures described above relative to the performance of other corporations. The Compensation Committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria.

Change in Control.    In connection with a change in control, as will be defined in the 2011 Plan, the Compensation Committee may accelerate vesting of outstanding awards under the 2011 Plan. In addition, such awards may be, in the discretion of the committee, (1) assumed and continued or substituted in accordance with applicable law; (2) purchased by us for an amount equal to the excess of the price of a share of our common stock paid in a change in control over the exercise price of the awards; or (3) cancelled if the price of a share of our common stock paid in a change in control is less than the exercise price of the award. The Compensation Committee may also provide for accelerated vesting or lapse of restrictions of an award at any time.

Stockholder Rights.    Except as otherwise provided in the applicable award agreement, and with respect to an award of restricted stock, a participant has no rights as a stockholder with respect to shares of our common stock covered by any award until the participant becomes the record holder of such shares.

Amendment and Termination.    Notwithstanding any other provision of the 2011 Plan, our board of directors may at any time amend any or all of the provisions of the 2011 Plan, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided in the 2011 Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be adversely affected without the consent of such participant.

Transferability.    Awards granted under the 2011 Plan generally will be nontransferable, other than by will or the laws of descent and distribution, except that the committee may provide for the transferability of nonqualified stock options at the time of grant or thereafter to certain family members.

Effective Date.    We expect that the 2011 Plan will be adopted in connection with this offering.

Additional Benefits and Perquisites

We provide our executive officers with benefits that the board believes are reasonable and in the best interests of the company and its stockholders. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our executive officers, including retirement plans, life insurance benefits, paid vacation and other perquisites described below. The Compensation Committee, in its discretion, may revise, amend or add to an officer’s benefits if it deems it advisable. We believe these benefits are generally equivalent to benefits provided by comparable companies. We have no current plans to change the levels of benefits provided thereunder.

Retirement Plan Benefits.    We sponsor a 401(k) defined-contribution plan (the “401(k) Plan”) covering substantially all eligible employees. Employee contributions to the 401(k) Plan are voluntary. We contribute an amount equal to 50% of a covered employee’s eligible contribution up to 6% of a participant’s compensation. Employer contributions vest over a period of three years. Contributions by Participants are limited to their annual tax deferred contribution limit as allowed by the Internal Revenue Service. Our total matching contributions to the 401(k) Plan were $0.1 million, $0.2 million and $0.2 million for years ended December 31, 2007, 2008 and 2009, respectively. We may contribute additional amounts to the 401(k) Plan at our discretion. Discretionary employer contributions vest over the same three-year period. We have never made a discretionary contribution to the 401(k) Plan.

Health and Welfare Benefits.    We offer health, dental and vision coverage for all employees. Each NEO’s cost for those coverages are supplemented by the company.

Life Insurance.    We provide an amount equal to each respective NEO’s base salary in basic life coverage.

Disability Insurance.    NEOs are provided short-term disability coverage of 60% of their respective weekly salaries up to $1,200. NEOs are also provided long-term disability coverage of 60% of their respective monthly salaries up to $6,000.

Perquisites.    Certain of our NEOs are provided with automobile allowances up to $1,100 per month.

Accounting and Tax Considerations

In determining which elements of compensation are to be paid, and how they are weighted, we also take into account whether a particular form of compensation will be deductible under Section 162(m) of the Code. Section 162(m) generally limits the deductibility of compensation paid to our NEOs to $1 million during any fiscal year unless such compensation is “performance-based” under Section 162(m). However, under a Section 162(m) transition rule for compensation plans or agreements of corporations which are privately held and which become publicly held in an initial public offering, compensation paid under a plan or agreement that existed prior to the initial public offering will not be subject to Section 162(m) until the earlier of (1) the expiration of the plan or agreement; (2) a material modification of the plan or agreement; (3) the issuance of all employer stock and other compensation that has been allocated under the plan; or (4) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the year of the initial public offering (the “Transition Date”). After the Transition Date, rights or awards granted under the plan, will not qualify as “performance-based compensation” for purposes of Section 162(m) unless such rights or awards are granted or vest upon pre-established objective performance goals, the material terms of which are disclosed to and approved by our stockholders.

Our compensation program is intended to maximize the deductibility of the compensation paid to our NEOs to the extent that we determine it is in our best interests. Consequently, we may rely on the exemption from Section 162(m) afforded to us by the transition rule described above for compensation paid pursuant to our pre-existing plans.

Many other Code provisions, SEC regulations and accounting rules affect the payment of executive compensation and are generally taken into consideration as programs are developed. Our goal is to create and maintain plans that are efficient, effective and in full compliance with these requirements.

Compensation Tables

The following tables provide information regarding the compensation earned during our most recently completed fiscal year by our NEOs. None of the information regarding stock or option information has been adjusted to give effect to the Reincorporation, including the related one-for-             reverse stock split.

Summary Compensation Table

The following table shows the compensation earned by our NEOs during the fiscal year ended December 31, 2009.

Name and Principal Position	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Jeffrey Yordon, President and Chief Executive Officer	425,769	328,000	165,000	21,881	940,650
Ronald Pauli, Chief Financial Officer	217,675	62,834	39,600	7,917	328,026
Michael Logerfo, Chief Legal Officer, Corporate Vice President and Secretary	270,000	91,000	33,000	8,792	402,792
Lorin Drake, Vice President, Sales and Marketing	204,868	59,184	33,000	16,094	313,146

(1)

Represents the fair value of stock option grants in 2009, calculated in accordance with ASC 718. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation” and Note 13 of our financial statements for additional information, including valuation assumptions used in calculating the fair value of the award.

(2)	The following table details All Other Compensation paid to each of our NEOs during fiscal year 2009.

	Life and Disability Insurance ($)	Travel Reimbursement ($)	401(k) Company Match ($)
Name
Jeffrey Yordon	1,331	13,200	7,350
Ronald Pauli	1,387	—	6,530
Michael Logerfo	1,442	—	7,350
Lorin Drake	1,338	13,200	1,556

Grants of Plan-based Awards Table

During fiscal year 2009, each of our NEOs participated in our 2009 management bonus plan in which each officer was eligible for awards set forth under “Estimated potential payouts under non-equity incentive plan awards” below. The actual payout for the NEOs is set forth above under the “Bonus” column of the Summary Compensation Table. For a detailed discussion of our 2009 management bonus plan, refer to “—Compensation Discussion and Analysis—Performance-based Cash Incentives—Management Incentive Plans.”

We made grants of non-qualified stock options to our NEOs during fiscal year 2009 as set forth in the table below under “All other option awards: number of securities underlying options.” For a detailed discussion of our stock options, refer to “—Compensation Discussion and Analysis—Equity Incentives.” We did not make any grants of restricted stock to our NEOs during 2009.

		Estimated potential payouts under non-equity incentive plan awards(1)			All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/sh)	Grant date fair value of stock and award options ($)(2)
Name	Grant date	Threshold ($)	Target ($)(1)	Maximum ($)
Jeffrey Yordon	12/11/2009	—	—	—	500,000	0.55	165,000
	n/a	—	328,000	—	—	—	—
Ronald Pauli	12/11/2009	—	—	—	120,000	0.55	39,600
	n/a	—	62,834	—	—	—	—
Michael Logerfo	12/11/2009	—	—	—	100,000	0.55	33,000
	n/a	—	91,000	—	—	—	—
Lorin Drake	12/11/2009	—	—	—	100,000	0.55	33,000
	n/a	—	59,184	—	—	—	—

(1)

The amounts set forth under “Target” only include the amount payable under the 2009 management bonus plan. There were no “threshold” or “maximum” amounts established for the 2009 management bonus plan.

(2)

Represents the full grant date fair value of each individual equity award (on a grant-by-grant basis) as computed under FASB ASC Topic 718. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation.”

Outstanding Equity Awards at Fiscal Year-end Table

The table below sets forth certain information regarding the outstanding equity awards held by our NEOs as of December 31, 2009. All of the outstanding equity awards were issued under our 2007 Global Share Plan. For further information regarding our 2007 Global Share Plan, including the vesting schedules of the awards granted thereunder, see “—Compensation Discussion and Analysis—Equity Incentives.”

		Option Awards					Restricted Stock Awards
Name	Grant Date	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or restricted stock that have not vested (#)	Market value of shares or restricted stock that have not vested ($)(1)
Jeffrey Yordon(2)	8/22/2006						468,750	248,438
	2/28/2007						1,000,000	530,000
	8/15/2008	150,000	450,000		0.54	8/15/2018
	8/15/2008	—	—	400,000	0.54	8/15/2018
	12/11/2009	—	500,000		0.55	12/11/2019
Ronald Pauli(3)	4/15/2007	42,500	42,500		0.10	4/5/2017
	8/15/2008	50,000	150,000		0.54	8/15/2018
	8/15/2008	—	—	150,000	0.54	8/15/2018
	12/11/2009	—	120,000		0.55	12/11/2019
Michael Logerfo(4)	4/15/2007	47,500	47,500		0.10	4/15/2017
	8/15/2008	50,000	150,000		0.54	8/15/2018
	8/15/2008	—	—	150,000	0.54	8/15/2018
	12/11/2009	—	100,000		0.55	12/11/2019
Lorin Drake(5)	8/22/2006						25,000	13,250
	2/28/2007	17,500	17,500		0.10	2/28/2017
	8/15/2008	50,000	150,000		0.54	8/15/2018
	8/15/2008	—	—	150,000	0.54	8/15/2018
	12/11/2009	—	100,000		0.55	12/11/2019

(1)

The estimated per share value of our common stock as of December 31, 2009 was $0.53 per share. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation.”

(2)	The options and restricted shares granted to Mr. Yordon as set forth in the foregoing table are subject to vesting as follows:

Date of Grant	Number of Shares	Type of Award	Vesting Schedule
8/22/2006	3,000,000	Restricted Stock	Annually
2/28/2007	2,000,000	Restricted Stock	Monthly
8/15/2008	600,000	Options	Annually
8/15/2008	400,000	Options	Milestone
12/11/2009	500,000	Options	Annually

(3)	The options granted to Mr. Pauli as set forth in the foregoing table are subject to vesting as follows:

Date of Grant	Number of Shares	Vesting Schedule
4/15/2007	85,000	Monthly
8/15/2008	200,000	Annually
8/15/2008	150,000	Milestone
12/11/2009	120,000	Annually

(4)	The options granted to Mr. Logerfo as set forth in the foregoing table are subject to vesting as follows:

Date of Grant	Number of Shares	Vesting Schedule
4/15/2007	95,000	Monthly
8/15/2008	200,000	Annually
8/15/2008	150,000	Milestone
12/11/2009	100,000	Annually

(5)	The options and restricted shares granted to Mr. Drake as set forth in the foregoing table are subject to vesting as follows:

Date of Grant	Number of Shares	Type of Award	Vesting Schedule
8/22/2006	100,000	Restricted Stock	Monthly
2/28/2007	35,000	Options	Monthly
8/15/2008	200,000	Options	Annually
8/15/2008	150,000	Options	Milestone
12/11/2009	100,000	Options	Annually

Option Exercises and Stock Vested Table

There were no option awards exercised by any of our NEOs during fiscal year 2009. The table below sets forth certain information regarding shares of our restricted stock held by our NEOs that vested during 2009.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jeffrey Yordon	1,718,750	910,938
Ronald Pauli	—	—
Michael Logerfo	—	—
Lorin Drake	25,000	13,250

(1)

The estimated per share value of our common stock on each vesting date was $0.53 per share. In the absence of a public trading market, management considered numerous objective and subjective factors to determine its best estimate of the fair market value of our common stock as of each valuation date. Valuations are performed annually in our fourth quarter. We use the most recent valuation closest to the date shares are granted and evaluate the results of the next valuation to determine if adjustments to the grant date fair value are required. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation.”

Pension Benefits

Our NEOs did not participate in or have account balances in any qualified or nonqualified defined benefit plans sponsored by us. Our board of directors or Compensation Committee may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interest.

Deferred Compensation

We do not currently provide any deferred compensation program or benefits but may elect to do so in the future.

Employment Agreements

We currently do not have any employment agreements with any of our NEOs. Prior to the completion of this offering, we expect to enter into an employment agreement with each of our NEOs. While the terms of the employment agreements have not yet been finalized, we expect that each will include, among other things: (i) an initial three-year term of employment, which will be automatically extended for an additional consecutive 12-month period unless either we or the NEO elects not to extend the term of employment and provides written notice of such election to the other party not less than 60 days before the expiration of the initial three-year term; (ii) a compensation package that includes: (a) an annual base salary that will be reviewed at least annually for increase, which will be determined in our sole discretion, but that may not be decreased during the course of employment; (b) an annual cash performance bonus to the extent earned based on reasonably attainable performance criteria as determined in good faith by our board of directors, which annual bonus will have a target amount equal to a specified percentage of each NEO’s respective base salary if the applicable performance criteria for that year are achieved and shall be adjusted to the extent that the applicable target performance criteria is not achieved or is exceeded; (c) a specified amount of vacation in accordance with our policies then in effect; and (d) benefits and perquisites comparable to those provided to our other executives; (iii) certain confidentiality and non-disclosure provisions that prohibit an NEO from knowingly sharing or removing our confidential information or materials; and (iv) certain non-competition provisions that, for the 12-month period following termination of employment, prohibit any NEO from: (a) soliciting or hiring our employees; (b) soliciting or otherwise encouraging of any of our clients or customers to reduce or alter any existing business arrangements with us; (c) providing services to any entity if such entity directly or indirectly competes with us or if the services to be provided by the NEO are competitive with us in any way; and (d) owning any interest in any entity that directly or indirectly competes with us. Each NEO’s employment agreement may be terminated by either us or the NEO at any time with or without cause or reason.

Potential Payments Upon Termination and Change in Control

We currently do not have any employment agreements with any of our NEOs. As a result, none of our NEOs are currently entitled to any severance or other benefits upon termination or change in control.

As previously discussed, we currently expect to enter into an employment agreement with each of our NEOs prior to the completion of this offering. Although the specific terms of such agreements are not yet finalized, the following table summarizes the anticipated terms of such agreements with respect to severance and any other payments upon termination or change in control.

Termination
Name	Benefit	With cause by us/without good reason by NEO	Without cause by us/for good reason by NEO (other than within 24 months of change in control)	Death	Disability	Without cause by us/for good reason by NEO within 24 months of change in control
Jeffrey Yordon	Severance	None	Lump sum payment equal to twice the sum of base salary and target bonus	None	None	Lump sum payment equal to three times the sum of base salary and target bonus

	Bonus	None	Pro rata of the annual bonus payment that would have been earned absent termination, payable when bonus payments are generally made to other NEOs	None	None	Pro rata of the annual bonus payment that would have been earned absent termination, payable when bonus payments are generally made to other NEOs

	Other payments	None	Reimbursement for reasonable outplacement services	None	None	Reimbursement for reasonable outplacement services

	Golden parachute gross up	No	No	No	No	Yes

	Treatment of unvested equity	No acceleration	No acceleration	No acceleration	No acceleration	Full acceleration; options and similar awards remain outstanding for remaining term

All other NEOs	Severance	None	Lump sum payment equal the sum of base salary and target bonus	None	None	Lump sum payment equal to twice the sum of base salary and target bonus

Termination
Name	Benefit	With cause by us/without good reason by NEO	Without cause by us/for good reason by NEO (other than within 24 months of change in control)	Death	Disability	Without cause by us/for good reason by NEO within 24 months of change in control

	Bonus	None	Pro rata of the annual bonus payment that would have been earned absent termination, payable when bonus payments are generally made to other NEOs	None	None	Pro rata of the annual bonus payment that would have been earned absent termination, payable when bonus payments are generally made to other NEOs

	Other payments	None	Reimbursement for reasonable outplacement services	None	None	Reimbursement for reasonable outplacement services

	Golden parachute gross up	No	No	No	No	Yes

	Treatment of unvested equity	No acceleration	No acceleration	No acceleration	No acceleration	Full acceleration; options and similar awards remain outstanding for remaining term

With respect to outstanding options or shares of restricted stock by our NEOs, our 2007 Global Share Plan generally provides that, in the event of a change in control, each outstanding award and, if applicable, each of our rights to repurchase or redeem restricted stock acquired pursuant thereto, will be assumed or an equivalent award substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation in a change in control refuses to assume or substitute for an award and, if applicable, the repurchase or redemption right with respect to restricted stock acquired pursuant thereto is not assigned, then the participant will fully vest in and have the right to exercise the award. Our board of directors believes that this accelerated vesting provides our employees with an incentive to assist in the successful completion of a change in control transaction.

For the purpose of these award agreements under the 2007 Global Share Plan, a change in control is defined as any of the following events: (i) any person(s) or a group of related persons becomes the beneficial owner of our securities representing fifty percent (50%) or more of the total voting power represented by our then outstanding voting securities; (ii) the consummation of the sale, lease or disposition by us of all or substantially all of our assets; or (iii) the consummation of a merger or consolidation of our company with any other corporation. Had such a change in control occurred on December 31, 2009, and had the successor corporation or a parent or subsidiary of the successor corporation refused to assume or substitute for an award and, if applicable, the repurchase or redemption right with respect to restricted stock acquired pursuant thereto had not been assigned, all of the options that were not vested as of such time would have vested, and the value of such vested options is shown in the table below is based upon an estimate of the value of our common stock on December 31, 2009 of $0.53 per share, less the applicable exercise for each vested option.

Name	Unvested Stock Options (#)	Estimated Value ($)
Jeffrey Yordon	2,418,750	1,281,938
Ronald Pauli	342,500	181,525
Michael Logerfo	447,500	237,175
Lorin Drake	442,500	234,525

Director Compensation

For 2009, we did not make any compensation payments to our directors. We added our first non-affliated director, Mr. Krizman, in July 2010, and our second, Ms. Behrens, in November 2010. We agreed to pay each of them an annual fee of $40,000 for serving on our board of directors and to issue to each of them options to purchase 50,000 shares of our common stock. In addition, we agreed to pay (i) Mr. Krizman $2,500 for each board meeting attended, $15,000 for serving as chair of our Audit Committee and $1,500 for each Audit Committee meeting attended; and (ii) Ms. Behrens $1,500 for each board meeting attended and $10,000 for serving as chair of our Compensation Committee. We expect to enter into similar compensation arrangements with any additional non-affiliated directors. We also reimburse all directors for reasonable out-of-pocket expenses they incur in connection with their service as directors, including those incurred in connection with attending all board and other committee meetings. Our directors will also be eligible to receive other equity-based awards when and if determined by the Compensation Committee.

Director and Officer Indemnification and Limitation of Liability

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. In addition, our certificate of incorporation will provide that our directors will not be liable for monetary damages for breach of fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders or (ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law.

In addition, prior to the completion of this offering, we will enter into indemnification agreements with each of our executive officers and directors. The indemnification agreements will provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding the beneficial ownership of our common stock as of November 30, 2010, after giving effect to the Reincorporation, including the conversion of our outstanding preferred stock and the one-for-     reverse stock split in connection therewith, and the issuance of an aggregate of              shares of our common stock upon the exercise of all of our outstanding warrants, and the anticipated beneficial ownership percentages immediately following this offering, by:

•	each person or group who is known by us to own beneficially more than 5% of our outstanding shares of our common stock;

•	each of our named executive officers;

•	each of our directors as of the completion of this offering; and

•	all of our executive officers and directors as a group.

Each stockholder’s percentage ownership before the offering is based on                      shares of our common stock outstanding as of November 30, 2010, as adjusted to give effect to the Reincorporation. Each stockholder’s percentage ownership after the offering is based on                      shares of our common stock outstanding immediately after the completion of this offering. We have granted the underwriters an option to purchase up to                      additional shares of our common stock to cover over-allotments, if any, and the table below assumes no exercise of that option.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of November 30, 2010 are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on                      shares of common stock to be outstanding after the completion of this offering, assuming no exercise of the option to purchase additional shares. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

Name	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
		Before the Offering	After the Offering
5% Stockholders:
Vivo Ventures Funds(1)	70,238,098	43.4%		%
Morgan Stanley & Affiliates(2)	33,615,106	20.8
Key Gate Investments Limited(3)	25,850,339	16.0
CNF Investments II, LLC(4)	8,698,156	5.4
Executive Officers and Directors:
Jeffrey Yordon(5)	5,675,000	3.5
Ronald Pauli(6)	122,500	*
Michael Logerfo(7)	122,500	*
Lorin Drake(8)	192,500	*
Mary Taylor Behrens	—	*
Robert Flanagan(9)	8,698,156	5.4
Anthony Krizman	—	*
Frank Kung, Ph.D(10).	70,338,098	43.5
James Sperans(11)	32,825,106	20.3
Chen-Ming Yu, MD(12)	70,288,098	43.4
All executive officers and directors as a group (11 persons)	118,023,860	72.5%		%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)

Represents an aggregate of: (i) 32,211,251 shares of common stock held of record by Vivo Ventures Fund Cayman V, L.P., which shares may be deemed to be beneficially owned by Vivo Ventures Cayman V (GP), L.P., as its sole general partner, and by Vivo Ventures Cayman V General Partner Limited, as its sole general partner; (ii) 37,375,002 shares of common stock held of record by Vivo Ventures Fund Cayman VI, L.P., which shares may be deemed beneficially owned by Vivo Ventures Cayman VI (GP), L.P., as its sole general partner, and by Vivo Ventures Cayman VI General Partner, Limited, as its sole general partner; (iii) 378,036 shares held of record by Vivo Ventures V Affiliates Fund, L.P., which shares may be deemed to be beneficially owned by Vivo Ventures V, LLC, as its sole general partner; and (iv) 273,809 shares of common stock held of record by Vivo Ventures VI Affiliates Fund, L.P., which shares may be deemed to be beneficially owned Vivo Ventures VI, LLC, as its sole general partner. For ease of reference, we collectively refer to each of the investment funds as the “Vivo Venture Funds.” Voting and investment decisions with respect to all of the shares held by Vivo Ventures Fund Cayman V, L.P. and Vivo Ventures V Affiliates Fund, L.P. are exercised by Vivo Ventures Cayman V General Partner Limited, and voting and investment decisions with respect to all of the shares held by Vivo Ventures Fund Cayman VI, L.P. and Vivo Ventures VI Affiliates Fund, L.P. are exercised by Vivo Ventures Cayman VI General Partner Limited. The address for each of the entities identified above is 575 High Street, Suite 201, Palo Alto, California 94301.

(2)

Represents: (i) an aggregate of 22,441,943 shares of common stock in which Morgan Stanley Alternative Investment Management, Inc. (“MSAIM”) may be deemed to be the beneficial owner as the ultimate sole general partner of the investment funds specified below; and (ii) an aggregate of 11,173,163 shares of common stock in which Morgan Stanley Investment Management, Inc. (“MAIM”) may be deemed to be the beneficial owner in its capacity as investment advisor to the entities specified below. The shares that may be deemed beneficially owned by MSAIM are held by the following record holders: (i) 13,000,000 shares of common stock held of record by Stormlaunch & Co. for the benefit of Morgan Stanley Private Markets Fund III LP; (ii) 6,458,531 shares held of record by Sailorshell & Co. for the benefit of Morgan Stanley AIP Global Diversified Fund LP; (iii) 2,583,412 shares of common stock held of record by Stormbay & Co. for the benefit of Vijverpoort Huizen C.V.; and (iv) 400,000 shares of common stock held of record by Stormstar & Co. for the benefit of Morgan Stanley Private Markets Fund Employee Investors III LP. The shares that may be deemed beneficially owned by MAIM are held by the following record holders: (i) 8,073,163 shares of common stock held of record by Weyerhaeuser Company Master Retirement Trust; (ii) 1,500,000 shares of common stock held of record by Sailorpier & Co. for the benefit of Aurora Cayman Limited; (iii) 800,000 shares of common stock held of record by Factory Mutual Insurance Company; and (iv) 800,000 shares of common stock held of record by Nuclear Electric Insurance Limited. MSAIM and MAIM are each indirect wholly owned subsidiaries of Morgan Stanley & Co. Incorporated. The address for MSAIM and MAIM is One Tower Bridge, 100 Front Street, Suite 1100, West Conshohocken, Pennsylvania 19428-2881.

(3)

Includes 4,421,786 shares of common stock issuable upon exercise of warrants held by Key Gate Investments Limited (“Key Gate”). Key Gate is a wholly-owned subsidiary of China Harvest Fund II, L.P. (“China Harvest Fund”), whose sole general partner is China Renaissance Capital Investment II, L.P. (“CRCI II L.P.”), whose sole general partner is China Renaissance Capital Investment II GP (“CRCI II GP”). Voting and investment decisions with respect to all shares held by Key Gate are exercised by the board of directors of CRCI II GP, which currently consists of five members: Nicole Arnaboldi, Charles Pieper, Mark Qui, Hung Shih and Li Zhenzhi. Each of China Harvest Fund, CRCI II L.P. and CRCI II GP, and each individual whose name appears above, may be deemed the beneficial holder of such shares. Each such individual disclaims his or her beneficial ownership of such shares except to the extent of his or her pecuniary interest. The address for Key Gate is P.O. Box 146, Trident Chambers, Road Town, Tortola, British Virgin Islands. The address for each of China Harvest Fund, CRCI II L.P. and CRCI II GP is P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

(4)

CNF Investments II, LLC is a wholly-owned subsidiary of Clark Enterprises, Inc. Voting and investment decisions with respect to all shares held by CNF Investments II, LLC are exercised by its managing member, Mr. Robert Flanagan. Accordingly, Mr. Flanagan or Clark Enterprises, Inc. may be deemed the beneficial holder of such shares. The address for CNF Investments II, LLC is c/o Clark Enterprises, Inc., 7500 Old Georgetown Road, 15th Floor, Bethesda, Maryland 20814-6195.

(5)	Includes an aggregate of 657,000 shares that can be acquired upon the exercise of outstanding options.
(6)	Includes an aggregate of 122,500 shares that can be acquired upon the exercise of outstanding options.
(7)	Includes an aggregate of 122,500 shares that can be acquired upon the exercise of outstanding options.
(8)	Includes an aggregate of 83,750 shares that can be acquired upon the exercise of outstanding options.
(9)	Includes shares owned by CNF Investments II, LLC. See note (4) above.
(10)	Dr. Kung is the managing partner of Vivo Ventures. As a result, Dr. Kung may be deemed to be the beneficial owner of the shares of common stock owned by the Vivo Venture Funds. See note (1) above.
(11)	Mr. Sperans is a managing director of MSAIM. As a result, Mr. Sperans may be deemed to be the beneficial owner of the shares of common stock owned by Morgan Stanley & Affiliates. See note (2) above.
(12)	Dr. Yu is a partner of Vivo Ventures. As a result, Dr. Yu may be deemed to be the beneficial owner of the shares of common stock owned by the Vivo Venture Funds. See note (1) above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our board of directors currently is primarily responsible for developing and implementing processes and controls to obtain information from our directors, executive officers and significant stockholders regarding related-person transactions and then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in these transactions. Following this offering, we expect that our audit committee will be responsible for review, approval and ratification of “related-person transactions” between us and any related person. Under SEC rules, a related person is an officer, director, nominee for director or beneficial holder of more than of 5% of any class of our voting securities since the beginning of the last fiscal year or an immediate family member of any of the foregoing. In the course of its review and approval or ratification of a related-person transaction, the audit committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including the amount involved and type of transaction;

•	the importance of the transaction to the related person and to our company;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our stockholders; and

•	any other matters the audit committee deems appropriate.

Any member of the audit committee who is a related person with respect to a transaction under review will not be able to participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Other than compensation agreements and other arrangements which are described under “Executive Compensation,” and the transactions described below, since January 1, 2007, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

Series A Share Financings

On March 2, 2007, we entered into a Series A Preference Shares Purchase Agreement (as amended, the “March 2007 Series A SPA”) with the investors named therein, pursuant to which we agreed to sell to such investors up to an aggregate of 83 million shares of our Series A preferred stock (each, a “Series A Share”) at a price of $1.00 per share. The purchase, sale and issuance of the Series A Shares under the March 2007 Series A SPA took place in three tranches: (i) the first tranche for the issuance of 20 million Series A Shares, which closed in March 2007; (ii) the second tranche for the issuance of 33 million Series A Shares, which closed in September 2007; and (iii) the third tranche for the issuance of 30 million Series A Shares, which closed in August 2008. Each Series A Share is convertible into a share of our common stock, par value $0.00001 per share (each, upon conversion, a “Conversion Share”), on a one-for-one basis as of the date of the March 2007 Series A SPA.

Pursuant to the March 2007 Series A SPA, investment funds managed by Vivo Ventures purchased an aggregate of 55,238,097 Series A Shares on the same terms and conditions as the other participating unaffiliated investors. At the time of the transaction, investment funds managed by Vivo Ventures owned an aggregate of 82.75% of our common stock.

On May 19, 2009, we entered into a Series A Preference Shares Purchase Agreement (the “May 2009 Series A SPA”) with the investors named therein, pursuant to which we agreed to sell to such investors up to an aggregate of 30 million shares of our Series A Shares at a price of $1.00 per share. Each Series A Share is convertible into a Conversion Share on a one-for-one basis as of the date of the May 2009 Series A SPA.

Pursuant to the May 2009 Series A SPA, investment funds managed by Vivo Ventures and CNF Investments II, LLC (“CNF Investments”) each purchased an aggregate of 5 million Series A Shares, in each case on the same terms and conditions as the other participating unaffiliated investors. At the time of the transaction, investment funds managed by Vivo Ventures and CNF Investments owned an aggregate of 66.19% and 3.75% of our Series A Shares, respectively.

The Series A Shares and Conversion Shares have the rights, preferences, privileges and restrictions as set forth in our Sixth Amended and Restated Memorandum of Association and Sixth Amended and Restated Articles of Association, as amended.

To satisfy certain conditions to the respective closings of the above sales of Series A Shares to the investors, we entered into a number ancillary agreements. We have subsequently amended and restated each of these agreements in connection with each private placement financing transaction that we have consummated since that date. The current terms of each of these ancillary agreements as so amended and restated are summarized below.

Members Agreement

We are party to an Amended and Restated Members Agreement (as amended and restated from time to time, the “Members Agreement”) with certain of our investors, including CNF Investments and funds affiliated with Vivo Ventures, pursuant to which certain transfer restrictions are imposed on our Restricted Securities (as defined therein). Among other provisions and conditions, the Members Agreement provides that, except in connection with transfers made pursuant to an effective registration statement or Rule 144 under the Securities Act (“Rule 144”) at a time when we are subject to the reporting obligations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the holder of each certificate representing Restricted Securities must give written notice to us of such holder’s intention to effect a sale, assignment, transfer, charge or pledge of any Restricted Securities. Each such notice must describe the manner and circumstances of the proposed transfer, charge, sale, assignment or pledge in sufficient detail, and, if requested by us shall include (i) a written opinion of legal counsel addressed to us to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) other evidence, reasonably satisfactory to us, that such transaction complies with applicable securities laws. Each certificate evidencing the Restricted Securities transferred must bear the appropriate restrictive legend set forth in the Members Agreement, unless, in the opinion of counsel, such legend is not required in order to establish compliance with any provision of the Securities Act.

The Members Agreement further provides that if the holders of an aggregate of at least 50% of the Registerable Securities (as defined therein) then outstanding demand, by written request to us, that we effect any registration, qualification or compliance with respect to all or part of the Registerable Securities, the gross cash proceeds of which equals or exceeds $40 million, then we must (i) promptly give notice of the proposed registration, qualification or compliance to all other holders; and (ii) as soon practicable, use its best efforts to effect such registration, qualification or compliance. The Members Agreement also provides that if, at any time or from time to time, we register any of its securities (other than a registration relating solely to employee benefit plans or a transaction pursuant to Rule 145 under the Securities Act), we agree to (a) promptly give to each holder written notice thereof and (b) include in such registration, and in any underwriting involved therein, all the Registerable Securities specified in a written request or requests made by any holder within 20 days after the receipt of such written notice from us. Furthermore, the Members Agreement provides that if any holder or holders who in the aggregate hold at least 15% of the Registerable Securities then outstanding request that we file a registration statement on a Form S-2/F-3 for a public offering of shares of the Registerable Securities, the reasonably anticipated gross cash proceeds of which would exceed $1 million, we must use its best efforts to cause such Registerable Securities to be registered for the offering on such form and to be qualified in such jurisdictions as the holder or holders reasonably request. The rights to cause us to register securities granted to each holder pursuant to the Members Agreement expire upon the earlier of (y) such time as such holder receives an opinion of counsel reasonably acceptable to such holder, which states that such holder may sell all of its securities pursuant to Rule 144 during any 90-day period and (z) three years after an initial public offering by the Company.

Co-Sale Agreement

We are party to an Amended and Restated Right of First Refusal and Co-Sale Agreement (as amended and restated from time to time, the “Co-Sale Agreement”) with certain of our investors, including CNF Investments and funds affiliated with Vivo Ventures, pursuant to which we or our assignees and certain eligible investors have a right of first refusal and/or right of co-sale upon the terms and conditions set forth therein.

The Co-Sale Agreement provides that we have a right of first refusal to purchase all or any part of offered shares, provided that we give written notice of the exercise of such right to the seller within 30 days after the last date on which the transfer notice is deemed to be effective (the “Refusal Period”). Concurrently with us, investors who, along with their affiliates, related individuals or entities, hold at least 500,000 Series A Shares or Series B-1 Shares or a combination thereof (each such holder, an “Eligible Investor”) have a right of first refusal to purchase all or any part of the offered shares, provided that each such Eligible Investor so electing gives written notice of the exercise of such right to the seller within the Initial Refusal Period. Upon the earlier to occur of (i) the termination of the Refusal Period; or (ii) the time when the seller has received written confirmation from us regarding its exercise of its right of first refusal, we are deemed to have made our election with respect to the offered shares, and the shares for which such Eligible Investors may exercise their rights of first refusal will be correspondingly reduced to the extent we elect to purchase all or any part of the offered shares.

The Co-Sale Agreement further provides that, to the extent that we and the Eligible Investors do not exercise our respective rights of first refusal in full with respect to all of the offered shares, then each Eligible Investor who (i) has not exercised its right of first refusal; and (ii) notifies the seller in writing within seven days after the delivery of a notice of sale (the “Co-Sale Period”) has the right to participate in such sale of offered shares. The sale of offered shares must occur within 25 days from the beginning of the Co-Sale Period.

The Co-Sale Agreement terminates upon the earlier to occur of: (i) the effectiveness of the registration statement for our firm commitment underwritten public offering registered under the Securities Act; or (ii) the effectiveness of a Deemed Liquidation Event (as defined therein).

Voting Agreement

We are party to an Amended and Restated Voting Agreement (as amended and restated from time to time, the “Voting Agreement”) with certain of our investors, including CNF Investments and funds affiliated with Vivo Ventures, pursuant to which each of the investors agreed to vote all voting shares beneficially owned as of the date of the Voting Agreement or acquired thereafter (the “voting shares”) to maintain the authorized number directors as set forth in the Company’s amended Articles of Incorporation unless otherwise agreed in writing by each director in accordance with the Articles of Association.

The Voting Agreement further provides that each of the members will vote such number of voting shares as may be necessary to elect:

•	the Board Designee (as defined therein) nominated by the holders of a majority of outstanding Ordinary Shares as the one Ordinary Share Director;

•	as the four Series A Share Directors, each of the following: (a) the Board Designee nominated by Vivo Ventures Fund Cayman V, L.P., so long as Vivo Ventures Fund Cayman V, L.P. (together with its affiliates) holds at least three million Series A Shares; (b) the Board Designee nominated by Vivo Ventures Fund Cayman VI, L.P., so long as Vivo Ventures Fund Cayman VI, L.P. (together with its affiliates) holds at least three million Series A Shares; (c) the Board Designee nominated by Morgan Stanley Investment Management Inc., so long as certain investment portfolios and separate accounts managed by Morgan Stanley Investment Management Inc. and its affiliates hold at least three million Series A Shares; and (d) the Board Designee nominated by CNF Investments, so long as CNF Investments (together with its affiliates) holds at least three million Series A Shares;

•

as the one Series B-1 Director, the Board Designee nominated by Key Gate Investments Limited, so long as Key Gate Investments Limited (together with its affiliates) holds at least three million Series B-1 Shares; and

•

as the one Independent Director, the Board Designee, who shall be an independent industry representative, nominated by the holders of a majority of outstanding Ordinary Shares, Series A Shares, Series B Shares and Series B-1 Shares, voting together as a single class on an as-converted basis.

The Voting Agreement also provides that, during the term of the Voting Agreement, the applicable Designator (as defined therein) may, in its sole discretion: (i) elect to remove from the Board any incumbent Board Designee who occupies a Board seat for which such Designator is entitled to designate the Board Designee; and/or (ii) designate a new Board Designee for election to a Board seat for which such Designator is entitled to designate the Board Designee.

The Voting Agreement terminates upon the earlier to occur of: (i) the effectiveness of the registration statement for our first firm commitment underwritten public offering registered under the Securities Act; (ii) the effectiveness of a Deemed Liquidation Event (as defined therein); or (iii) any time when less than five million Series A Shares remain outstanding.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Revolving Credit Facility

On June 16, 2009, our principal operating subsidiary entered into a Credit and Security Agreement with Midcap Funding I, LLC, as lender and agent, along with certain other financial institutions as lenders. All obligations under the senior secured revolving credit facility are secured by a first priority lien on substantially all of the assets of our principal operating subsidiary.

The senior secured revolving credit facility consists of an asset-based revolving loan commitment of up to a maximum of $15.0 million. As of September 30, 2010, we had $9.5 million of revolving loans outstanding and no letters of credit outstanding or additional availability, based on our borrowing base calculation as of that date. The senior secured revolving credit facility is scheduled to expire on June 16, 2012. Borrowings under the senior secured revolving credit facility may be used for general corporate purposes, including funding working capital.

The borrowing base is equal to 80% of the aggregate net amount at such time in eligible accounts receivable, plus the lesser of (i) 20% of the cost of the eligible inventory; (ii) 75% of orderly liquidation value of eligible inventory (as defined in the Credit and Security Agreement); or (iii) $3.5 million, minus the amount of any reserves and/or adjustments provided for in the Credit and Security Agreement.

Interest and Fees

From and following June 16, 2009, (i) LIBOR loans and the other obligations (other than base rate loans) bear interest at the sum of the LIBOR rate plus an applicable margin; and (ii) base rate loans bear interest at the sum of the base rate, which is defined as the higher of 4.50% and Wells Fargo’s prime lending rate. The applicable margin rate for LIBOR-based advances is 5.50% per annum and for base rate-based advances is 4.50% per annum.

Unused line fees payable under the senior secured revolving credit facility are based on 0.042% of the average daily unused revolving commitment during each month. Additionally, annual fees for outstanding letter of credit balances are payable at the applicable margin rate for LIBOR-based advances based on the average daily aggregate amount of all letters of credit outstanding. All such fees are payable monthly in arrears.

Interest payments under the senior secured revolving credit facility are due in arrears on the first day of each month and on the final maturity date for such loan, whether by acceleration or otherwise.

Prepayments

Voluntary prepayments are permitted in whole or in part, provided that any such partial prepayment shall be in an amount equal to $100,000 or a high integral multiple of $25,000, without premium or penalty, upon three business days notice to the agent in the case of LIBOR-based loans and one business day notice to the agent in the case of base rate-based loans, subject to certain minimum prepayment requirements and payment of costs and expenses incurred by the lenders in connection with prepayment of LIBOR-based borrowings prior to the end of the applicable interest period for such borrowings.

Mandatory prepayments under the senior secured revolving credit facility are required upon (i) the termination date, which is defined as the earlier of (a) June 16, 2012 and (b) any date on which the agent accelerates the maturity of the loans then outstanding; or (ii) the amount of outstanding revolving loans exceeding $15.0 million or the current revolving loan limit.

Covenants

Borrowings under the senior secured revolving credit facility are subject to the accuracy of representations and warranties in all material respects, the absence of any defaults and no material adverse effect.

The senior secured revolving credit facility contains customary covenants and restrictions on our activities, including, but not limited to, limitations on the incurrence of additional indebtedness or contingent obligations; liens, negative pledges, guarantees, investments, loans, asset sales, mergers, acquisitions and prepayment of other debt; distributions, dividends and the repurchase of capital stock; transactions with affiliates; sales and leasebacks; the ability to change the nature of our business or fiscal year; the ability to amend the terms of our organizational documents; and the ability to modify certain material contracts to which we are a party.

The senior secured revolving credit facility also contains customary financial covenants and restrictions on our related activities, including, but not limited to, limitations on our minimum net invoiced revenues and obligations to furnish to the agent evidence, including statements, reports and/or back-up documentation as requested by the agent, of compliance with the given limitations on our minimum net invoiced revenues and the propriety of the calculations used therein.

Events of Default

Events of default under the senior secured revolving credit facility include, but are not limited to:

•	failure to pay principal, interest, fees or other amounts under the senior secured revolving credit facility when due taking into account any applicable grace period;

•	any representation or warranty proving to have been incorrect in any material respect when made;

•	failure to perform or observe covenants or other terms of the senior secured revolving credit facility subject to certain grace periods;

•	a cross-default or failure to pay certain other debt;

•	failure to maintain the stated minimum net invoiced revenue for any 12-month period;

•	bankruptcy events;

•	unsatisfied final judgments over a certain threshold;

•	a change in control;

•	certain defaults under the Employee Retirement Income Security Act of 1974; and

•	the invalidity or impairment of any loan document or any security interest.

DESCRIPTION OF CAPITAL STOCK

General

The following is a description of the material terms of our certificate of incorporation and bylaws as will be in effect upon completion of this offering. The following description may not contain all of the information that is important to you. To understand them fully, you should read our certificate of incorporation and bylaws, copies of which are or will be filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Authorized Capitalization

Our certificate of incorporation will provide that our authorized capital stock will consist of 100,000,000 shares of common stock, par value $0.01 per share and 5,000,000 shares of undesignated preferred stock, par value $0.01 per share. As of September 30, 2010, after giving effect to the Reincorporation, including the conversion of our previously outstanding preferred stock into common stock and the effectiveness of the one-for-     reverse stock split, the issuance of an aggregate of              shares of our common stock upon the exercise of all of our outstanding warrants, and the issuance and sale of shares of common stock in this offering, we will have              shares of common stock outstanding and no shares of preferred stock outstanding. As of September 30, 2010, we had 30, 19, one and three holders of record of our ordinary shares, Series A preferred stock, Series B preferred stock and Series B-1 preferred stock, respectively.

Upon completion of this offering, shares of our common stock will be issuable upon the exercise of outstanding stock options at a weighted average exercise price of $             and              shares held by certain employees will be subject to certain transfer restrictions until fully vested.

Common Stock

Voting Rights

Each share of common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. Our common stock votes as a single class on all matters relating to the election and removal of directors on our board of directors and as provided by law. Holders of our common stock will not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors on our board of directors and as otherwise provided in our certificate of incorporation or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes entitled to be cast by all shares of common stock.

Dividend Rights

Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. Because we are a holding company, our ability to pay dividends on our common stock is limited by restrictions on the ability of our subsidiaries to pay dividends or make distributions to us, including restrictions under the terms of the agreements governing our indebtedness. For additional information, see “Description of Certain Indebtedness,” and “Dividend Policy.”

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and liquidation preferences. In either such case, we will be required to pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

Other Rights

Our stockholders have no preemptive, conversion or other rights to subscribe for additional shares. All outstanding shares are, and all shares offered by this prospectus will be, when sold, validly issued, fully paid and nonassessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Listing

We intend to apply to have our common stock approved for listing on The NASDAQ Global Market under the symbol “SGNT.”

Undesignated Preferred Stock

Our certificate of incorporation will authorize our board of directors to provide for the issuance of up to 5,000,000 shares of preferred stock in one or more series and to fix the preferences, powers and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference, and to fix the number of shares to be included in any such series without any further vote or action by our stockholders. Any preferred stock so issued may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any of the preferred stock.

Registration Rights

For a description of the registration agreement we have entered into with certain of our stockholders, see “Certain Relationships and Related Party Transactions— Series A Share Financings—Members Agreement.”

Antitakeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws will also contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of our company.

Classified Board of Directors

Our certificate of incorporation will provide that our board of directors will be divided into three classes, with each class serving three-year staggered terms. In addition, our certificate of incorporation will provide that directors may only be removed from the board of directors with cause and by an affirmative vote of 66 2/3% of our common stock. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of our company.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our restated bylaws will provide that special meetings of the stockholders may be called only upon the request of not less than a majority of the combined voting power of the voting stock, upon the request of a majority of the board, or upon the request of the CEO. Our restated bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of our company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our certificate of incorporation provides otherwise. Our certificate of incorporation will provide that any action required or permitted to be taken by our stockholders may be effected at a duly called annual or special meeting of our stockholders and may not be effected by consent in writing by such stockholders, unless such action is recommended by all directors then in office.

Section 203 of the Delaware General Corporation Law

Upon completion of the Reincorporation, we will be subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•

at or after the time the stockholder became interested, the business combination was approved by our board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance of transfer by the corporation of any stock of the corporation to the interested stockholder;

•

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owing 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be                     .

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock. No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our common stock prevailing from time to time. The sale of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of our common stock.

Sale of Restricted Shares

Upon completion of this offering, we will have              shares of common stock outstanding. Of these shares of common stock, the              shares of common stock being sold in this offering, plus any shares sold upon exercise of the underwriters’ option to purchase additional shares, will be freely tradable without restriction under the Securities Act, except for any such shares which may be held or acquired by an “affiliate” of ours, as that term is defined in Rule 144 promulgated under the Securities Act, which shares will be subject to the volume limitations and other restrictions of Rule 144 described below. The remaining              shares of common stock held by our existing stockholders upon completion of this offering will be “restricted securities,” as that phrase is defined in Rule 144, and may be resold only after registration under the Securities Act or pursuant to an exemption from such registration, including, among others, the exemptions provided by Rule 144 and 701 under the Securities Act, which rules are summarized below. These remaining shares of common stock held by our existing stockholders upon completion of this offering will be available for sale in the public market after the expiration of the lock-up agreements described in “Underwriting,” taking into account the provisions of Rules 144 and 701 under the Securities Act.

Rule 144

In general, under Rule 144 as currently in effect, persons who became the beneficial owner of shares of our common stock prior to the completion of this offering may not sell their shares upon the earlier of (1) the expiration of a six-month holding period, if we have been subject to the reporting requirements of the Exchange Act for at least 90 days prior to the date of the sale and have filed all reports required thereunder or (2) the expiration of a one-year holding period. We believe that holders who acquired their common stock in connection with our Reincorporation in Delaware will be permitted to “tack” the holding period of their ordinary shares or preferred stock of our Cayman Islands entity to the holding period of their common stock for purposes of establishing these six-month or one-year holding periods.

At the expiration of the six-month holding period, assuming we have been subject to the Exchange Act reporting requirements for at least 90 days and have filed all reports required thereunder, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock, and a person who was one of our affiliates at any time during the three months preceding a sale would be entitled to sell, within any three-month period, a number of shares of common stock that does not exceed the greater of either of the following:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of our common stock on The NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock without restriction. A person who was one of our affiliates at any time during the three months preceding a sale would remain subject to the volume restrictions described above.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering, or who purchased shares from us after that date upon the exercise of options granted before that date, are eligible to resell such shares in reliance upon Rule 144 beginning 90 days after the date of this prospectus. If such person is not an affiliate, the sale may be made subject only to the manner-of-sale restrictions of Rule 144. If such a person is an affiliate, the sale may be made under Rule 144 without compliance with its one-year minimum holding period, but subject to the other Rule 144 restrictions.

Registration Rights

As described above in “Certain Relationships and Related Party Transactions—Series A Share Financings—Members Agreement,” following the completion of this offering, subject to the 180-day lock-up period described above, certain of our existing stockholders will be entitled, subject to certain exceptions, to demand that we register under the Securities Act all or any portion of their shares. Following this offering, holders of an aggregate of              shares will be entitled to demand that we register the shares of common stock held by them. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders could cause the price of the common stock to fall. In addition, any demand to include such shares in our registration statements could have a material adverse effect on our ability to raise needed capital.

Stock Plans

We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock issued or reserved for issuance under our existing option plan and the new equity incentive plan we intend to adopt in connection with this offering. The first such registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing with the SEC. Accordingly, shares registered under such registration statement will be available for sale in the open market following the effective date, unless such shares are subject to vesting restrictions with us, Rule 144 restrictions applicable to our affiliates or the lock-up restrictions described below.

Lock-Up Agreements

We and each of our directors and officers and certain stockholders have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters, we and they will not (subject to certain exceptions), during the period ending 180 days after the date of this prospectus (subject to certain extensions):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any other securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise. For additional information, see “Underwriting.”

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a summary of material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our common stock to a non-U.S. holder that purchases shares of our common stock in this offering. This summary applies only to a non-U.S. holder that holds our common stock as a capital asset, within the meaning of Section 1221 of the Code. For purposes of this summary, a “non-U.S. holder” means any beneficial owner of our common stock other than:

•	an individual citizen or resident of the United States, as defined for federal income tax purposes;

•

a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

In the case of a holder that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. If you are a partner in a partnership holding our common stock, then you should consult your own tax advisor.

This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. We cannot assure you that a change in law, possibly with retroactive application, will not alter significantly the tax considerations that we describe in this summary. We have not sought and do not plan to seek any ruling from the U.S. Internal Revenue Service, which we refer to as the IRS, with respect to statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

This summary does not address all aspects of U.S. federal income taxes that may be relevant to non-U.S. holders in light of their personal circumstances, and does not deal with federal taxes other than the U.S. federal income tax or with non-U.S., state or local tax considerations. Special rules, not discussed here, may apply to certain non-U.S. holders, including:

•	former citizens or residents of the U.S.;

•	brokers or dealers in securities;

•	persons who hold our common stock as a position in a “straddle,” “conversion transaction” or other risk reduction transaction;

•	controlled foreign corporations, passive foreign investment companies, or corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax-exempt organizations;

•	banks, insurance companies, or other financial institutions; and

•	investors in pass-through entities that are subject to special treatment under the Code.

Such non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

If you are considering the purchase of our common stock, you should consult your own tax advisor concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under U.S. tax laws other than the federal income tax law or under the laws of any other taxing jurisdiction.

Dividends

As discussed under the section entitled “Dividend Policy” above, we do not currently anticipate paying dividends. In the event that we do make a distribution of cash or property (other than certain stock distributions) with respect to our common stock (or certain redemptions that are treated as distributions with respect to common stock), any such distributions will be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by you within the U.S. and, where a tax treaty applies, are generally attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements including delivery of a properly executed IRS Form W-8ECI must be satisfied for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If the amount of a distribution paid on our common stock exceeds our current and accumulated earnings and profits, such excess will be allocated ratably among each share of common stock with respect to which the distribution is paid and treated first as a tax-free return of capital to the extent of your adjusted tax basis in each such share, and thereafter as capital gain from a sale or other disposition of such share of common stock that is taxed to you as described below under the heading “Gain on Disposition of Common Stock.” Your adjusted tax basis is generally the purchase price of such shares, reduced by the amount of any such tax-free returns of capital.

If you wish to claim the benefit of an applicable treaty rate to avoid or reduce withholding of U.S. federal income tax for dividends, then you must (a) provide the withholding agent with a properly completed IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that you are not a U.S. person and are eligible for treaty benefits, or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that act as intermediaries (including partnerships).

If you are eligible for a reduced rate of U.S. federal income tax pursuant to an income tax treaty, then you may obtain a refund or credit of any excess amounts withheld by filing timely an appropriate claim with the IRS.

Gain on Disposition of Common Stock

You generally will not be subject to U.S. federal income tax with respect to gain realized on the sale or other taxable disposition of our common stock, unless:

•	the gain is effectively connected with a trade or business you conduct in the U.S., and, in cases in which certain tax treaties apply, is attributable to a U.S. permanent establishment;

•

if you are an individual, you are present in the U.S. for 183 days or more in the taxable year of the sale or other taxable disposition, and you have a “tax home” (as defined in the Code) in the U.S.; or

•	we are or have been during a specified testing period a “U.S. real property holding corporation” for U.S. federal income tax purposes, and certain other conditions are met.

We believe that we have not been and are not, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. If you are an individual described in the first bullet point above, you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though you are not considered a resident of the U.S.) but may not be offset by any capital loss carryovers. If you are a foreign corporation described in the first bullet point above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Information Reporting and Backup Withholding Tax

We must report annually to the IRS and to you the amount of dividends paid to you and the amount of tax, if any, withheld with respect to such dividends. The IRS may make this information available to the tax authorities in the country in which you are resident.

In addition, you may be subject to information reporting requirements and backup withholding tax (currently at a rate of 28%) with respect to dividends paid on, and the proceeds of disposition of, shares of our common stock, unless, generally, you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption. Additional rules relating to information reporting requirements and backup withholding tax with respect to payments of the proceeds from the disposition of shares of our common stock are as follows:

•

If the proceeds are paid to or through the U.S. office of a broker, the proceeds generally will be subject to backup withholding tax and information reporting, unless you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption.

•

If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections (a “U.S.-related person”), information reporting and backup withholding tax generally will not apply.

•

If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S.-related person, the proceeds generally will be subject to information reporting (but not to backup withholding tax), unless you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption.

Any amounts withheld under the backup withholding tax rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished by you to the IRS.

Federal Estate Tax

Common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes of the United States at the time of his or her death will be included in the individual’s gross estate for U.S. federal estate tax purposes and therefore may be subject to U.S. federal estate tax unless an applicable treaty provides otherwise.

New Legislation Affecting Taxation of Common Stock Held By or Through Foreign Entities

Recently enacted legislation generally will impose a withholding tax of 30 percent on dividend income from our common stock and the gross proceeds of a disposition of our common stock paid to a “foreign financial institution” (as defined in the legislation), unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). Absent any applicable exception, this legislation also generally will impose a withholding tax of 30 percent on dividend income from our common stock and the gross proceeds of a disposition of our common stock paid to a foreign entity that is not a foreign financial institution unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly own more than 10 percent of the entity. Under certain circumstances, a non-U.S. holder of our common stock might be eligible for refunds or credits of such taxes, and a non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. This legislation generally is effective for payments made after December 31, 2012. Investors are encouraged to consult with their own tax advisors regarding the implications of this legislation on their investment in our common stock.

THE SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. POTENTIAL PURCHASERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies & Company, Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Jefferies & Company, Inc.
Needham & Company, LLC
RBC Capital Markets, LLC

Total

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional              shares of common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $            .

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

We intend to apply to list our common stock on The NASDAQ Global Market under the trading symbol “SGNT.”

We have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters, we will not, during the period ending 180 days after the date of this prospectus (the “restricted period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any other securities convertible into or exercisable or exchangeable for common stock;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock; or

•

file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of shares to the underwriters;

•

the issuance by us of shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; or

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required or voluntarily made.

Our directors and officers and certain holders of our outstanding stock and stock options have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters, they will not, during the restricted period:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any other securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, each such person agrees that, without the prior written consent of Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters, it will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph do not apply to:

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required or voluntarily made;

•

transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of common stock or other securities acquired in such open market transactions;

•	transfers of shares of common stock or any security convertible into common stock as a bona fide gift; or

•	distributions of shares of common stock or any security convertible into common stock to limited partners or stockholders of the transferor or distributor;

provided that in the case of any transfer or distribution described in the last two bullet points above, each donee or distributee agrees to be subject to the restrictions described in the immediately preceding paragraph and no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period.

The restricted period will be extended if:

•	during the last 17 days of the restricted period we issue an earnings release or material news event relating to us occurs, or

•	prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Pricing of the Offering

Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Directed Share Program

At our request, the underwriters have reserved five percent of the shares of common stock to be issued by us and offered by this prospectus for sale, at the initial public offering price, to our directors, officers, employees, business associates and related persons. If purchased by these persons, these shares will be subject to a 180-day lock-up restriction. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each manager has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of shares of common stock to the public in that Member State, except that it may, with effect from and including such date, make an offer of shares of common stock to the public in that Member State:

(a) at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of shares of common stock to the public” in relation to any shares of common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares of common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

Each manager has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the shares of common stock in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any shares of common stock in, from or otherwise involving the United Kingdom.

Switzerland

The Shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Issuer, the Shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of Shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Shares.

Dubai International Financial Centre

This offering memorandum relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This offering memorandum is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this offering memorandum nor taken steps to verify the information set forth herein and has no responsibility for the offering memorandum. The securities to which this offering memorandum relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this offering memorandum you should consult an authorized financial advisor.

CONFLICTS OF INTEREST

More than 10% of the outstanding shares of our common stock is beneficially owned by affiliates of Morgan Stanley & Co. Incorporated. Because Morgan Stanley & Co. Incorporated is a participating underwriter in this offering, a “conflict of interest” is deemed to exist under the applicable provisions of Rule 5121 of the Conduct Rules of FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121. Rule 5121 currently requires that a “qualified independent underwriter,” as defined by the FINRA rules, participate in the preparation of the registration statement and the prospectus and exercise the usual standards of due diligence in respect thereto. Merrill, Lynch, Pierce, Fenner & Smith Incorporated has agreed to act as qualified independent underwriter for the offering and to participate in the preparation of this prospectus and exercise the usual standards of due diligence with respect thereto. In addition, in accordance with Rule 5121, Morgan Stanley & Co. Incorporated will not make sales to discretionary accounts without the prior written consent of the customer.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Kirkland & Ellis LLP (a partnership that includes professional corporations), Chicago, Illinois. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Sagent Holding Co. at December 31, 2008 and 2009, and for each of the three years in the period ended December 31, 2009, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Kanghong Sagent (Chengdu) Pharmaceutical Co. Ltd. (a development stage company) at December 31, 2008 and 2009 and for the years then ended and for the period from December 29, 2006 (date of inception) to December 31, 2009, appearing in this prospectus and Registration Statement have been audited by Ernst & Young Hua Ming, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our common stock to be sold in this offering. The registration statement, including the attached exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the SEC allow us to omit from this document certain information included in the registration statement.

You may read and copy the reports and other information we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that website is http://www.sec.gov. This reference to the SEC’s website is an inactive textual reference only and is not a hyperlink.

Upon completion of this offering, we will become subject to the reporting, proxy and information requirements of the Exchange Act, and as a result will be required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference room and the website of the SEC referred to above, as well as on our website, www.sagentpharma.com. This reference to our website is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

We intend to furnish our stockholders with annual reports containing audited financial statements and make available to our stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO FINANCIAL STATEMENTS

Page Number

Sagent Holding Co.

Report of Ernst & Young LLP, an Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2008, 2009 and September 30, 2010 (unaudited)	F-3

Consolidated Statements of Operations for the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2009 and 2010 (unaudited)	F-4

Consolidated Statements of Preferred Stock and Stockholders’ Equity (Deficit) for the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010 (unaudited)	F-5

Consolidated Statements of Cash Flows for the fiscal years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2009 and 2010 (unaudited)	F-6

Notes to Consolidated Financial Statements	F-7

Kanghong Sagent (Chengdu) Pharmaceutical Corporation Limited

Report of Ernst & Young Hua Ming, Independent Auditors	F-33

Balance Sheets as of December 31, 2008 and 2009	F-34

Statements of Operations for the years ended December 31, 2008 and 2009 and for the period from December 29, 2006 (date of inception) to December 31, 2009	F-35

Statements of Cash Flows for the fiscal years ended December 31, 2008 and 2009 and for the period from December 29, 2006 (date of inception) to December 31, 2009	F-36

Statements of Shareholders’ Equity for the years ended December 31, 2008 and 2009	F-37

Notes to Financial Statements	F-38

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Sagent Holding Co.

We have audited the accompanying consolidated balance sheets of Sagent Holding Co. (the Company) as of December 31, 2008 and 2009, and the related consolidated statements of operations, preferred stock and stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sagent Holding Co. at December 31, 2008 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

Ernst & Young LLP

Chicago, Illinois

November 14, 2010

SAGENT HOLDING CO.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31		September 30, 2010	Pro-forma September 30, 2010
	2008	2009
			(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$25,658	$7,731	$29,622
Restricted cash and cash equivalents	30	308	726
Accounts receivable, net of chargebacks and other deductions	209	6,871	7,973
Inventories	6,495	18,985	26,711
Prepaid expenses and other current assets	233	8,368	5,971
Due from related party	—	499	798
Note receivable	—	120	120
Deferred income taxes	—	73	73

Total current assets	32,625	42,955	71,994
Restricted cash and cash equivalents	100	100	100
Property, plant, and equipment, net	893	685	687
Investment in joint ventures	12,181	19,465	23,551
Deferred financing costs	—	224	155
Intangible assets, net	5,241	1,667	1,724

Total assets	$51,040	$65,096	$98,211

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$9,018	$17,328	$17,022
Accrued liabilities	3,932	4,948	7,621
Preferred stock warrants	—	—	1,167
Notes payable	—	4,518	9,457

Total current liabilities	12,950	26,794	35,267

Long-term liabilities:
Deferred income taxes	—	73	73

Total liabilities	12,950	26,867	35,340

Preferred stock
Series A preferred stock—$0.00001 par value; 83,000,000, 113,000,000 and 113,000,000 authorized and outstanding at December 31, 2008 and 2009 and September 30, 2010, respectively	83,000	113,000	113,000
Series B preferred stock—$0.00001 par value; 0, 0 and 39,136,052 authorized and 0, 0, and 32,714,284 outstanding at December 31, 2008 and 2009 and September 30, 2010, respectively	—	—	44,774

Total preferred stock	83,000	113,000	157,774

Stockholders’ equity:
Common stock—$0.00001 par value; 133,000,001, 164,400,001 and 184,500,000 authorized and 15,496,501, 15,649,001 and 15,919,189 outstanding at December 31, 2008 and 2009 and September 30, 2010, respectively	—	—	—
Preferred stock, $.01 par value per share; no shares authorized, no shares issued and outstanding, actual; 5,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—	—
Additional paid-in capital	471	1,146	1,902
Accumulated deficit	(45,381)	(75,917)	(96,805)

Total stockholders’ equity (deficit)	(44,910)	(74,771)	(94,903)

Total liabilities, preferred stock and stockholders’ equity (deficit)	$51,040	$65,096	$98,211

See accompanying notes to consolidated financial statements.

SAGENT HOLDING CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended December 31			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
				(unaudited)
Net revenue	$104	$12,006	$29,222	$19,973	$40,473
Cost of goods sold	65	11,933	28,785	19,206	37,544

Gross profit	39	73	437	767	2,929

Operating expenses:
Product development	2,540	14,944	12,404	9,911	8,600
Selling, general, and administrative	10,603	15,024	16,677	12,087	13,002
Equity in net loss of unconsolidated joint ventures	698	1,087	1,491	1,107	979

Total operating expenses	13,841	31,055	30,572	23,105	22,581

Loss from operations	(13,802)	(30,982)	(30,135)	(22,338)	(19,652)
Interest income and other	627	527	66	58	22
Interest expense	(33)	–	(467)	(223)	(710)
Change in fair value of preferred stock warrants	–	–	–	–	(548)

Loss before income taxes	(13,208)	(30,455)	(30,536)	(22,503)	(20,888)
Provision for income taxes	–	–	–	–	–

Net loss	$(13,208)	$(30,455)	$(30,536)	$(22,503)	$(20,888)

Net loss per common share:
Basic	$(1.25)	$(2.52)	$(2.19)	$(1.63)	$(1.38)
Diluted	$(1.25)	$(2.52)	$(2.19)	$(1.63)	$(1.38)
Weighted-average of shares used to compute net loss per common share:
Basic	10,601	12,064	13,971	13,776	15,094
Diluted	10,601	12,064	13,971	13,776	15,094
Unaudited pro forma net loss per common share:
Basic
Diluted
Unaudited pro forma weighted-average of shares used to compute net loss per common share:
Basic
Diluted

See accompanying notes to consolidated financial statements.

SAGENT HOLDING CO.

CONSOLIDATED STATEMENTS OF

PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands, except share amounts)

	Preferred Stock						Additional Paid-In Capital	Accumulated Deficit	Total
	Series A Preferred Stock		Series B Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2007	—	$—	—	$—	1	$—	$2	$(1,718)	$(1,716)
Issuance of Series A preferred stock	53,000,000	53,000	—	—	—	—	—	—	—
Issuance of common stock	—	—	—	—	10,000,000	—	—	—	—
Issuance of restricted common stock	—	—	—	—	5,285,000	—	204	—	204
Exercise of stock options	—	—	—	—	110,750	—	10	—	10
Repurchase liability related to restricted stock	—	—	—	—	—	—	(201)	—	(201)
Stock compensation expense	—	—	—	—	—	—	45	—	45
Net loss	—	—	—	—	—	—	—	(13,208)	(13,208)

Balance at December 31, 2007	53,000,000	53,000	—	—	15,395,751	—	60	(14,926)	(14,866)
Issuance of Series A preferred stock	30,000,000	30,000	—	—	—	—	—	—	—
Exercise of stock options	—	—	—	—	100,750	—	16	—	16
Repurchase liability related to restricted stock	—	—	—	—	—	—	87	—	87
Stock compensation expense	—	—	—	—	—	—	308	—	308
Net loss	—	—	—	—	—	—	—	(30,455)	(30,455)

Balance at December 31, 2008	83,000,000	83,000	—	—	15,496,501	—	471	(45,381)	(44,910)
Issuance of Series A preferred stock	30,000,000	30,000	—	—	—	—	—	—	—
Exercise of stock options	—	—	—	—	152,500	—	57	—	57
Repurchase liability related to restricted stock	—	—	—	—	—	—	51	—	51
Stock compensation expense	—	—	—	—	—	—	567	—	567
Net loss	—	—	—	—	—	—	—	(30,536)	(30,536)

Balance at December 31, 2009	113,000,000	113,000	—	—	15,649,001	—	1,146	(75,917)	(74,771)
Issuance of Series A preferred stock	—	—	—	—	—	—	—	—	—
Issuance of Series B preferred stock	—	—	32,714,284	44,774	—	—	—	—	—
Exercise of stock options	—	—	—	—	270,188	—	136	—	136
Repurchase liability related to restricted stock	—	—	—	—	—	—	38	—	38
Stock compensation expense	—	—	—	—	—	—	582	—	582
Net loss	—	—	—	—	—	—	—	(20,888)	(20,888)

Balance at September 30, 2010 (unaudited)	113,000,000	$113,000	32,714,284	$44,774	15,919,189	$—	$1,902	$(96,805)	$(94,903)

See accompanying notes to consolidated financial statements.

SAGENT HOLDING CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
				(unaudited)
Operating activities
Net loss	$(13,208)	$(30,455)	$(30,536)	$(22,503)	$(20,888)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	79	193	270	200	191
Amortization	497	1,759	3,956	2,498	591
Stock-based compensation	45	308	567	412	582
Restricted stock repurchase liability	(201)	87	51	38	38
Equity in net loss of unconsolidated joint ventures	698	1,087	1,491	1,107	979
Change in fair value of preferred stock warrants	—	—	—	—	548
Changes in operating assets and liabilities:
Accounts receivable, net	(114)	(95)	(6,662)	(4,796)	(1,102)
Inventories	(749)	(5,746)	(12,490)	(7,290)	(7,726)
Prepaid expenses and other current assets	(462)	258	(8,135)	(5,757)	2,397
Due from related party	18	—	(499)	(369)	(299)
Note receivable	(300)	300	(120)	—	—
Accounts payable and accrued liabilities	3,220	7,934	9,326	964	2,367
Deferred revenue	500	(500)	—	—	—

Net cash used in operating activities	(9,977)	(24,870)	(42,781)	(35,496)	(22,322)

Investing activities
Capital expenditures	(613)	(516)	(62)	(62)	(193)
Funding of restricted cash, net	(165)	285	(278)	(29)	(418)
Investments in unconsolidated joint ventures	(4,786)	(7,538)	(8,775)	(6,549)	(5,065)
Purchase of product licensing rights	(325)	(1,417)	(196)	(196)	—
Purchase of product development rights	(2,561)	(3,194)	(132)	(57)	(579)

Net cash used in investing activities	(8,450)	(12,380)	(9,443)	(6,893)	(6,255)

Financing activities
Additions to notes payable	—	—	4,518	6,040	4,939
Payment of deferred financing costs	—	—	(278)	(278)	—
Proceeds from issuance of preferred stock, net of issuance costs	49,004	30,000	30,000	30,000	45,393
Proceeds from issuance of common stock	10	16	57	44	136

Net cash provided by financing activities	49,014	30,016	34,297	35,806	50,468

Net increase (decrease) in cash and cash equivalents	30,587	(7,234)	(17,927)	(6,583)	21,891
Cash and cash equivalents, at beginning of period	2,305	32,892	25,658	25,658	7,731

Cash and cash equivalents, at end of period	$32,892	$25,658	$7,731	$19,075	$29,622

Supplemental disclosure of cash flow information
Cash paid for:
Interest	$111	$—	$467	$223	$710

Noncash financing activity
Reduction in note payable in exchange for Series A preferred shares	$(4,200)	$—	$—	$—	$—
Issuance of warrants for the purchase of preferred stock	$—	$—	$—	$—	$619

See accompanying notes to consolidated financial statements.

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share amounts)

1.	Description of Business

Sagent is a specialty pharmaceutical company that develops, sources, and markets pharmaceutical products, principally injectable-based generic equivalents to branded products. The Company’s products are typically sold to pharmaceutical wholesale companies which then distribute the products to end-user hospitals, long-term care facilities, alternate care sites, and clinics. The injectable pharmaceutical marketplace is comprised of end users who have relationships with group purchasing organizations (GPOs) or specialty distributors who focus on a particular therapeutic class. GPOs enter into product purchasing agreements with Sagent and other pharmaceutical suppliers for products in an effort to secure favorable drug pricing on behalf of their end-user members.

Sagent operates under one operating and reportable segment which is a single hospital drug and injectable unit within the United States and earns a significant portion of its revenues from a single class of customers.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP).

The consolidated financial statements include the assets, liabilities, and results of operations of Sagent Holding Co. and its wholly owned subsidiaries, Sagent Pharmaceuticals, Inc. and Sagent International LLC. The Company’s investments in Kanghong Sagent (Chengdu) Pharmaceutical Corporation Limited and Sagent Strides LLC are both accounted for using the equity method. All material intercompany balances and transactions have been eliminated in consolidation.

Kanghong Sagent (Chengdu) Pharmaceutical Corporation Limited (KSP) is a joint venture with Chengdu Konghong Technology (Group) Co. Ltd. established in December 2006 with the principal business of creating a facility in Chengdu, China, for the development and manufacturing of pharmaceutical products for the U.S. market.

Sagent Strides LLC is a joint venture with Strides Arcolab International Limited established in January 2007 with the principal business of importation, marketing, distribution, and sale of generic pharmaceutical products in the U.S. market.

Sagent accounts for its 50% interest in each joint venture under the equity method of accounting because its interest in each entity provides for joint financial and operational control. Sagent’s equity in the net loss of KSP and Sagent Strides LLC is included in the accompanying consolidated statements of operations as equity in net loss of unconsolidated joint ventures.

Unaudited Interim Financial Statements

The accompanying interim consolidated balance sheet as of September 30, 2010, the consolidated statements of operations and cash flows for the nine months ended September 30, 2009 and 2010 and the consolidated statement of stockholders’ equity for the nine months ended September 30, 2010, are unaudited. The unaudited interim consolidated financial information have been prepared in accordance with GAAP for interim financial information and they do not include all of the information and footnotes required by GAAP for complete financial statements. The unaudited interim financial information have been prepared on the same basis

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

2.	Summary of Significant Accounting Policies (Continued)

as the audited consolidated financial statements and, in the opinion of the Company’s management, reflect all adjustments consisting of normal recurring adjustments considered necessary to present fairly the Company’s consolidated financial position as of September 30, 2010 and results of its operations and its cash flows for the nine months ended September 30, 2009 and 2010. The results for the nine months ended September 30, 2010 are not necessarily indicative of the results to be expected for the year ending December 31, 2010.

Unaudited Pro Forma Balance Sheet Presentation

The unaudited pro forma balance sheet as of September 30, 2010, reflects the conversion of 113,000,000 outstanding shares of Series A preferred stock into                  outstanding shares of common stock and the conversion of 32,714,284 shares of Series B preferred stock into              shares of common stock as though the completion of the initial public offering (“IPO”) contemplated by the filing of the Company’s prospectus had occurred on September 30, 2010. The shares of common stock issued in the IPO and any related estimated net proceeds are excluded from such pro forma information. In addition, the pro forma information includes issuance of                  shares of common stock immediately prior to the completion of this offering upon the conversion of 4,421,768 shares of Series B preferred stock issued as a result of the exercise of preferred stock warrants immediately prior to this offering.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts receivable, accounts payable, and other current monetary assets and liabilities approximate fair value because of the immediate or short-term maturity of these financial instruments.

Cash and Cash Equivalents

The Company considers all highly liquid money market instruments with an original maturity of three months or less when purchased to be cash equivalents. These amounts are stated at cost, which approximates fair value. At December 31, 2009, cash equivalents were deposited in financial institutions and consisted of immediately available fund balances. The majority of the Company’s funds at December 31, 2009, were maintained with one financial institution. The Company maintains its cash deposits and cash equivalents with well-known and stable financial institutions. However, it has significant amounts of cash and cash equivalents at these financial institutions that are in excess of federally insured limits. This represents a concentration of credit risk. The company has not experienced any losses on its deposits of cash and cash equivalents to date.

Cash collateral pledged under various lease agreements and cash restricted by financing agreements is classified as restricted cash and cash equivalents in the accompanying consolidated balance sheets as the Company’s ability to withdraw the funds is contractually limited. Additionally, a state board of pharmacy requires a $100 security for a wholesaler license that is required by any business that distributes, brokers, or transacts the sale of drugs into or within that state. The Company elected to issue a letter of credit as this security.

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

2.	Summary of Significant Accounting Policies (Continued)

Inventories

Inventories are stated at the lower of cost (first-in, first-out basis) or market value as follows at December 31, 2008 and 2009 and at September 30, 2010:

	Approved	Pending Regulatory Approval	Inventory
December 31, 2008	$6,495	$—	$6,495
December 31, 2009	18,985	—	18,985
September 30, 2010 (unaudited)	26,711	—	26,711

Inventories, of which all are finished goods, consist of products currently approved for marketing and may include certain products pending regulatory approval. From time to time, Sagent capitalizes inventory costs associated with products prior to receiving regulatory approval based on the Company’s judgment of probable future commercial success and realizable value. Such judgment incorporates management’s knowledge and best judgment of where the product is in the regulatory review process, market conditions, competing products, and economic expectations for the product post-approval relative to the risk of manufacturing the product prior to approval. If final regulatory approval for such products is denied or delayed, the Company may need to provide for and expense such inventory. No inventory pending regulatory approval was capitalized at December 31, 2008 or 2009 or at September 30, 2010.

The Company establishes reserves for its inventory to reflect situations in which the cost of the inventory is not expected to be recovered. In evaluating whether inventory is stated at the lower of cost or market, management considers such factors as the amount of inventory on hand, estimated time required to sell such inventory, remaining shelf life and current expected market conditions, including level of competition. The Company records provisions for inventory to cost of goods sold.

Property, Plant, and Equipment

Property, plant, and equipment is stated at cost, less accumulated depreciation. The cost of repairs and maintenance is expensed when incurred, while expenditures for refurbishments and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Provisions for depreciation are computed for financial reporting purposes using the straight-line method over the estimated useful life of the related asset and for leasehold improvements the lesser of the estimated useful life of the related asset or the term of the related lease as follows:

Leasehold improvements	Shorter of 5 to 7 years or remaining lease term
Office equipment, furniture, and fixtures	5 to 7 years
Computer software and hardware	3 to 5 years

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

2.	Summary of Significant Accounting Policies (Continued)

A summary of property, plant, and equipment is as follows:

	December 31		September 30
	2008	2009	2010
			(Unaudited)
Leasehold improvements	$76	$76	$103
Computer software and hardware	538	599	673
Office equipment, furniture, and fixtures	553	553	645

	1,167	1,228	1,421
Less accumulated depreciation	(274)	(543)	(734)

	$893	$685	$687

Deferred Financing Costs

Deferred financing costs related to the issuance of debt are amortized using the straight-line method over the term of the related debt instrument, which approximates the effective interest method. No deferred financing costs were capitalized in 2008. Sagent capitalized deferred financing costs of $278 in 2009 associated with its new senior secured credit facility agreement entered into in June 2009.

Impairment of Long-Lived Assets

The Company evaluates long-lived assets, including intangible assets with definite lives, for impairment periodically or whenever events or other changes in circumstances indicate that the carrying value of an asset may no longer be recoverable. An evaluation of recoverability is performed by comparing the carrying values of the assets to projected future cash flows, in addition to other quantitative and qualitative analyses. Upon indication that the carrying values of such assets may not be recoverable, the Company recognizes an impairment loss as a charge against current operations. Judgments made by management related to the expected useful lives of long-lived assets and the ability to realize undiscounted cash flows in excess of the carrying amounts of such assets are affected by factors such as changes in economic conditions and changes in operating performance. In addition, the Company regularly evaluates its other long-lived assets and may accelerate depreciation over the revised useful life if the asset has limited future value.

Product Development Agreements

Product development costs are expensed as incurred. These expenses include the costs of the Company’s internal product development efforts and acquired in-process research and development, as well as costs incurred in connection with the Company’s third-party collaboration efforts. Non-refundable milestone payments made under contract research and development arrangements or product licensing arrangements prior to regulatory approval are deferred and expensed as the related services are delivered and the milestone is achieved. If management determines that it is no longer probable that the product will be pursued, any related capitalized amount is expensed in the current period. Payments related to services already performed are expensed as incurred. Once a product receives regulatory approval, the Company records any subsequent milestone payments as an intangible asset to be amortized on a straight-line basis as a component of cost of sales over the related license period or the estimated life of the acquired product, which ranges from three to seven years with a weighted-average period prior to the next renewal or extension of four years as of December 31, 2009.

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

2.	Summary of Significant Accounting Policies (Continued)

The Company makes the determination whether to capitalize or expense amounts related to the development of new products and technologies through agreements with third parties based on its ability to recover its cost in a reasonable period of time from the estimated future cash flows anticipated to be generated pursuant to each agreement. Market, regulatory, and legal factors, among other things, may affect the realizability of the projected cash flows that an agreement was initially expected to generate. The Company regularly monitors these factors and subjects all capitalized costs to periodic impairment testing.

Intangible Assets

The Company determines the estimated fair values of certain intangible assets with definitive lives based on valuations performed by management at the time of their acquisition, based on anticipated future cash flow activity. In addition, certain amounts paid to third parties related to the development of new products and technologies, as described above, are capitalized and included in intangible assets in the accompanying consolidated balance sheets. Intangible assets consist of the following:

	December 31, 2008		December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets
Product licensing rights	$1,197	$(266)	$1,393	$(427)

Unamortized intangible assets
Product development rights	$3,810		$701
Product licensing rights	500		—

Total	$4,310		$701

Aggregate amortization expense
For the year ended December 31, 2007	$497
For the year ended December 31, 2008	$1,759
For the year ended December 31, 2009	$3,705

For product licensing rights with terms for extension or renewal, the weighted-average period prior to the next extension or renewal is 45 months. Any costs incurred to extend or renew the term are capitalized and amortized over the life of the extension or renewal. The amortization expense of intangible assets for each of the following five years is estimated as follows:

Year ended December 31:
2010	$1,026
2011	252
2012	247
2013	75
2014	26

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

2.	Summary of Significant Accounting Policies (Continued)

Notes Payable

The fair value of our notes payable was determined by discounting the cash flows using current interest rates for financial instruments with similar characteristics and maturities. There was no significant difference between the carrying value and the fair value of our notes payable as of December 31, 2009.

Advertising and Promotion Expense

All advertising and promotion costs are expensed as selling, general, and administrative expenses when incurred. Total advertising and promotion expense incurred was $336 , $604, and $515 for the years ended 2007, 2008, and 2009, respectively.

Income Taxes

Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as net operating loss and capital loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the financial statements in the period that includes the legislative enactment date. The Company recognizes the financial statement effects of a tax position only when it is more likely than not that the position will be sustained upon examination. The Company establishes valuation allowances against deferred tax assets when it is more likely than not that the realization of those deferred tax assets will not occur.

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Sagent also considers the scheduled reversal of deferred tax liabilities, projected future taxable income or losses, and tax planning strategies in making this assessment. Based upon Sagent’s history of tax losses and projections for future taxable income over the periods in which the deferred tax assets are deductible, the Company does not believe realization of these tax assets is more likely than not. As such, full valuation allowances for the deferred tax assets were established.

Revenue Recognition

Sagent typically recognizes revenue upon customer receipt of product, upon fulfillment of acceptance terms, if any, and when no significant contractual obligations remain. Net sales reflect reductions of gross sales for estimated wholesaler chargebacks (as more fully described in Note 12), estimated contractual allowances, and estimated early payment discounts. The Company provides for estimated returns at the time of sale based on historic product return experience.

In the case of new products for which the product introduction is not an extension of an existing line of product, where management determines that there are not products in a similar therapeutic category, or where the Company determines the new product has dissimilar characteristics with existing products, such that the Company cannot reliably estimate expected returns of the new product, the Company defers recognition of revenue until the right of return no longer exists or until the Company has developed sufficient historical experience to estimate sales returns.

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

2.	Summary of Significant Accounting Policies (Continued)

Shipping and handling fees billed to customers are recognized in net revenues. Other shipping and handling costs are included in cost of goods sold.

Stock Based Compensation

Sagent recognizes compensation cost for all share-based payments (including employee stock options) at fair value. The Company uses the straight-line attribution method to recognize stock based compensation expense over the vesting period of the award. Options currently granted generally expire ten years from the grant date and vest ratably over a four-year period.

Stock based compensation expense for performance based options is measured and recognized if the performance measures are considered probable of being achieved. The Company evaluates the probability of the achievement of the performance measures at each balance sheet date. If it is not probable that the performance measures will be achieved, any previously recognized compensation cost is reversed.

Sagent uses the Black-Scholes option pricing model to estimate the fair value of options granted under the Company’s equity incentive plans and rights to acquire stock granted under the stock participation plan. Stock-based compensation costs were $45, $308, and $567 for the years ended December 31, 2007, 2008, and 2009, respectively.

Recent Accounting Pronouncements

Effective July 1, 2009, the Financial Accounting Standards Board (FASB) issued and the Company adopted Accounting Standards Codification (ASC) Topic 105, FASB Accounting Standards Codification (formerly Statement of Financial Accounting Standards (SFAS) No. 168, The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162). ASC Topic 105 reduces the U.S. GAAP hierarchy to two levels, one that is authoritative and one that is not. As the guidance was not intended to change or alter existing GAAP, adoption of this pronouncement did not have an effect on the Company’s consolidated financial statements.

Effective January 1, 2009, the Company adopted ASC Topic 740, Income Taxes (formerly FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109). ASC Topic 740 clarified the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. This new guidance prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption of this new guidance did not have a material impact on the Company’s consolidated financial statements. There was no effect to retained earnings upon adoption.

Sagent adopted the provisions of ASC Topic 855, Subsequent Events, for the year ended December 31, 2009. ASC Topic 855 establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or available to be issued. There was no impact to Sagent’s consolidated financial position, results of operations, or cash flows upon adoption of this guidance.

Sagent adopted the provisions of ASC Topic 350, Intangibles—Goodwill and Other, on January 1, 2009. ASC Topic 350 amends the factors that should be considered in developing renewal or extension assumptions

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

2.	Summary of Significant Accounting Policies (Continued)

used to determine the useful life of a recognized intangible asset under ASC Topic 350. This guidance was applied prospectively to intangible assets acquired on or after January 1, 2009. There was no impact to Sagent’s consolidated financial position, results of operations, or cash flows upon adoption of this guidance.

In August 2009, the FASB issued additional guidance on the fair value measurement of liabilities. The amendments to ASC Topic 820, Measuring Liabilities at Fair Value, provide clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the specified techniques. These amendments are effective for the Company beginning October 1, 2009. Adoption of the standard did not have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued additional guidance on how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The guidance, included in ASC Topic 810-10, clarifies that the determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. ASC Topic 810-10 now requires an ongoing reassessment of whether a company is the primary beneficiary of a variable interest entity. ASC Topic 810-10 now also requires additional disclosures about a company’s involvement in variable interest entities and any significant changes in risk exposure due to that involvement. The new guidance in ASC Topic 810-10 was effective for fiscal years beginning after November 15, 2009. The adoption of the new guidance in ASC Topic 810-10 did not have an impact on the Company’s financial condition, results of operations or cash flows.

3.	Accounts Receivable and Concentration of Credit Risk

Sagent typically establishes multi-year contractual agreements with GPOs and individual hospital groups to offer the Company’s products to end-user customers. As is common in the pharmaceutical industry, a significant amount of Sagent’s pharmaceutical products are sold to end users under these GPO contracts through a relatively small number of drug wholesalers, which comprise the primary pharmaceutical distribution chain in the United States. Three wholesalers collectively represented 93%, 79%, and 89% of sales in 2007, 2008, and 2009, respectively, and represented approximately 72% and 86% of accounts receivable at December 31, 2008 and 2009, respectively. To help control Sagent’s credit exposure, the Company routinely monitors the creditworthiness of customers, reviews outstanding customer balances, and records allowances for bad debts as necessary. Historical credit loss has not been significant. No reserve has been established as of December 31, 2008 and 2009, nor does the Company require collateral.

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

4.	Investment in KSP

The Company accounts for its 50% interest in KSP under the equity method of accounting. Under the equity method of accounting, the Company’s share of income or loss is recorded as “equity in net loss of unconsolidated joint ventures” in the consolidated statements of operations on a one-month lag. Changes in the carrying value of KSP consist of the following:

	December 31		September 30
	2008	2009	2010
			(unaudited)
Investment in KSP at beginning of year	$5,021	$11,913	$19,210
Equity in net loss of KSP	(358)	(701)	(939)
Investments in KSP	7,250	7,998	4,664

Investment in KSP at end of year	$11,913	$19,210	$22,935

Condensed statements of operations and balance sheet information of KSP is presented below. All amounts are presented in accordance with accounting principles generally accepted in the United States. In addition, the assets and liabilities of KSP have been translated at exchange rates as of the balance sheet date and revenues and expenses of KSP have been translated at the annual weighted-average exchange rate for each respective reporting period.

	Year Ended December 31			Nine Months Ended September 30
	2007	2008	2009	2010
				(unaudited)
Condensed statement of operations information
Net revenues	$—	$—	$—	$—
Gross profit	—	—	—	—
Net loss	(196)	(760)	(1,685)	(1,878)

	December 31		September 30
	2008	2009	2010
			(unaudited)
Condensed balance sheet information
Current assets	$4,415	$8,905	$7,797
Noncurrent assets	23,402	33,943	42,806

Total assets	$27,817	$42,848	$50,603

Current liabilities	$2,671	$2,485	$2,143
Long-term liabilities	146	1,025	1,030
Stockholders’ equity	25,000	39,338	47,430

Total liabilities and stockholders’ equity	$27,817	$42,848	$50,603

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

5.	Accrued Liabilities

Accrued liabilities consist of the following at:

	December 31		September 30
	2008	2009	2010
			(unaudited)
Payroll and employee benefits	$1,897	$3,547	$3,437
Sales and marketing	1,224	912	3,773
Accrued professional fees and other	747	435	369
Accrued rent obligation	64	54	42

	$3,932	$4,948	$7,621

6.	Debt

In June 2009, Sagent established a senior secured revolving credit facility (the revolver) with Midcap Financial, LLC (Midcap). The revolver, which is not to exceed $15,000 and whose availability is based on certain balance sheet assets, expires in June 2012. Availability under the revolver was $4,518 and $9,457 as of December 31, 2009 and September 30, 2010, respectively, of which the entire amounts have been drawn. The Company used the net proceeds for general corporate purposes. The financing costs, including the commitment fee of $200, associated with the revolver were deferred and will be amortized over three years, per the length of the agreement, to interest expense.

The revolver contains various covenants and restrictions relating to financial performance, ability to incur additional indebtedness, create liens, make certain investments, pay dividends, sell assets, or enter into a merger or acquisition. As of the statement date, the Company was in compliance with all covenants except that audited financial statements were not submitted to Midcap within 120 days following the Company’s December 31, 2009, fiscal year-end. Midcap subsequently waived this noncompliance. The revolver is secured by substantially all of the Company’s assets. Amounts drawn on the revolver bear an interest rate equal to either an adjusted London Interbank Offered Rate (LIBOR), plus a margin of 5.50%, or an alternate base rate plus a margin of 4.50%. As of December 31, 2009, the interest rate on the revolver was 8.50%.

7.	Leases and Commitments

Sagent has entered into various operating lease agreements for office space, communications, information technology equipment and software, and office equipment. Rental expense amounted to $186, $303, and $350 for the years ended December 31, 2007, 2008, and 2009, respectively.

As of December 31, 2009, total future annual minimum lease payments related to noncancelable operating leases are as follows:

2010	$195
2011	201
2012	120
Thereafter	—

$516

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

7.	Leases and Commitments (Continued)

The Company has entered into various agreements for the development and marketing of finished dosage form pharmaceutical products, including (i) development and supply agreements, some of which contain contingent milestone payments, as well as (ii) straight-supply agreements, which may contain minimum purchase commitments.

Business agreements may include a future payment schedule for contingent milestone payments. The Company will be responsible for contingent milestone payments based upon the occurrence of future events. Each agreement defines the triggering event of its future payment schedule, such as meeting development progress timelines, successful product testing and validation, successful clinical studies, various Food and Drug Administration (FDA) and other regulatory approvals, and other factors as negotiated in each case.

The table below summarizes management’s estimate for contingent potential milestone payments and fees for the years ended December 31, 2010, and beyond assuming all contingent milestone payments occur. These payments do not include sales-based royalty payments, which are dependent on the introduction of new products. As new products are launched, contingent royalty payments will be recognized as cost of goods sold in the consolidated statements of operations.

Contingent milestone payments are as follows at December 31, 2009:

2010	$9,380
2011	1,447
2012	894
2013	129
2014	49
Thereafter	—

$11,899

The Company has also committed to meeting minimum funding requirements in connection with the joint ventures. The table below summarizes management’s estimate for the timing of future funding requirements:

2010	$788
2011	188
2012	125
2013	—
2014	—
Thereafter	50

$1,151

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

8.	Fair Value Measurements

The Company follows the FASB’s authoritative accounting guidance on fair value measurements. In accordance with this guidance, assets and liabilities recorded at fair value in the financial statements are categorized, for disclosure purposes, based upon whether the inputs used to determine their fair values are observable or unobservable. Observable inputs are inputs which are based on market data obtained from sources independent of the reporting entity. Unobservable inputs are inputs that reflect the reporting entity’s own assumptions about pricing the asset or liability based on the best information available in the circumstances.

The Company follows the three-level fair value hierarchy to categorize these assets and liabilities recognized at fair value at each reporting period, which prioritizes the inputs used to measure such fair values. Level inputs are defined as follow:

Level 1—Quoted prices for identical instruments in active markets;

Level 2—Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

Level 3—Valuations derived from valuation techniques in which one or more significant value drivers are unobservable.

As of September 30, 2010, the Level 3 liabilities listed in the fair value hierarchy tables below utilize the following valuation techniques and inputs.

Preferred Stock Warrants

Refer to Note 10 for a description of the preferred stock warrants. The fair values of the preferred stock warrants are estimated in accordance with the guidance outlined in the American Institute of Certified Public Accountants Practice Aid titled Valuation of Privately-Held-Company Equity Securities Issued as Compensation (the “Practice Aid”). Several objective and subjective factors are considered when valuing each equity security and related warrant at a valuation date.

The Company utilized the Probability Weighted Expected Return Method (PWERM) to estimate the fair value of the preferred stock warrants. Under the PWERM, the value of each equity security and warrant is estimated based upon an analysis of future values for the entire equity instrument assuming various future outcomes. Share value is based upon the probability-weighted present value of these expected outcomes, as well as the rights of each class of preferred and common stock. A probability is estimated for each possible event based on the facts and circumstances as of the valuation date. The pre-money value in the IPO scenario and the equity value in the sale scenario were estimated using the Guideline Company Method (GCM) and the Similar Transactions Method (STM) of the market approach.

The Company’s liabilities measured at fair value on a recurring basis consisted of the following as of the date indicated:

	Fair Value Measurement as of September 30, 2010
(in thousands)	Total		Level 1	Level 2	Level 3
Preferred stock warrants	$		$—	$—	$1,167

Total		$—	$—	$—	$1,167

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

8.	Fair Value Measurements (Continued)

During the nine-month period ended September 30, 2010, the changes in the fair value of the foregoing liabilities measured using significant unobservable inputs (Level 3) were comprised of the following:

Fair Value Measurements Using Significant Unobservable Inputs
(in thousands)	(Level 3)
Balance at January 1, 2010	$—
Issuances of warrants	619
Change in fair value of warrants	548

Balance at September 30, 2010	$1,167

9.	Employee Benefit Plan

The Company sponsors a 401(k) defined-contribution plan (the 401(k) Plan) covering substantially all eligible employees. Employee contributions to the 401(k) Plan are voluntary. Sagent contributes an amount equal to 50% of a covered employee’s eligible contribution up to 6% of a participant’s compensation. Employer contributions vest over a period of three years. Participants’ contributions are limited to their annual tax deferred contribution limit as allowed by the Internal Revenue Service. The Company’s total matching contributions to the 401(k) Plan were $76, $192, and $209 for years ended December 31, 2007, 2008, and 2009, respectively. The Company may contribute additional amounts to the 401(k) Plan at its discretion. Discretionary employer contributions vest over the same three-year period. Sagent has made no discretionary contributions to the 401(k) Plan during the three-year period ended December 31, 2009.

10.	Preferred Stock and Stockholders’ Equity (Deficit)

Common Stock

The Company is authorized to issue 164,400,001 shares of common stock as of December 31, 2009 and 184,500,000 as of September 30, 2010. Sagent has reserved 10,751,100 and 10,480,812 shares at December 31, 2009 and September 30, 2010, respectively for the issuance of common stock upon exercise of outstanding stock options.

Preferred Stock

The company is authorized to issue 113,00,000 shares of Series A preferred stock (“Series A preferred”), 7,000,000 shares of Series B preferred stock (“Series B preferred”) and 30,136,052 shares of Series B-1 preferred stock (“Series B-1 preferred” and, with Series A preferred and Series B preferred, collectively, “preferred stock”).

In March 2007, Sagent issued 20,000,000 shares of Series A preferred stock for $1.00 per share. Sagent subsequently issued Series A preferred stock as follows: 33,000,000 shares in September 2007, 30,000,000 shares in August 2008, and 30,000,000 shares in May 2009, all at $1.00 per share. In March 2010, the Company issued 7,000,000 Series B preferred shares for $1.40 per share. In April and August 2010, the Company issued a total of 25,714,284 Series B-1 preferred shares for $1.40 per share.

Voting Rights

Each holder of Series A and B preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such shares could be converted as of the record date. Each holder of Series A

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

10.	Preferred Stock and Stockholders’ Equity (Deficit) (Continued)

and B preferred stock is entitled to vote on all matters on which common stockholders shall be entitled to vote. Each holder of Series A and B preferred stock will be entitled to receive notice of all stockholders’ meetings within the same time frame and in the same manner as notice given to all stockholders entitled to vote. The holders of the Company’s common stock are entitled to one vote for each share held of record upon such matters and in such manner as may be provided by law.

Dividends

The Company accrues dividends when, and if, declared by the Company’s Board of Directors. Sagent has never paid a dividend on any class of stock.

Liquidation

In the event of a liquidation, dissolution, or wind up, each holder of Series A and B preferred stock is entitled to a preferential payment in the amount of the redemption value thereof. The redemption value is equal to the liquidation value of the Series A and B preferred stock; $1.00 and $1.40, respectively, plus all accumulated and unpaid dividends. The holders of the Company’s common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of Sagent’s common stock have no preemptive rights or rights to convert their common stock into any other securities.

Conversion

The shares of Series A and B preferred stock are convertible into an equal number of shares of common stock, at any time, at the option of the holder.

Redemption

According to the Company’s Sixth Amended and Restated Articles of Association, the Company’s preferred stock is capable of being redeemed by the Company at such price and on all such other terms as the Board of Directors may determine. This redemption feature is deemed not to be in the Company’s control with respect to the Company’s preferred stock, and, therefore, the Company’s preferred stock is reported as temporary equity in the consolidated balance sheets under the SEC’s guidance provided in ASR 268.

Preferred Stock Warrants

In connection with the issuance of our Series B-1 preferred stock, the Company issued 2,380,952 Series B-1 preferred stock warrants at $2.10 and 2,040,816 Series B-1 stock warrants at $2.45, all of which were immediately exercisable.

Each warrant entitles its owner to purchase Series B-1 shares or shares of the class and series of Preferred Shares issued by the Company to investors in a subsequent financing, subject to the terms and conditions of the warrant agreement. The warrant holders are not entitled to vote, to receive dividends or to exercise any of the rights of common or preferred shareholders for any purpose until such warrants have been duly exercised.

The Company’s warrants issued in connection with its preferred stock issuances are classified as liabilities in accordance with generally accepted accounting principles, whereby, the fair value of these warrants is

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

10.	Preferred Stock and Stockholders’ Equity (Deficit) (Continued)

recorded on the balance sheet at issuance and marked to market at each financial reporting period. The change in the fair value of the warrants is recorded in the Statement of Operations.

11.	Earnings per share

Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Because of their anti-dilutive effect, 31,863,322, 72,829,665, 111,711,640, 108,025,449 and 147,218,127 of common share equivalents comprised of preferred shares, restricted stock, preferred stock warrants and unvested stock options, have been excluded from the diluted earnings per share calculation for the years ended December 31, 2007, 2008 and 2009 and for the nine months ended September 30, 2009 and 2010, respectively. The table below presents the computation of basic earnings per share for the years ended December 31, 2007, 2008 and 2009 and for the unaudited nine month periods ended September 30, 2009 and 2010.

	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
-				(unaudited)
Basic and dilutive numerator:
Net loss, as reported	$(13,208)	$(30,455)	$(30,536)	$(22,503)	$(20,888)

Denominator:
Weighted-average common shares outstanding—Basic	10,601	12,064	13,971	13,776	15,094
Net effect of dilutive securities:
Weighted-average conversion of preferred stock:
Series A	—	—	—	—	—
Series B	—	—	—	—	—
Stock options	—	—	—	—	—

Weighted-average common shares outstanding—Diluted	10,601	12,064	13,971	13,776	15,094

Net loss per common share—Basic and Diluted	(1.25)	(2.52)	(2.19)	(1.63)	(1.38)

12.	Stock-Based Compensation

The Company has a stock plan, the 2007 Global Share Plan (or the Plan), for key employees and nonemployees, which provides for the grant of nonqualified and incentive stock options and/or shares of restricted stock, deferred stock, and other equity awards in Sagent’s common stock. The Board of Directors (the Board) administers the Plan. A total of 13,200,000 shares are authorized under the Plan as of December 31, 2009. At December 31, 2009, Sagent had 2,247,000 shares of common stock available for grant under the Plan.

Stock options, exercisable for shares of the Company’s common stock, generally vest over a four-year period from the grant date and expire ten years from the grant date. The strike price of the options is granted at or above the fair value of the Company’s stock as of the grant date.

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

12.	Stock-Based Compensation (Continued)

In 2010, the Board approved an amendment to the Plan which permits employees to exercise their stock options prior to vesting. Once purchased, the Company has repurchase rights of the unvested stock from the employee upon termination of their services. The repurchase price is equal to the original exercise price of the option.

Restricted Stock

There were 2,085,000 shares of restricted stock granted in 2007 under the 2007 Global Share Plan, which vest over a period of five years.

In 2007, 160,000 stock options were granted that include “early exercise” provisions that give the recipients the right to exercise their options in conjunction with the stock option’s grant date and prior to the actual vesting of the option. Upon exercise of these options, employees will receive restricted stock that vests over a four-year vesting schedule. There were 110,000 and 50,000 of these “early exercise” options exercised in the periods ended December 31, 2007 and 2008, respectively. No “early exercise” options were exercised in the period ended December 31, 2009.

The Company measures the fair value of the restricted stock on the date of grant based on the estimated fair value of the common stock on that day. The fair value is amortized to stock-based compensation expense, net of estimated forfeitures, ratably over the vesting period. As of December 31, 2009, the total amount of unrecognized stock-based compensation related to restricted stock was approximately $48. The Company expects to recognize this expense over an average period of approximately 24 months. The following table summarizes restricted stock activity during the past three years:

Restricted Stock	Restricted Stock	Weighted- Average Grant Date Fair Value
Shares outstanding January 1, 2007	2,075,000	$0.00
Granted	2,195,000	0.05
Vested	(570,624)	0.01
Forfeited	—	—

Shares outstanding December 31, 2007	3,699,376	$0.03
Granted	50,000	0.05
Vested	(1,465,407)	0.03
Forfeited	—	—

Shares outstanding December 31, 2008	2,283,969	$0.03
Granted	—	0.03
Vested	(1,069,986)	0.03
Forfeited	(31,667)	0.05

Shares outstanding December 31, 2009	1,182,316	$0.03

Valuation Information

Sagent estimates the value of stock options on the date of grant using a Black-Scholes option pricing model, which incorporates various assumptions. The risk-free rate of interest for the average contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The dividend yield is zero as the Company has not paid nor does it anticipate paying any dividends. Sagent used the “simplified method” described in Staff Accounting Bulletin (SAB) Topic 14, Share-Based Payment, where the expected term of awards granted is based on the midpoint between the vesting date and the end of the contractual term.

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

12.	Stock-Based Compensation (Continued)

Sagent does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term. Expected volatility is based on the historical volatility of similar companies’ stock. The weighted-average estimated values of employee stock option grants and rights granted under the Plan as well as the weighted-average assumptions that were used in calculating such values during the last three years were based on estimates at the date of grant as follows:

	Fiscal Year Ended December 31
	2007	2008	2009
Volatility	50%	51%	63%
Risk-free interest rate	4.86%	3.49%	2.40%
Expected term	6 years	6 years	6 years
Expected dividends	—	—	—
Weighted-average grant date fair value of options granted	$0.14	$0.29	$0.32

Stock options outstanding that have vested and are expected to vest as of December 31, 2009, were as follows:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value(1)
Vested	1,341,402	$0.42	8.2	$169,601
Expected to vest	7,162,401	0.53	9.0	142,047

Total	8,503,803	$0.51	8.9	$311,648

(1)	The Aggregate Intrinsic Value amounts represent the difference between the exercise price and $0.53, the estimated fair value of Sagent stock on December 31, 2009, for in-the-money options.

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

12.	Stock-Based Compensation (Continued)

Stock Option Activity

The following table sets forth stock option activity for the years ended December 31, 2007, 2008, and 2009:

	Options Outstanding		Exercisable Options
	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price

Outstanding at December 31, 2006	—	$—	—	$—

Granted	1,278,000	0.22
Exercised	(110,750)	0.10
Canceled	—	—

Outstanding at December 31, 2007	1,167,250	0.23	179,419	0.21

Granted	5,265,558	0.54
Exercised	(100,750)	0.16
Canceled	(11,750)	0.47

Outstanding at December 31, 2008	6,320,308	0.49	400,253	0.24

Granted	2,724,000	0.55
Exercised	(184,167)	0.33
Canceled	(356,338)	0.49

Outstanding at December 31, 2009	8,503,803	$0.51	1,341,402	$0.42

As of December 31, 2007, the weighted-average remaining contractual lives of options outstanding and options exercisable were 9.5 years and 9.4 years, respectively. As of December 31, 2008, the weighted-average remaining contractual lives of options outstanding and options exercisable were 9.5 years and 8.5 years, respectively. As of December 31, 2009, the weighted-average remaining contractual lives of options outstanding and options exercisable were 8.9 years and 8.2 years, respectively.

The total intrinsic value of options exercised in 2007, 2008, and 2009 was $24, $38, and $41, respectively. The total fair value of options vested was approximately $25, $74, and $356 in 2007, 2008, and 2009, respectively. As of December 31, 2007, there was $153 of unrecognized stock-based compensation expense related to nonvested stock options, which will be recognized over a weighted-average period of 3.3 years. As of December 31, 2008, there was $1,666 of unrecognized stock-based compensation expense related to nonvested stock options, which will be recognized over a weighted-average period of 2.8 years. As of December 31, 2009, there was $2,151 of unrecognized stock-based compensation expense related to nonvested stock options, which will be recognized over a weighted-average period of 2.4 years.

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

13.	Revenue Deductions

Chargebacks

The majority of Sagent’s products are distributed through independent pharmaceutical wholesalers. In accordance with industry practice, sales to wholesalers are initially transacted at wholesale list price. The wholesalers then generally sell to an end user, normally a hospital, alternative healthcare facility, or an independent pharmacy, at a lower price previously contractually established between the end user and the Company.

When Sagent initially records a sale to a wholesaler, the sale and resulting receivable are recorded at the Company’s list price. However, experience indicates that most of these selling prices will eventually be reduced to a lower, end-user contract price. Therefore, at the time of the sale, a contra asset is recorded for, and revenue is reduced by, the difference between the list price and the estimated average end-user contract price. This contra asset is calculated by product code, taking the expected number of outstanding wholesale units sold that will ultimately be sold under end-user contracts multiplied by the anticipated, weighted-average contract price. When the wholesaler ultimately sells the product, the wholesaler charges the Company, or issues a chargeback, for the difference between the list price and the end-user contract price and such chargeback is offset against the initial estimated contra asset.

The significant estimates inherent in the initial chargeback provision relate to wholesale units pending chargeback and to the ultimate end-user contract-selling price. The Company bases the estimate for these factors on internal, product-specific sales and chargeback processing experience, estimated wholesaler inventory stocking levels, current contract pricing, expectation for future contract pricing changes, and IMS data. Sagent’s chargeback provision is potentially impacted by a number of market conditions, including: competitive pricing, competitive products, and other changes impacting demand in both the distribution channel and healthcare provider.

Sagent relies on internal data, external data purchased from the Company’s distributor customers, IMS data, and management estimates to estimate the amount of inventory in the channel subject to future chargeback. The amount of product in the channel is comprised of both product at the distributor and product that the distributor has sold, but yet to report, as end-user sales. Physical inventory in the channel is estimated by evaluation of Sagent’s monthly sales to the wholesalers and the Company’s knowledge of inventory levels and inventory turnover at these distributors. A 1% decrease in estimated end-user contract-selling prices would reduce net revenue for the 12 months ended December 31, 2009, by $109 and a 1% increase in wholesale units pending chargeback for the 12 months ended December 31, 2009, would reduce net revenue by $77.

The provision for chargebacks is presented in the financial statements as a reduction of revenues.

	December 31
	2008	2009
Balance at beginning of year	$76	$11,502
Provision for chargebacks	24,789	86,633
Credit or checks issued	(13,363)	(86,395)

Balance at end of year	$11,502	$11,740

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

13.	Revenue Deductions (Continued)

Cash Discounts

The Company offers cash discounts, approximating 2% of the gross sales price, as an incentive for prompt payment and occasionally may offer greater discounts and extended payment terms in support of product launches or other promotional programs. The Company’s wholesale customers typically pay within terms, and the Company accounts for cash discounts by reducing net sales and accounts receivable by the full amount of the discount offered at the time of sale. The Company considers payment performance and adjusts the accrual to reflect actual experience.

Sales Returns

Consistent with industry practice, Sagent’s return policy permits customers to return products within a window of time before and after the expiration of product dating. The Company provides for product returns and other customer credits at the time of sale by applying historical experience factors. The Company provides specifically for known outstanding returns and credits. The effect of any changes in estimated returns is taken in the current period’s income.

For returns of established products, the Company determines its estimate of the sales return accrual primarily based on historical experience, but also considers other factors that could impact sales returns. These factors include levels of inventory in the distribution channel, estimated shelf life, product recalls, product discontinuances, price changes of competitive products, and introductions of competitive new products.

Contractual Allowances

Contractual allowances, generally rebates or administrative fees, are offered to certain wholesale customers, GPOs, and end-user customers, consistent with pharmaceutical industry practices. Settlement of rebates and fees may generally occur from one to five months from date of sale. The Company provides a provision for contractual allowances at the time of sale based on the historical relationship between sales and such allowances. Contractual allowances are reflected in the consolidated financial statements as a reduction of revenues and as a current accrued liability.

14.	Income Taxes

Components of loss before income taxes are as follows:

	Year Ended December 31
	2007	2008	2009
Domestic	$(13,073)	$(30,046)	$(29,665)
Foreign	(135)	(409)	(871)

Loss before income taxes	$(13,208)	$(30,455)	$(30,536)

Deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and net operating loss and other tax credit carryforwards. These items are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce the deferred income tax assets to the amount that is more likely than not to be realized.

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

14.	Income Taxes (Continued)

The Company has generated tax losses since incorporation and management does not believe that it is more likely than not that the losses and other deferred tax assets will be utilized. As such, management has decided that a full valuation allowance is needed against the deferred tax assets. Net operating loss carryforwards of $808, $18,695, and $21,257 for the years ended December 31, 2007, 2008, and 2009, respectively, will expire in 2027, 2028, and 2029, respectively. Additional carryforwards of $54, $54, and $14 are expected to expire in 2012, 2013 and 2014, respectively. Net operating losses and carryforwards are available for use against the Company’s consolidated federal taxable income. The Company will recognize any interest and penalties accrued in relation to unrecognized tax benefits in income tax expense.

The following is a reconciliation of income tax benefits computed at the U.S. federal statutory rate to the income tax benefits reported in the consolidated statements of operations:

	Year Ended December 31
	2007	2008	2009
Benefit at statutory rate	$(4,491)	$(10,355)	$(10,382)
State income taxes, net of federal income tax	(621)	(1,426)	(307)
Foreign rate difference	46	139	296
Valuation allowance	5,021	11,529	10,240
Permanent book/tax differences	45	113	153

Total benefit for income taxes	$—	$—	$—

The tax effects of temporary differences giving rise to deferred income tax assets and liabilities were:

	Year Ended December 31
	2008	2009
Deferred tax assets:
Product development and start-up costs	$6,774	$7,164
Inventory	512	1,347
Loss and credit carryforwards	8,373	14,638
Accrued expenses, other	471	1,051
Deferred compensation	969	1,481

Total deferred tax assets	17,099	25,681
Deferred tax liabilities:
Depreciation	(65)	(57)

Total deferred tax liabilities	(65)	(57)

Net deferred tax asset	17,034	25,624
Valuation allowance	(17,034)	(25,624)

Net deferred tax	$—	$—

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

14.	Income Taxes (Continued)

The Company classifies uncertain tax positions as noncurrent income tax liabilities unless expected to be paid within one year. Classification of net deferred tax assets (liabilities) on the consolidated balance sheets is as follows:

	Year Ended December 31
	2008	2009
Current assets	$40	$73
Noncurrent liabilities	(40)	(73)

Net deferred tax assets (liabilities)	$—	$—

15	Related-Party Transactions

In 2006, the Company entered into a credit agreement with Vivo Ventures, LLC where the Company borrowed $4,200 at a 4.5% interest rate. Upon closing of the first round of sale of preferred stock in 2007, cash proceeds from the sale were reduced by the entire principal and accrued interest balance in lieu of repayment to Vivo Ventures, LLC. Vivo Ventures, LLC holds 10,000,001 and 60,238,097 shares of the Company’s common and preferred stock, respectively, at December 31, 2009, and is a principal shareholder.

As of December 31, 2009 and September 30, 2010, respectively, Sagent has a receivable of $499 and $798 from Sagent Strides LLC, which is expected to offset future profit-sharing payments.

16.	Regulatory Matters

Sagent is subject to regulatory oversight by the FDA and other regulatory authorities with respect to the development and manufacturing of its products. Failure to comply with regulatory requirements could have a significant adverse effect on Sagent’s business and operations.

17.	Litigation

Although the Company is unaware of any pending claims or litigation, Sagent is from time to time subject to claims and litigation arising in the ordinary course of business. These claims may include assertions that Sagent’s products infringe existing patents, product liability assertions, and also claims that the use of Sagent’s products has caused personal injuries. Sagent intends to defend vigorously any such litigation that may arise under all defenses that would be available to the Company. The Company does not believe that any of these proceedings, separately or in the aggregate, would be expected to have a material adverse effect on the Company’s financial position, results of operation, or cash flows.

18.	Condensed Parent Company Only Financial Statements

On June 16, 2009, the Company’s principal operating subsidiary, Sagent Pharmaceuticals, Inc, entered into a Credit and Security Agreement with Midcap Funding I, LLC, as lender and agent, along with certain other financial institutions as lenders. All obligations under the senior secured revolving credit facility are secured by a first priority lien on substantially all of the assets of our principal operating subsidiary. The senior secured revolving credit facility contains various covenants, including net sales performance, ability to incur additional indebtedness, create liens, make certain investments, pay dividends, sell assets, or enter into a merger or

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

18.	Condensed Parent Company Only Financial Statements (Continued)

acquisition. With respect to dividends, our principal operating subsidiary, as the borrower under the senior secured credit facility, is currently prohibited, subject to certain limited exceptions, from declaring dividends or otherwise making any distributions, loans or advances to us, and we expect this restriction to continue in the foreseeable future.

The following condensed financial statements present the Company’s financial position as of December 31, 2008 and 2009 and its results of operations and cash flows for the three years in the period ended December 31, 2009 on a parent-company-only basis.

In the parent company only financial statements, the Company’s investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since the date of acquisition. The Company’s share of income or loss is recorded as equity in net loss of unconsolidated joint ventures. The parent company only financial statements should be read in conjunction with the Company’s consolidated financial statements.

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

18.	Condensed Parent Company Only Financial Statements (Continued)

Sagent Holding Co.

Condensed Balance Sheets

(in thousands)

	December 31
	2008	2009
Assets
Current assets:
Cash and cash equivalents	$851	$—

Total current assets	851	—
Investment in unconsolidated joint venture	11,913	19,210
Investment in subsidiaries	25,473	19,164

Total assets	$38,237	$38,374

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$147	$—
Accrued liabilities	—	145

Total current liabilities	147	145

Redeemable preferred stock
Series A preferred stock	83,000	113,000
Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	471	1,146
Accumulated deficit	(45,381)	(75,917)

Total stockholders’ deficit	(44,910)	(74,771)

Total liabilities, preferred stock and stockholders’ deficit	$38,237	$38,374

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

18.	Condensed Parent Company Only Financial Statements (Continued)

Sagent Holding Co.

Condensed Statements of Operations

(in thousands)

	Year Ended December 31
	2007	2008	2009
Net revenue	$—	$—	$—
Cost of goods sold	—	—	—

Gross profit	—	—	—

Operating expenses:
Selling, general, and administrative	271	405	789
Equity in net loss of unconsolidated joint venture	79	358	701
Equity in net loss of unconsolidated subsidiaries	13,030	29,707	29,046

Total operating expenses	13,380	30,470	30,536

Loss from operations	(13,380)	(30,470)	(30,536)
Interest income and other	205	15	—
Interest expense	(33)	—	—

Loss before income taxes	(13,208)	(30,455)	(30,536)
Provision for income taxes	—	—	—

Net loss	$(13,208)	$(30,455)	$(30,536)

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

18.	Condensed Parent Company Only Financial Statements (Continued)

Sagent Holding Co.

Condensed Statements of Cash Flows

(in thousands)

	Year Ended December 31
	2007	2008	2009
Operating activities
Net loss	$(13,208)	$(30,455)	$(30,536)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	45	308	567
Restricted stock repurchase liability	(201)	87	51
Equity in net loss of unconsolidated joint venture	79	358	701
Equity in net loss of unconsolidated subsidiaries	13,030	29,707	29,046
Changes in operating assets and liabilities:
Due from related party	16	—	—
Accounts payable and accrued liabilities	(1,517)	(53)	(2)

Net cash used in operating activities	(1,756)	(48)	(173)

Investing activities
Investments in unconsolidated subsidiaries	(39,067)	(26,952)	(22,736)
Investment in unconsolidated joint venture	(3,459)	(7,250)	(7,999)

Net cash used in investing activities	(42,526)	(34,202)	(30,735)

Financing activities
Proceeds from issuance of stock, net of issuance costs	49,014	30,016	30,057

Net cash provided by financing activities	49,014	30,016	30,057

Net increase (decrease) in cash and cash equivalents	4,732	(4,234)	(851)
Cash and cash equivalents, at beginning of period	353	5,085	851

Cash and cash equivalents, at end of period	$5,085	$851	$—

Noncash financing activity
Reduction in note payable in exchange for Series A preferred shares	$(4,200)	$—	$—

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of Kanghong Sagent (Chengdu) Pharmaceutical Co., Ltd.

We have audited the accompanying balance sheets of Kanghong Sagent (Chengdu) Pharmaceutical Co., Ltd. (a development stage company) (the “Company”) as of December 31, 2008 and 2009 and the statements of operations, shareholders’ equity, and cash flows for the years ended December 31, 2008 and 2009 and for the period from December 29, 2006 (date of inception) to December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kanghong Sagent (Chengdu) Pharmaceutical Co., Ltd. (a development stage company) at December 31, 2008 and 2009, and the results of its operations and its cash flows for the years ended December 31, 2008 and 2009 and for the period from December 29, 2006 (date of inception) to December 31, 2009 in conformity with U.S. generally accepted accounting principles.

Ernst & Young Hua Ming

Shanghai, the People’s Republic of China

November 1, 2010

KANGHONG SAGENT (CHENGDU) PHARMACEUTICAL CO., LTD.

(a development stage company)

BALANCE SHEETS

(Amounts in thousands of U.S. Dollars)

	Note	As of December 31,
		2008	2009
Assets
Current assets:
Cash and cash equivalents		4,124	8,004
Restricted cash		261	560
Prepaid expenses and other current assets	4	30	341

Total current assets		4,415	8,905

Non-Current assets:
Property, plant and equipment, net	5	21,575	32,149
Intangible assets, net	6	1,827	1,794

Total non-current assets		23,402	33,943
Total assets		27,817	42,848

Liabilities and stockholders’ equity
Current liabilities:
Accrued employee benefits		196	293
Other payable		2,475	2,192

Total current liabilities		2,671	2,485
Non-Current liabilities:
Government grants		146	1,025

Total non-current assets		146	1,025
Total liabilities		2,817	3,510

Commitments and contingencies	8

Shareholders’ equity:
Paid-in capital (no par value)		24,701	40,701
Deficit accumulated during the development stage		(956)	(2,641)
Accumulated other comprehensive income		1,255	1,278

Total shareholders’ equity		25,000	39,338

Total liabilities and stockholders’ equity		27,817	42,848

The accompanying notes are an integral part of these financial statements

KANGHONG SAGENT (CHENGDU) PHARMACEUTICAL CO., LTD.

(a development stage company)

STATEMENTS OF OPERATIONS

(Amounts in thousands of U.S. Dollars)

		Year Ended December 31,		Period from December 29, 2006 (date of inception) to December 31, 2009
	Note	2008	2009
Operating expenses:
General and administrative expenses		(803)	(1,701)	(2,724)

Loss from operations		(803)	(1,701)	(2,724)
Interest income		43	16	83

Loss before income taxes		(760)	(1,685)	(2,641)
Income tax expense	7	—	—	—

Net loss		(760)	(1,685)	(2,641)

The accompanying notes are an integral part of these financial statements

KANGHONG SAGENT (CHENGDU) PHARMACEUTICAL CO., LTD.

(a development stage company)

STATEMENTS OF CASH FLOWS

(Amounts in thousands of U.S. Dollars)

	Year Ended December 31,		Period from December 29, 2006 (date of inception) to December 31, 2009
	2008	2009
Operating activities
Net loss	(760)	(1,685)	(2,641)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	15	40	55
Amortization	28	42	70
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(23)	(311)	(340)
Accrued employee benefits and other payables	245	142	371

Net cash used in operating activities	(495)	(1,772)	(2,485)
Investing activities
Purchases of property, plant and equipment	(15,065)	(10,924)	(29,514)
(Purchases of intangible assets)/ Refund received related to land use right	1,856	(9)	(1,519)
Government grants received	145	878	1,023
Restricted cash	(257)	(299)	(556)

Net cash used in investing activities	(13,321)	(10,354)	(30,566)
Financing activities
Capital contribution from shareholders	14,501	16,000	40,701

Net cash provided by financing activities	14,501	16,000	40,701
Net increase in cash and cash equivalents	685	3,874	7,650
Effect of foreign exchange rate changes on cash	230	6	354
Cash and cash equivalents, at beginning of year/period	3,209	4,124	—

Cash and cash equivalents, at end of year/period	4,124	8,004	8,004

Supplemental schedule of non-cash activities
Acquisition of property, plant and equipment included in other payables	2,084	(332)	2,079

The accompanying notes are an integral part of these financial statements

KANGHONG SAGENT (CHENGDU) PHARMACEUTICAL CO., LTD.

(a development stage company)

STATEMENTS OF SHAREHOLDERS’ EQUITY

(Amounts in thousands of U.S. Dollars)

	Paid-In Capital	Deficit Accumulated during the development stage	Accumulated Other Comprehensive Income	Total
Balance as of December 29, 2006 and January 1, 2007	—	—	—	—
Comprehensive income:
Foreign currency translation adjustment	—	—	365	365
Net loss	—	(196)	—	(196)
Total comprehensive income	—	(196)	365	169

Capital contribution from shareholders	10,200	—	—	10,200

Balance as of December 31, 2007	10,200	(196)	365	10,369
Comprehensive income:
Foreign currency translation adjustment	—	—	890	890
Net loss	—	(760)	—	(760)

Total comprehensive income	—	(760)	890	130
Capital contribution from shareholders	14,501	—	—	14,501

Balance as of December 31, 2008	24,701	(956)	1,255	25,000
Comprehensive income:
Foreign currency translation adjustment	—	—	23	23
Net loss	—	(1,685)	—	(1,685)

Total comprehensive income	—	(1,685)	23	(1,662)
Capital contribution from shareholders	16,000	—	—	16,000

Balance as of December 31, 2009	40,701	(2,641)	1,278	39,338

The accompanying notes are an integral part of these financial statements

KANGHONG SAGENT (CHENGDU) PHARMACEUTICAL CO., LTD.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

Years Ended December 31, 2008 and 2009, and for the

Period from December 29, 2006 (date of inception) to December 31, 2009

1.	Organization and Description of Business

Kanghong Sagent (Chengdu) Pharmaceutical Co., Ltd. (the “Company”) was incorporated on December 29, 2006 in the province of Sichuan of the People’s Republic of China and is a joint venture formed between Chengdu Konghong Technology (Group) Co., Ltd. and Sagent Holding Co to establish a production facility in Chengdu, China with the principal business of developing and manufacturing pharmaceutical products, principally injectable-based generic equivalents to branded products.

Operations of the Company substantially commenced in March 2007 and have consisted principally of raising capital, establishing facilities, and recruiting personnel. As the planned principal operations have not commenced, the Company is considered a development stage company. The Company expects increasing losses over the next two years as development efforts continue. The Company plans to meet its capital requirements primarily through the fulfillment of the joint venture partners’ remaining capital contribution, and in the longer term, borrowings and revenue from product sales and services. If financing arrangements contemplated by management are not realized, the Company may have to seek other sources of capital or reevaluate its operating plans.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Areas where management uses subjective judgment include, but are not limited to, estimating the useful lives of long-lived assets and acquired intangible assets and accounting for deferred income taxes. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the financial statements.

Fair Value of Financial Instruments

The carrying amounts of financial assets and liabilities, such as cash and cash equivalents and other current liabilities, approximate their fair values because of their short maturities.

Foreign Currency

The functional currency of the Company is Renminbi (RMB) as determined based on the criteria of Accounting Standards Codification (“ASC”) 830 “Foreign Currency Matters”. Transactions denominated in foreign currencies are remeasured into the functional currency at the exchange rates prevailing on the transaction dates. Foreign currency denominated financial assets and liabilities are remeasured at the balance sheet date exchange rate. Exchange gains and losses are recognized in the statements of operations.

KANGHONG SAGENT (CHENGDU) PHARMACEUTICAL CO., LTD.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2009, and for the

Period from December 29, 2006 (date of inception) to December 31, 2009

2.	Summary of Significant Accounting Policies (Continued)

The accompanying financial statements are presented in U.S. dollars (US$). Assets and liabilities of the Company are translated into US$ at fiscal year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the fiscal year. The resulting translation adjustments are recorded in other comprehensive income as a component of shareholders’ equity.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and demand deposits placed with banks or other financial institutions which are unrestricted as to withdrawal and use and have original maturities less than three months.

Restricted cash

Restricted cash represents amounts held by a bank in escrow as security for payments of the construction of the Company’s production facilities and therefore are not available for the Company’s use.

Property, Plant and Equipment

Property, plant and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Office equipment	3-5 years
Motor vehicles	5 years

Repair and maintenance costs are charged to expense when incurred, whereas the cost of betterments that extends the useful life of property, plant and equipment are capitalized as additions to the related assets. Retirement, sale and disposals of assets are recorded by removing the cost and related accumulated depreciation with any resulting gain or loss reflected in the statements of operations.

Property, plant and equipment that are purchased or constructed which require a period of time before the assets are ready for their intended use are accounted for as construction-in-progress. Construction-in-progress is recorded at acquisition cost, including installation costs. Construction-in-progress is transferred to specific property and equipment accounts and commences depreciation when these assets are ready for their intended use.

Intangible Assets

Intangible assets include land use right and purchased software. They are carried at cost less accumulated amortization and any impairment. Intangible assets with a finite useful life are amortized using the straight-line method over the estimated economic life of the intangible assets. The estimated useful life for the acquired intangible assets is as follows:

Purchased software	2 years
Land use right	50 years

KANGHONG SAGENT (CHENGDU) PHARMACEUTICAL CO., LTD.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2009, and for the

Period from December 29, 2006 (date of inception) to December 31, 2009

2.	Summary of Significant Accounting Policies (Continued)

Impairment of Long-lived Assets

The Company evaluates its long-lived assets or asset group, including intangible assets with finite lives, for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of an asset or a group of long-lived assets may not be recoverable. When these events occur, the Company evaluates for impairment by comparing the carrying amount of the assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the excess of the carrying amount of the asset group over its fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available for the long-lived assets. The Company did not record impairment charges associated with its long-lived assets or intangible assets for the years ended December 31, 2008 and 2009 and the period from December 29, 2006 (date of inception) to December 31, 2009.

Income Taxes

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

Effective January 1, 2009, the Company adopted ASC topic 740 (“ASC 740”), Accounting for Income Taxes, to account for uncertainty in income taxes. ASC 740 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. The cumulative effects of applying ASC 740, if any, is recorded as an adjustment to retained earnings as of the beginning of the period of adoption. The Company’s adoption of ASC 740 did not result in any adjustment to the opening balance of the Company’s accumulated deficit as of January 1, 2009. The Company has not recorded any unrecognized tax benefits as of December 31, 2009.

Government Grants

The government grants received from the period of inception through December 31, 2010 are to subsidize the funding of the Company’s purchases of its manufacturing assets. The fair value of the government grants is recorded as deferred government grants and will be amortized over the weighted average useful life of the related manufacturing assets once all attaching conditions are complied with.

Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Comprehensive income is reported in the statement of shareholders’ equity. Comprehensive income of the Company includes net income and foreign currency translation differences for the years ended December 31, 2008 and 2009 and the period from December 29, 2006 (date of inception) to December 31, 2009.

KANGHONG SAGENT (CHENGDU) PHARMACEUTICAL CO., LTD.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2009, and for the

Period from December 29, 2006 (date of inception) to December 31, 2009

2.	Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements

In January 2010, the FASB issued ASU No. 2010-06, “Disclosures about Fair Value Measurements”, ASU 2010-06, which amends ASC 820, provides for disclosure of the amount of significant transfers in or out of Level 1 and Level 2, the reasons for those transfers, as well as information in the Level 3 rollforward about purchases, sales, issuances and settlements on a gross basis. ASU 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for the requirement to provide Level 3 activity on a gross basis, which is effective for all interim and annual periods beginning after December 15, 2010. The adoption of ASU 2010-06 is not expected to have a material effect on the Company’s financial statements.

3.	Concentration of Risk

Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk primarily consist of cash and cash equivalents. As of December 31, 2008 and 2009, the Company’s cash and cash equivalents were all deposited with one financial institution located in the PRC. Management believes that the financial institution is of high credit quality and continually monitors the creditworthiness of the financial institution. Historically, deposits in Chinese banks are secure due to the state policy on protecting depositors’ interests. However, China promulgated a new Bankruptcy Law in August 2006 that came into effect on June 1, 2007, which contains a separate article expressly stating that the State Council may promulgate implementation measures for the bankruptcy of Chinese banks based on the Bankruptcy Law. Under the new Bankruptcy Law, a Chinese bank may go into bankruptcy. In addition, since China’s concession to the World Trade Organization, foreign banks have been gradually permitted to operate in China and have been significant competitors against Chinese banks in many aspects, especially since the opening of the Renminbi business to foreign banks in late 2006. Therefore, the risk of bankruptcy of the Chinese bank in which the Company has deposits has increased. In the event of bankruptcy of the bank which holds the Company’s deposits, it is unlikely to claim its deposits back in full since it is unlikely to be classified as a secured creditor based on PRC laws.

Currency convertibility risk

A significant portion of the Company’s businesses are transacted in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

Foreign currency exchange rate risk

From July 21, 2005, the RMB has been permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. The appreciation of the RMB against U.S. dollars was approximately 0.1% and 6.4% in the years ended December 31, 2008 and 2009 respectively. While the international reaction to the appreciation of the RMB has generally been positive, there remains significant international pressure on the PRC Government to adopt an even more flexible currency policy, which could result in a further and potentially more significant appreciation of the RMB against the U.S. dollar.

KANGHONG SAGENT (CHENGDU) PHARMACEUTICAL CO., LTD.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2009, and for the

Period from December 29, 2006 (date of inception) to December 31, 2009

4.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

	December 31,
	2008	2009
	(Amounts in thousands of U.S. Dollars)
Prepayment for testing materials	—	311
Other receivables	30	30

	30	341

5.	Property, Plant and Equipment

Property, plant and equipment consist of the following:

	December 31,
	2008	2009
	(Amounts in thousands of U.S. Dollars)
At cost:
Office equipment	49	71
Vehicles	124	124

	173	195
Less accumulated depreciation	(15)	(56)

	158	139
Construction in progress	21,417	32,010

	21,575	32,149

For the years ended December 31, 2008 and 2009 and the period from December 29, 2006 (date of inception) to December 31, 2009, depreciation expenses were $15,000, $40,000 and $55,000, respectively, and were included in general and administrative expenses.

6.	Intangible Assets

Intangible assets consist of the following:

December 31, 2008	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Book Value
(Amounts in thousands of U.S. Dollars)	(In years)
Purchased software	2	3	(1)	2
Land use right	50	1,855	(30)	1,825

Total		1,858	(31)	1,827

KANGHONG SAGENT (CHENGDU) PHARMACEUTICAL CO., LTD.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2009, and for the

Period from December 29, 2006 (date of inception) to December 31, 2009

6.	Intangible Assets (Continued)

December 31, 2009	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Book Value
(Amounts in thousands of U.S. Dollars)	(In years)
Purchased software	2	12	(7)	5
Land use right	50	1,855	(66)	1,789

Total		1,867	(73)	1,794

Amortization expense of intangible assets for the years ended December 31, 2008 and 2009 and for the period from December 29, 2006 (date of inception) to December 31, 2009 amounted to $28,000, $42,000 and $70,000, respectively, and were recorded in general and administrative expenses.

The future amortization of intangible assets is as follows:

Year Ending December 31,
(Amounts in thousands of U.S. Dollars)
2010	42
2011	37
2012	37
2013	37
2014	37
Thereafter	1,604

1,794

7.	Income Taxes

In accordance with the PRC Corporate Income Tax Law (the “New CIT Law”) which was approved and became effective on January 1, 2008, the provision for Mainland China current income tax has been based on a statutory rate of 25% of the assessable profits of the Company for the years ended December 31, 2008 and 2009.

Loss before income taxes for the years ended December 31, 2008 and 2009 were all derived in the PRC.

The Company’s total income tax expense for the years ended December 31, 2008 and 2009 is zero, and differs from the theoretical amount that would arise using the PRC statutory income tax rate primarily due to the effects of valuation allowances on the deferred tax assets generated during the respective years.

Deferred tax assets reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company has deferred tax assets of $621,000, which are fully offset by a valuation allowance. The significant components of the deferred tax assets are related to pre-operating expenses.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not, that some portion, or all, of the deferred tax assets will not be realized. The ultimate realization of deferred tax

KANGHONG SAGENT (CHENGDU) PHARMACEUTICAL CO., LTD.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2009, and for the

Period from December 29, 2006 (date of inception) to December 31, 2009

7.	Income Taxes (Continued)

assets is dependent upon the generation of future taxable income during the periods in which the temporary differences become deductible. Management considers the projected future taxable income and tax planning strategies in making this assessment. Based on the Company’s historical tax position and their projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that all deferred tax assets will not be realized.

Based upon the Company’s evaluation of its income tax positions as of December 31, 2009, the Company has no unrecognized tax positions. As of December 31, 2009, the tax years ended December 31, 2007 through 2009 for the PRC entities remain open for statutory examination by the PRC tax authorities.

8.	Commitment and Contingencies

Purchase Commitments

As of December 31, 2009, the Company had outstanding purchase commitments related to property, plant and equipment in the amount of $10,793,000, which are all due within one year.

9.	Fair Value Measurement

The Company applies ASC topic 820, Fair Value Measurements and Disclosures. ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 requires disclosures to be provided on fair value measurement.

ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

Level 3—Unobservable inputs which are supported by little or no market activity.

ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

In accordance with ASC 820, the Company measures cash equivalents at fair value. Cash equivalents are classified within Level 1 as the cash equivalents are valued using quoted market prices.

KANGHONG SAGENT (CHENGDU) PHARMACEUTICAL CO., LTD.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2009, and for the

Period from December 29, 2006 (date of inception) to December 31, 2009

10.	Subsequent Events

In accordance with ASC 855, “Subsequent Events”, as amended by ASU 2010-09, the Company evaluated subsequent events through November 1, 2010, which was also the date that the financial statements were available to be issued.

Additional capital injection

In April 2010, the two shareholders of the Company contributed a total amount of $9,300,000 into the Company, bringing the total Paid-In Capital of the Company to $50,000,000.

Bank loan facility

On August 24, 2010, the Company obtained a credit facility in the amount of RMB83,000,000 with a 5 year term. The credit facility is secured by the land use right and fixed assets of the Company. The interest rate is the basic rate of People’s Bank of China on the date of the draw under the credit facility. The Company drew RMB10,000,000 under the credit facility on October 29, 2010.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than the underwriting discounts and commissions payable by us, in connection with the offer and sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee.

SEC registration fee		$7,130
FINRA filing fee		$10,500
Exchange listing fee		*
Printing expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous expenses		*

Total expenses	$	*

*	To be provided by amendment.

Item 14.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL (“Section 145”), provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our certificate of incorporation will provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification to our directors and officers by the underwriters against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities.

Set forth below is certain information regarding the shares of our capital stock issued, and equity awards granted, by us within the past three years that were not registered under the Securities Act, the consideration, if any, received by us for such shares or equity awards and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed. No underwriters were involved in any of the issuances or grants described below.

The table below sets forth certain information regarding our sales of unregistered securities since January 1, 2007:

Date of Sale	Title of Security	Number of Shares	Proceeds
March 2, 2007	Series A Preferred Stock	20,000,000	$20,000,000
September 4, 2007	Series A Preferred Stock	33,000,000	33,000,000
August 28, 2008	Series A Preferred Stock	30,000,000	30,000,000
May 19, 2009	Series A Preferred Stock	30,000,000	30,000,000
March 22, 2010	Series B Preferred Stock	7,000,000	9,800,000
April 6, 2010	Series B-1 Preferred Stock	21,428,571	30,000,000
April 6, 2010	Warrants to purchase Series B-1 Preferred Stock	4,421,768	—
August 1, 2010	Series B Preferred Stock	714,285	1,000,000
August 20, 2010	Series B Preferred Stock	3,571,428	5,000,000

The offers, sales and issuances of these securities were deemed to be exempt from registration under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act since each such transaction did not involve a public offering. In that regard, each purchaser of these securities represented to us in connection with such offer and sale that it was an “Accredited Investor” within the meaning of Rule 501 of Regulation D under the Securities Act and that it was acquiring such securities in these transactions for investment only and not with a view to or for sale in connection with any distribution thereof. These offers, sales and issuances were generally made to existing stockholders or persons with whom we otherwise had an existing business relationship.

Since January 1, 2007, we have issued options to purchase 10,142,615 shares of our common stock and 2,245,000 shares of restricted stock pursuant to certain of our employees under our 2007 Global Share Plan. These grants were made in the ordinary course of business and did not involve any cash payment from the recipients. These grants did not involve a “sale” of securities for purposes of Section 2(3) of the Securities Act and were otherwise made in reliance on Rule 701 under the Securities Act.

Appropriate legends were affixed to the securities issued in all of these transactions. None of the share numbers set forth in this Item 15 have been adjusted to give effect to the Reincorporation.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

The exhibit index attached hereto is incorporated herein by reference.

(b) Financial Statement Schedules

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Sagent Holding Co.

We have audited the consolidated financial statements of Sagent Holding Co. as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, and have issued our report thereon dated November 14, 2010 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of Form S-1 of this Registration Statement. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Chicago, Illinois

November 14, 2010

SCHEDULE II—Valuation and Qualifying Accounts

Sagent Holding Co.

December 31, 2009

(in thousands)

Col. A	Col. B	Col. C		Col. D	Col. E
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
Chargeback Allowance
Year Ended December 31, 2009	$11,502	$86,633	$—	$86,395	$11,740
Year Ended December 31, 2008	$76	$24,789	$—	$13,363	$11,502
Year Ended December 31, 2007	$—	$76	$—	$—	$76

Allowance for Cash Discounts
Year Ended December 31, 2009	$285	$2,532	$—	$2,446	$371
Year Ended December 31, 2008	$10	$943	$—	$668	$285
Year Ended December 31, 2007	$—	$10	$—	$—	$10

Allowance for Credits
Year Ended December 31, 2009	$706	$780	$—	$554	$932
Year Ended December 31, 2008	$50	$723	$—	$67	$706
Year Ended December 31, 2007	$—	$50	$—	$—	$50

Deferred Tax Valuation Allowance
Year Ended December 31, 2009	$17,034	$8,590	$—	$—	$25,624
Year Ended December 31, 2008	$5,504	$11,530	$—	$—	$17,034
Year Ended December 31, 2007	$484	$5,020	$—	$—	$5,504

Inventory Reserve Allowance
Year Ended December 31, 2009	$385	$457	$—	$—	$842
Year Ended December 31, 2008	$—	$385	$—	$—	$385
Year Ended December 31, 2007	$—	$—	$—	$—	$—

Item	17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon

Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) In a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Schaumburg, state of Illinois, on December 3, 2010.

Sagent Holding Co.

By:	/s/ JEFFREY YORDON
Name:	Jeffrey Yordon
Title:	President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Sagent Holding Co., hereby severally constitute and appoint Jeffrey Yordon, Ronald Pauli and Michael Logerfo, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ JEFFREY YORDON Jeffrey Yordon	President, Chief Executive Officer (principal executive officer)	December 3, 2010

/s/ RONALD PAULI Ronald Pauli	Chief Financial Officer (principal financial officer)	December 3, 2010

/s/ DAVE HEBEDA Dave Hebeda	Vice President, Finance (principal accounting officer)	December 3, 2010

/s/ MARY TAYLOR BEHRENS Mary Taylor Behrens	Director	December 3, 2010

/s/ ROBERT FLANAGAN Robert Flanagan	Director	December 3, 2010

/s/ ANTHONY KRIZMAN Anthony Krizman	Director	December 3, 2010

/s/ FRANK KUNG, PH.D Frank Kung, Ph.D	Director	December 3, 2010

/s/ JAMES SPERANS James Sperans	Director	December 3, 2010

/s/ CHEN-MING YU, PH.D Chen-Ming Yu, Ph.D	Director	December 3, 2010

EXHIBIT INDEX

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement.
3.1		Sixth Amended and Restated Memorandum of Association of Sagent Holding Co.
3.2		Sixth Amended and Restated Articles of Association of Sagent Holding Co.
3.3	*	Form of Certificate of Incorporation of Sagent Pharmaceuticals, Inc.
3.4	*	Form of Bylaws of Sagent Pharmaceuticals, Inc.
4.1	*	Specimen Common Stock certificate.
5.1		Opinion of Kirkland & Ellis LLP.
10.1		Credit and Security Agreement, dated as of June 16, 2009, by and among Sagent Pharmaceuticals, Inc., certain subsidiaries of the borrower named therein, and Midcap Funding I, LLC.
10.2		Limited Waiver and Amendment No. 1 Regarding Credit Agreement, dated as of December 9, 2009, by and among Sagent Pharmaceuticals, Inc. and Midcap Funding I, LLC.
10.3		Limited Waiver and Amendment No. 2 Regarding Credit Agreement, effective as of March 1, 2010, by and among Sagent Pharmaceuticals, Inc. and Midcap Funding I, LLC.
10.4		Amendment No. 3 Regarding Credit Agreement, effective as of May 31, 2010, by and among Sagent Pharmaceuticals, Inc., Midcap Funding IV, LLC and Silicon Valley Bank.
10.5	*	Form of 2011 Incentive Compensation Plan.
10.6	*	Form of Stock Option Agreement under the 2011 Incentive Compensation Plan.
10.7	*	Form of Restricted Stock Agreement under the 2011 Incentive Compensation Plan.
10.8		Fourth Amended and Restated Members Agreement, dated as of September 3, 2010, by and among the registrant and certain investors named therein.
10.9		Third Amended and Restated Right of First Refusal and Co-Sale Agreement. dated as of September 3, 2010, by and among the registrant and certain investors and key ordinary shareholders named therein.
10.10		Fourth Amended and Restated Voting Agreement, dated as of September 3, 2010, by and among the registrant and certain investors and key ordinary shareholders named therein.
10.11		Sagent Holding Co. Series A Preference Shares Purchase Agreement, dated as of May 19, 2009, by and between the registrant and certain purchasers named therein.
10.12		Sagent Holding Co. Series B-1 Preference Shares and Warrant Purchase Agreement, dated as of April 6, 2010, by and between the registrant and Key Gate Investments Limited.
10.13		Warrant to Purchase 2,380,952 Preference Shares of Sagent Holding Co. sold pursuant to Sagent Holding Co. Series B-1 Preference Shares and Warrant Purchase Agreement, among the registrant and Key Gate Investments Limited, dated April 6, 2010.
10.14		Warrant to Purchase 2,040,816 Preference Shares of Sagent Holding Co. sold pursuant to Sagent Holding Co. Series B-1 Preference Shares and Warrant Purchase Agreement, among the registrant and Key Gate Investments Limited, dated April 6, 2010.
10.15		Sagent Holding Co. Amended and Restated 2007 Global Share Plan.
10.16		Form of Stock Option Agreement under the Sagent Holding Co. Amended and Restated 2007 Global Share Plan.
10.17	*	Form of Employment Agreements for Named Executive Officers.
10.18	†	Manufacture and Supply Agreement, dated as of December 17, 2007, by and among Sagent Pharmaceuticals, Inc., A.C.S. Dobfar S.p.a. and its affiliate, WorldGen LLC.
10.19	†	Development and Supply Agreement, dated as of June 27, 2008, as amended, by and between Sagent Holding Co. and Gland Pharma Limited.
21.1		List of subsidiaries of Sagent Holding Co.

Exhibit Number	Description
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of Ernst & Young Hua Ming, independent auditors.
23.3	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on signature page).

*	To be filed by amendment.
†	Certain confidential portions have been omitted pursuant to a request for confidential treatment, which has been separately filed with the Securities and Exchange Commission.